UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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Palo Alto Networks, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023
PROXY STATEMENT

NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS

paloalto® NETWORKS | Cybersecurity Partner of Choice

WHAT WE DO

Palo Alto Networks is the world's cybersecurity leader. We innovate to outpace cyberthreats so that organizations can embrace technology with confidence. We provide next-gen solutions to thousands of customers across the globe, across all sectors. Our best-in-class cybersecurity platforms and services are strengthened by industry-leading threat intelligence and state-of-the-art automation.

Whether deploying our products to enable the Zero Trust Enterprise, responding to a security incident, or partnering to deliver better security outcomes through a world-class partner ecosystem, we're committed to helping ensure each day is safer than the one before. It's what makes us the cybersecurity partner of choice.

OUR VISION

Letter from the Chair

Our strategy is resonating with customers, driving continued consolidation, and delivering superior security outcomes.

Dear Fellow Stockholders:

Fiscal 2023 required a commitment to stellar execution, and we are proud of the performance that our employees delivered throughout the year. Despite an evolving and unpredictable macroeconomic environment, we delivered meaningful growth, met our commitments, and advanced our long-term strategy.

Fiscal 2023 was another year of strong financial performance at Palo Alto Networks. Our billings of $9.19 billion (a 23% year-over-year increase), revenue of $6.89 billion (a 25% year-over-year increase), and NGS ARR of $2.95 billion (a 56% year-over-year increase) demonstrate that our platform strategy is deeply resonating with customers. Our SASE and Cortex products each achieved over $1 billion in bookings during fiscal 2023, and our Prisma Cloud product exceeded $500 million in ARR. We are particularly proud of the traction that our XSIAM product is achieving, with over $200 million in bookings within the first year of release. In June, we joined the S&P 500, which reflects our consistent top-line and bottom-line execution.

More than ever, our services are critical to the sanctity of our digital way of life. Governments, intelligence experts, and policymakers are embracing a truth that we have long known – that organizations must embrace new approaches to implementing security solutions to defeat motivated, well-financed and ever more sophisticated cyber attackers. It is precisely for this reason that we invested over $1.6 billion in fiscal 2023 in research and development so that our 4,400 engineers, data scientists and other experts keep us on the bleeding edge of cybersecurity invention. Since fiscal 2019, we have deployed over 180 major product releases and have received over 20 industry recognitions.

This heritage of innovation – and our instinct to always have an eye on the frontier of technological change – uniquely prepares us to harness the power of a new generation of artificial intelligence tools. We recognized early how important AI would be to cybersecurity to ensure that our customers enjoy cyber protections that meet and defeat rapidly evolving cyber threats. Generative AI technology will accelerate the promise of AI. We embrace this signal moment of change for our company, our industry and the broader economy and will lead in AI-powered cybersecurity solutions.

Of course, none of these accomplishments are possible without the dedication and engagement of our over 13,000 global employees as of July 31, 2023. We continue to prioritize an employee-centric people strategy grounded on core tenants of personalization and choice that are built upon our core values of collaboration, execution, integrity, inclusion and disruption. We are proud of the workplace recognitions that the company received in fiscal 2023, including Newsweek’s “Most Loved Workplace”, Glassdoor’s “Best Places to Work” and multiple award categories from Comparably, InHerSight and Military Friendly.

* * * * *

As in the past, this year’s Proxy Statement is constructed to maximize clarity and understanding about the company’s strategies, successes and challenges. Several of our key initiatives are worth prefacing here.

Stockholder Engagement. We remain guided by, and appreciative of, the perspectives of our stockholders as expressed through their engagement with us. Throughout fiscal 2023, we once again executed an extensive stockholder outreach program. In total, we engaged in discussions with stockholders holding approximately 61% of our outstanding shares as of June 30, 2023. John Donovan, our Lead Independent Director, remained at the forefront of our engagement efforts and participated in 21 meetings with stockholders holding approximately 31% of our outstanding shares as of June 30, 2023. In addition to our financial outlook, our stockholders conversed with us about our executive compensation, sustainability, corporate governance practices, and inclusion and diversity, as well as other topics of import to them. We will continue this valuable dialogue with our investors in the coming year, and are committed to maintaining outreach that is truly a dialogue with our stockholders.

Executive Compensation. In June, we disclosed the terms and parameters of the retention award granted to me, and our Compensation and People Committee wrote you a detailed letter discussing their rationale for making it. I encourage you to read the letter from our Compensation and People Committee accompanying the CD&A in this year’s Proxy Statement for their views on my award and on our executive compensation program more broadly, particularly as it relates to our pay-for-performance philosophy and how we performed against that backdrop. I am honored by the Board’s faith in me, and I intend to reward that faith by leading our company to bigger and better achievements over the years to come.

2023 Proxy Statement	3

Letter from the Chair

Our Commitment to Responsible Business Practices. We recognize our responsibilities to provide safety, security and sustainability to our workforce, suppliers, communities and environment. Elsewhere in this Proxy Statement, we discuss our efforts throughout fiscal 2023 to reduce our impacts on climate change, to uplift and help protect our communities and to operate with integrity in all we do. Your Board and executive leadership team take seriously their duty to oversee these environmental, social and governance (ESG) strategies and are proud of our progress to date, which contributed to our recognition on CDP’s 2022 Climate A-List, Sustainalytics Industry Top Rated and MSCI’s AA rating.

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Palo Alto Networks, Inc. to be held on Tuesday, December 12, 2023 at 11:00 A.M., Pacific Time.

This year’s annual meeting will be a virtual meeting conducted via a live webcast. You will be able to listen to the annual meeting, submit your questions, and vote during the live webcast of the meeting by visiting www.virtualstockholdermeeting.com/PANW2023 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials. If you did not receive a 16-digit control number, please reach out to your broker for further instructions.

On behalf of our Board, we thank you for your investment in Palo Alto Networks and for your continued trust. We look forward to the annual meeting on December 12, 2023.

Thank you,

Nikesh Arora
Chair and
Chief Executive Officer

4

Letter from the Lead Independent Director

Fiscal 2023 was a year of great achievement at Palo Alto Networks. In the face of a challenging macroeconomic environment, our management team and employees delivered outstanding financial results and our company continues to lead in cybersecurity innovation.

Dear Fellow Stockholders:

It is my honor to serve on the Palo Alto Networks Board of Directors as your lead independent director. This year, I thought it important that I write you separately on behalf of the independent members of the Board.

Fiscal 2023 was an important year for the company. We enjoyed another strong year of execution by our management team and our employees, and the Board is proud of the company’s achievements. We once again achieved record financial results, and continued to blaze a trail of innovation. We also continued to make excellent progress in our goal of being best in class when it comes to environmental sustainability, social responsibility, and corporate governance.

For fiscal 2023, as always, the Board’s primary responsibility was to oversee the company’s efforts to deliver meaningful and sustainable value to our stockholders. Critical to fulfilling that responsibility to you was retaining Nikesh Arora as our Chief Executive Officer for the long term. Our Compensation and People Committee undertook a rigorous and data-driven assessment of the issue, guided not only by input from leading experts in this area, but also by feedback from you. I personally took on the responsibility of soliciting input and guidance from our stockholders during the many meetings that I had in fiscal 2022 and fiscal 2023. We found your input to be very valuable and instructive for our deliberations.

The Board’s deliberations led us to a simple conclusion that retaining Nikesh as our Chief Executive Officer is in the best interests of the company and our stockholders. For the past five years, Nikesh has typified our leadership ethos – one that values high integrity and high performance for the benefit of our stockholders. He has led the transformation of our company from a market leader in next generation firewalls into the world’s cybersecurity leader, with best-of-breed products across network security, cloud security and security operations. During his tenure, our total revenue and total billings have grown from $2.3 billion and $2.9 billion, respectively, in fiscal 2018 to $6.9 billion and $9.2 billion, respectively, in fiscal 2023. Our product innovation has accelerated from 13 major product releases in fiscal 2019 to 74 in fiscal 2023. And, our market capitalization increased from $19.1 billion (as of May 31, 2018, the last trading day prior to announcing Nikesh as our Chief Executive Officer) to $76.5 billion (as of July 31, 2023, the last day of fiscal 2023). With Nikesh at the helm, Palo Alto Networks has delivered extraordinary value creation for our stockholders and has become the largest pure-play cybersecurity company in the world.

I encourage you to read the CD&A and the Letter from our Compensation and People Committee included in this year’s Proxy Statement, wherein we explain in further detail the rationale for the retention award we made to Nikesh and why we believe that it was the right thing to do for our stockholders.

On behalf of our Board, I thank you for your investment in Palo Alto Networks and for your continued trust. I look forward to the annual meeting on December 12, 2023.

Thank you,

John M. Donovan
Lead Independent Director

2023 Proxy Statement	5

Palo Alto Networks, Inc.
Notice of 2023 Annual Meeting of Stockholders

DATE AND TIME Tuesday, December 12, 2023 11:00 AM Pacific Time	VIRTUAL MEETING SITE www.virtualshareholdermeeting.com/ PANW2023	WHO CAN VOTE Stockholders of record as of October 16, 2023 are entitled to vote

Voting Items

Proposals	Board Vote Recommendation	For Further Details
1. To elect four Class III directors named in the accompanying proxy statement to serve until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified.	“FOR” each director nominee	Page 45
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2024.	“FOR”	Page 57
3. To approve, on an advisory basis, the compensation of our named executive officers.	“FOR”	Page 60
4. To approve an amendment to the 2021 Palo Alto Networks, Inc. Equity Incentive Plan to increase the number of plan shares reserved for issuance.	“FOR”	Page 108

Stockholders will also act on such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT. Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting online. On or about October 27, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report and how to vote. For instructions to vote your shares and more information, see “About the Annual Meeting” on page 123.

We appreciate your continued support of Palo Alto Networks and look forward to receiving your proxy.

By Order of the Board of Directors,

Bruce Byrd
Executive Vice President, General Counsel and Corporate Secretary
October 27, 2023

HOW TO VOTE
ONLINE Visit www.proxyvote.com prior to the Annual Meeting, 24 hours a day, seven days a week.	BY PHONE Call the phone number located on your proxy card or voting instruction form.	BY MAIL Complete, sign, date and return your proxy card or voting instruction form in the envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON DECEMBER 12, 2023: THE NOTICE OF 2023 ANNUAL STOCKHOLDERS’ MEETING AND PROXY STATEMENT AND THE 2023 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.PROXYVOTE.COM.

6

3	Letter from the Chair
5	Letter from the Lead Independent Director
6	Notice of 2023 Annual Meeting of Stockholders
8	About Us
10	Our Board at a Glance
12	Our Corporate Governance at a Glance
13	Stockholder Engagement at a Glance
14	Executive Compensation at a Glance
16	Corporate Responsibility at a Glance
17	Proxy Roadmap
18	Corporate Governance
	18	Corporate Governance Highlights
	19	Board Responsiveness to Stockholders
	22	Leadership Structure
	25	Board Committees and Responsibilities
	30	Annual Board and Committee Self-Evaluations
	31	Board’s Role in Strategy Oversight
	32	Board’s Role in Risk Oversight
	33	Succession Planning
	33	Communications with the Board of Directors
	33	Corporate Governance Guidelines and Code of Business Conduct and Ethics
	33	Compensation and People Committee Interlocks and Insider Participation
34	Corporate Responsibility at Palo Alto Networks
	34	An Overview of Our Environmental, Social and Governance Strategies
	34	ESG Oversight and Governance
	36	Environmental
	38	Social
	43	Our ESG Journey
44	Voting Roadmap
45	Proposal No. 1 Election of Directors
	46	Director Tenure and Refreshment
	46	Board Diversity
	47	Board Skills and Experience Matrix
	48	Directors
	53	Identification and Evaluation of Director Nominees
	54	Director Independence
	55	Director Compensation
	56	Director Stock Ownership Guidelines
	56	Director Attendance
57	Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm
	57	Fees Paid to the Independent Registered Public Accounting Firm
	57	Auditor Independence
	58	Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
	59	Report of the Audit Committee
60	Proposal No. 3 Advisory Vote on the Compensation of our Named Executive Officers
61	Executive Compensation
	61	Letter from our Compensation and People Committee
	64	Compensation Discussion and Analysis
	92	Report of the Compensation and People Committee
	93	Executive Compensation Tables
	106	Executive Officers
108	Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan
	108	Why Should Stockholders Vote to Approve the Amendment to the 2021 Plan?
	111	Summary of the 2021 Plan
120	Security Ownership of Certain Beneficial Owners and Management
122	Related Person Transactions
123	About the Annual Meeting
129	Other Matters
130	Appendix A
132	Appendix B
HIGHLIGHTS
10	Our Board at a Glance
12	Our Corporate Governance at a Glance
34	Corporate Responsibility at Palo Alto Networks
47	Board Skills and Experience Matrix
61	Letter from our Compensation and People Committee
64	Compensation Discussion and Analysis
108	Amendment to Our 2021 Equity Incentive Plan

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our social, environmental and sustainability plans and goals, and executive compensation plans, made in this document are forward-looking. We use words such as anticipates, plan, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2023 Annual Report on Form 10-K. Unless otherwise provided herein, all statements in this proxy statement are as of October 27, 2023.

References to our website in this proxy statement are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

In this proxy statement, the terms “the Company”, “we,” and “our” refer to Palo Alto Network, Inc. and the term “Board” refers to the Board of Directors of Palo Alto Networks, Inc.

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the Letters from the Chair and the Lead Independent Director and the sections of this proxy statement titled “Report of the Audit Committee” and “Report of the Compensation and People Committee” shall not be deemed to be so incorporated, unless specifically stated otherwise in such filing.

2023 Proxy Statement	7

About Us

Our Company

Palo Alto Networks is a global cybersecurity provider with a vision of a world where each day is safer and more secure than the one before. We were incorporated in Delaware in 2005 and are headquartered in Santa Clara, California. Our principal executive offices are located at 3000 Tannery Way, Santa Clara, CA 95054.

We empower enterprises, organizations, service providers, and government entities to protect themselves against today’s most sophisticated cyber threats. Our cybersecurity platforms and services help secure enterprise users, networks, clouds, and endpoints by delivering comprehensive cybersecurity backed by industry-leading artificial intelligence and automation. We are a leading provider of zero trust solutions, starting with next-generation zero trust network access to secure today’s remote hybrid workforces and extending to securing all users, applications and infrastructure with zero trust principles. Our security solutions are designed to reduce customers’ total cost of ownership by improving operational efficiency and eliminating the need for siloed point products. Our Company focuses on delivering value in four fundamental areas: Network Security, Cloud Security, Security Operations, and Threat Intelligence and Security Consulting.

Our Corporate Values

Our corporate decisions are guided by our corporate values, which were co-created by our employees. Foremost among these is integrity, which is the foundation of everything we do and every decision we make. We believe that collaboration enhances our ability to disrupt entrenched beliefs, which we think ultimately leads to innovation. Our ability to execute on our innovations and deliver products and services that address the cybersecurity needs of our customers is critical to our long-term success. Finally, we are intentional about including diverse points of view, perspectives, experiences, backgrounds and ideas in our decision-making process. True inclusion and diversity exists when we have representation of all ethnicities, orientations and identities, and cultures in our workforce. We believe that our core values make us a better company.

Palo Alto Networks earned multiple workplace recognitions from Comparably including #2 “Best Company in the Bay Area” and “Best Company Leadership” based on employee feedback.	For the second consecutive year, Palo Alto Networks received a score of 100 on the Disability Equality Index and was recognized as a Best Place to Work for Disability.	Palo Alto Networks earned a spot among Glassdoor’s 100 Best Places to Work, based on employee feedback.	Newsweek once again recognized Palo Alto Networks as a “Most Loved Workplace” based on employee feedback and certification by the Best Practice Institute.
March & May 2023 (Comparably)	July 2023 (Disability:IN)	January 2023 (Glassdoor)	Oct. 2023 (Newsweek)

8

About Us

Our 2023 Financial and Business Highlights
We delivered another year of outstanding results for our stockholders in fiscal 2023, with a strong year of financial performance and execution. Highlights include:
●Total revenue increased to $6.9 billion, or by approximately 25% compared to fiscal 2022.
●Total billings increased to $9.2 billion, or by approximately 23% compared to fiscal 2022.[1]
●Next-Gen Security ARR increased to $2.95 billion, or by approximately 56% compared to fiscal 2022.[2]
●Continued to return capital to our stockholders through our stock repurchase program, totaling $3.9 billion over the last five years.
●Accelerated our product innovation efforts, with 74 major product releases.[3]
Building a Stronger Palo Alto Networks
TOTAL REVENUE ($ in millions)	TOTAL BILLINGS ($ in millions)

NEXT-GEN SECURITY ARR ($ in millions)	PRODUCT INNOVATION Major Product Releases

RETURN OF CAPITAL Fiscal 2019-2023 $3.9 Billion

1.	Total billings is a key financial metric calculated as total revenue plus change in total deferred revenue, net of total acquired deferred revenue. Appendix A includes a calculation of total billings.
2.	Next-Gen Security ARR is annualized allocated revenue of all active contracts as of the final day of the reporting period for Prisma and Cortex offerings inclusive of the VM-Series and related services, and certain cloud-delivered security services.
3.	Major product release is defined as full or dot release with significant new capability, new or add-on modules, or subscription services, new software or hardware appliance models, significant PAN-OS, acquired capabilities and significant new platform support.

2023 Proxy Statement	9

Our Board at a Glance

Our Board comprises a diverse group of highly qualified leaders in their respective fields who bring unique perspectives. All directors have either held senior leadership positions at large companies or otherwise gained significant and wide-ranging management experience in their respective fields (including strategic, financial, public company financial reporting, compliance, risk management, and leadership development). Many of our directors also have public company experience (serving as chief executive officer, chief operating officer, or chief financial officer, or on boards of directors and board committees), and as a result have a deep understanding of corporate governance practices, including risk and management oversight.

10

Our Board at a Glance

2023 Proxy Statement	11

Our Corporate Governance at a Glance

12

Stockholder Engagement at a Glance

We are proud of our investor engagement program, and committed to maintaining outreach that is truly a dialogue with our stockholders. Our relationship with our stockholders is an important part of our Company’s success. In fiscal 2023, we once again engaged in robust stockholder engagement, with a focus on executive compensation, environmental sustainability, social responsibility, and corporate governance (ESG), and other matters of particular import to our stockholders. Our Lead Independent Director played a central role in developing and implementing our program, and once again actively participated in our stockholder engagement efforts in fiscal 2023.

Our Lead Independent Director and management team regularly update our Board and Board committees on our engagement efforts, providing summaries and analyses of our stockholders’ feedback. The feedback that we received from our stockholders resulted in significant improvement in our compensation and corporate governance practices, as described in detail in this proxy statement, including our adoption of majority voting for uncontested elections of our directors in May 2022.

We believe that our approach to engaging directly and openly with our investors drives increased corporate accountability, improves decision making, and ultimately creates long-term value.

We reached out to stockholders representing 64% of our outstanding shares.	We engaged in discussions with investors representing 61% of our outstanding shares (which is all stockholders that indicated a willingness to engage with us).	Our Lead Independent Director participated in discussions (21 meetings) with investors representing 31% of our outstanding shares, while offering meetings to investors representing 48% of our outstanding shares.
*	Stockholder ownership, to our knowledge, as of June 30, 2023.

Below are the key elements of our stockholder engagement cycle:

2023 Proxy Statement	13

Executive Compensation at a Glance

Our Compensation Best Practices

In fiscal 2023, we continued to execute on our redesigned executive compensation programs, meeting the commitments we made to our stockholders in our 2021 and 2022 proxy statements. Our compensation programs reflect recognized best practices and principles that align the compensation of our named executive officers ("NEOs") with the long-term interests of our stockholders and are supported by market benchmarks.

ROBUST AND INDEPENDENT COMPENSATION DECISION-MAKING, ALIGNED WITH OUR CORPORATE VALUES
✓100% independent Compensation and People Committee ✓Independent compensation consultant	✓Annual review of compensation strategy ✓Consideration of annual say-on-pay vote

COMPENSATION BEST PRACTICES
✓Robust process and framework drive executive compensation decisions
✓Significant majority of compensation is performance-based and at-risk
✓100% of equity awards granted to our NEOs in fiscal 2023 were performance-based, with different performance targets than the cash incentive plan
✓100% of short-term incentive cash compensation is performance-based and at-risk
✓No single trigger vesting of equity awards on occurrence of a change in control
✓No dividends paid on unvested equity
✓Robust stock ownership guidelines
✓Meaningful clawback policy

✓No hedging or pledging, except limited pledging permitted with the prior approval of the ESG and Nominating Committee
✓Limited perquisites and personal benefits
✓No defined benefit plans or SERPs
✓Assessing and implementing the advice of independent compensation consultant, including a new decision-making framework that further ensures alignment of executive compensation decisions with our pay-for-performance philosophy
✓Inclusion of ESG modifier in cash incentive plan, which modifies the annual incentive cash compensation (plus or minus 10%), based on our performance relative to an ESG scorecard with climate, inclusion and human capital metrics
✓One-year post-vesting holding period for all NEOs, including our Chief Executive Officer

Significant At-Risk Compensation

Our executive compensation program is tied to our financial and operational performance. The graphs below illustrate the predominance of at-risk and performance-based components of our fiscal 2023 compensation program for our Chief Executive Officer and other named executive officers.

CEO	AVERAGE OF OTHER NEOs
(1)	Graph reflects Mr. Arora’s target base salary of $1 million, regardless of any portion that he forwent.
(2)	Does not include the June 2023 long-term performance and retention award.

14

Executive Compensation at a Glance

CEO Retention Award

On June 2, 2023, the Compensation and People Committee of our Board granted Nikesh Arora, our Chief Executive Officer, an award of performance-based restricted stock units ("PSUs") that will not be earned at all if our performance is worse than 40% of the companies in the S&P 500 over a five-year period and up to 750,000 shares if our performance is better than 90% of the companies in the S&P 500 in the same period. The PSUs provide that the shares received upon vesting may not be sold or transferred before the earlier of the one-year anniversary of the date the committee makes the final determination of performance in connection with the award, or a change in control of the company.

PRINCIPLE-BASED DESIGN AND DELIBERATE DESIGN
In its deliberations, the Compensation and People Committee followed a rigorous process, sought and received the advice of its independent compensation consultant, and was guided by the following principles in designing the award:

●	Demonstrate the Board’s confidence in Nikesh and his strategy for the company’s next phase of growth.
●	Retain and engage a proven, successful and industry-leading CEO for at least the next five years so that our stockholders reap the financial rewards that we expect to result from Nikesh’s clarity of vision, strategic acumen and operational excellence — just as our stockholders have during the first five years of his tenure.
●	Provide an award that, at its core, is performance-based, drives stockholder value creation, and requires significant sustained performance to realize its full value.
●	Mitigate the risk of potential employment offers from competitors and private equity firms.
●	Take into account the views of our stockholders as expressed to us during our extensive engagement efforts. In fiscal 2022 and fiscal 2023, our Lead Independent Director, John Donovan, participated in 30 and 21 meetings with stockholders representing 39% and 31% of our outstanding shares, respectively, and representatives of the company engaged in discussions with over 60% of our outstanding shares (based on stockholder ownership, to our knowledge, as of June 30 of each fiscal year).

REALIZED PAY OF OUR CEO IS A DE MINIMUS PERCENTAGE OF INCREMENTAL STOCKHOLDER VALUE CREATED BY THE COMPANY
As a supplement to the Summary Compensation Table of this Proxy Statement, the chart below compares the incremental increase of our market capitalization to the realized pay of our Chief Executive Officer from June 1, 2018 (the date we announced Mr. Arora’s appointment as Chief Executive Officer) through July 31, 2023 (the last day of fiscal 2023). The realized pay of Mr. Arora was primarily attributable to (i) the vesting of long-term incentive awards that were granted in prior years, (ii) the exercise of stock option awards that were granted in prior years and (iii) performance-based cash incentive earned.

REALIZED PAY AS A PERCENTAGE OF CORRESPONDING FISCAL YEAR-END
INCREMENTAL MARKET CAPITALIZATION (JUNE 1, 2018-JULY 31, 2023)

2023 Proxy Statement	15

Corporate Responsibility at a Glance

As the leading cybersecurity company, it is our business and our responsibility to help our enterprise customers keep their infrastructure safe and secure in a sustainable manner, while delivering a return for our investors. Moreover, we believe our responsibilities extend beyond customers and investors. We are equally responsible to provide safety, security and sustainability to our workforce, suppliers, communities and environment. Additional information about these environmental, social and governance (ESG) initiatives are detailed elsewhere in this Proxy Statement.

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Proxy Roadmap

ABOUT US

Read about our corporate values, fiscal 2023 financial and business highlights, and learn more about our Board, corporate governance, stockholder engagement efforts, executive compensation and corporate responsibility highlights at a glance.

CORPORATE GOVERNANCE AND CORPORATE RESPONSIBILITY

Read more about corporate governance and approach to corporate responsibility, including the roles of our Board and management team in setting our programs and priorities.

PROPOSAL NO. 1

Read about our proposal to elect Nikesh Arora, Aparna Bawa, Carl Eschenbach and Lorraine Twohill to a new term, and learn more about our Board members, Board committees and Board compensation.

PROPOSAL NO. 2

Read about our proposal to ratify Ernst & Young as our independent registered public accounting firm for fiscal 2024.

PROPOSAL NO. 3

COMPENSATION, DISCUSSION AND ANALYSIS

Read the letter from our Compensation and People Committee, and learn more about our executive compensation programs.

EXECUTIVE COMPENSATION

Learn more about the components of each of our named executive officers' compensation, including salary, annual cash incentive and equity grants, and read about our CEO pay ratio.

PROPOSAL NO. 4

Read about our proposal to approve an increase in the number of shares of common stock available for issuance under our 2021 Equity Incentive Plan.

2023 Proxy Statement	17

Corporate Governance

Corporate Governance Highlights

Our Board is governed by our Corporate Governance Guidelines, which are amended from time to time to incorporate certain current best practices in corporate governance. Our Corporate Governance Guidelines may be found on our website at https://investors.paloaltonetworks.com.

In addition to a strong, independent Board, we are committed to corporate governance structures that promote long-term stockholder value creation through a sound leadership structure and by providing our stockholders with both the opportunity to provide direct feedback, and substantive rights and policies to ensure accountability.

THE BOARD’S CORPORATE GOVERNANCE PRACTICES AND STOCKHOLDER RIGHTS INCLUDE THE FOLLOWING:
✓Majority voting for uncontested elections of board members, with an associated resignation policy
✓Strong Lead Independent Director
✓Board Composed of 80% Independent Directors
✓100% Independent Audit Committee, ESG and Nominating Committee, Compensation and People Committee and Security Committee
✓Annual Review of Board leadership Structure
✓Board Refreshment
✓Director Changes in Circumstances Actively Evaluated
✓Board and Committee Access to Management
✓Annual Board and Committee Evaluations
✓Independent Compensation and People Committee Consultant
✓Board and Committee Authority to Retain Outside Advisors
✓Board and Committee Risk Oversight, including Security
✓Board Continuing Education Program
✓No Poison Pill
✓Single Class of Shares

✓Board-level Security Committee with oversight over security issues, including cybersecurity
✓Annual Review of Committee Charters and Governance Policies
✓Fair Director Compensation Practices
✓Active Management Succession Oversight
✓Active Management of Director Conflicts of Interest
✓Annual Say-on-Pay Vote
✓Continuous Stockholder Engagement Program
✓Stock Ownership Guidelines for Directors and Executive Officers
✓Code of Business Conduct and Ethics for Directors, Officers and Employee
✓Anti-Hedging Policy
✓Restrictive Pledging Policy
✓Meaningful Clawback Policy
✓Regular Meetings of Independent Directors Without Management Present
✓Proxy Access Bylaws

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Corporate Governance

Board Responsiveness to Stockholders

Our Board is committed to actively engaging with our stockholders, and committed to maintaining outreach that is truly a dialogue with our stockholders. Through year-round engagement and outreach, we regularly provide stockholders with opportunities to deliver feedback on our corporate governance, executive and director compensation, and environmental and sustainability practices. We regularly meet with investors, prospective investors, and investment analysts. These meetings can include participation by our Chair and Chief Executive Officer, Chief Financial Officer, Chief Products Officer, General Counsel and Corporate Secretary or other business leaders, and are often focused on company strategy, financial performance, product strategy and ESG philosophy. Members of our Investor Relations team also participate in meetings with our stockholders and, on occasion, members of the Board participate as appropriate. In fiscal 2023, our Lead Independent Director participated in 21 meetings with investors representing 31% of our outstanding shares, while offering meetings to investors representing 48% of our outstanding shares.

Following our 2021 annual meeting of stockholders, we reinvigorated our approach and practices to stockholder engagement and implemented a strategy that focused on extensive engagement on a wide range of topics. Our Lead Independent Director played an active and central role in our stockholder engagement efforts in fiscal 2023, and our management team regularly communicated topics discussed and stockholder feedback to the Board and our Board committees for consideration in their decision-making.

Who we met with
●Investors holding 61% of shares outstanding engaged with in discussions
●Investors holding 31% of shares outstanding engaged by Lead Independent Director
●Offered meetings with Lead Independent Director to stockholders holding 48% of shares outstanding

Our Primary engagement team	●Lead Independent Director (participated in 21 meetings) ●Investor Relations team ●General Counsel & Corporate Secretary ●People Team (human resources) ●Corporate responsibility team
What we discussed
●Executive compensation
●Board structure
●Board composition and governance, including Board refreshment and diversity
●Board oversight
●Board leadership
●Stockholder engagement
●ESG initiatives
●ESG disclosure and governance

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Corporate Governance

WHAT WE HEARD OVER THE YEARS	HOW WE RESPONDED
Board Governance Classified Board of Directors, dual role of CEO and Chairman and annual election of all Board members.
●Adopted a majority voting requirement for uncontested elections of directors, including a resignation policy in the event a director does not receive a majority of the vote.
●Annual review of our Board leadership structure, including whether an independent director should be the Chair of our Board.
●Maintaining a strong Lead Independent Director.
●Annual review to determine whether maintaining a classified Board is appropriate for our Company.

Board Oversight of Risks, Including Cybersecurity and ESG Risks How the Board is addressing oversight of increased, varied and new risks.
●Formed a Security Committee of our Board to enhance oversight over security issues facing our Company, including cybersecurity.
●Reconstituted our Nominating and Corporate Governance Committee as the ESG and Nominating Committee to enhance the Board’s oversight of ESG matters.
●Appointed Lorraine Twohill as co-Chair of our ESG and Nominating Committee.
●Reallocated ESG responsibilities among our Board committees, clearly identifying the responsibilities of each committee.
●Added additional disclosure in this proxy statement relating to Board oversight.

Board Diversity and Refreshment The duration of Board service by certain long-standing directors, and the makeup of the Board and the rationale therefore.
●Two long-standing directors did not stand for re-election at our 2022 Annual Meeting of Stockholders.
●The Board appointed Ms. Bawa and Dr. Gayle to our Board during fiscal 2021, increasing the gender, racial and ethnic diversity of the Board. Presently, four of our ten directors are women.
●During the period between April 2019 and May 2021, we appointed four new independent directors: Ms. Bawa, Dr. Gayle, Ms. Twohill and Rt Hon Sir John Key.
●Expanded disclosure in our proxy statement of the rationales as to why each of our directors continue to serve on our Board.

Stockholder Engagement Continued 1:1 investor outreach on executive compensation, ESG and other matters of interest to our stockholders.
●Conducted extensive stockholder and investor outreach.
●Engaged in discussion with stockholders holding 61% of our outstanding shares in fiscal 2023.
●Our Lead Independent Director participated in 21 investor meetings and engaged in discussion with stockholders holding 31% of our outstanding shares in fiscal 2023.

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Corporate Governance

WHAT WE HEARD OVER THE YEARS	HOW WE RESPONDED
Environmental, Social & Governance Initiatives and Disclosures Would like to see more information about how we develop and manage environmental, social and governance initiatives.
●Published our Corporate Responsibility report in fiscal 2023, in which we report on our carbon emissions.
●Entered into a new revolving credit facility, the interest rates and commitment fees of which are subject to upward and downward adjustments based on our progress towards the achievement of certain environmental sustainability goals related to greenhouse gas emissions.
●Added more disclosure in our annual report on Form 10-K and this proxy statement describing our ESG initiatives and oversight.
●Advanced our science-based emissions reduction strategies, including external validation of our 2027 targets, deployment of renewable energy at our Santa Clara, CA towards our 100% renewable energy goal, and advocacy for climate action.
●Increased our social impact programs, to leverage our core competency in cybersecurity and align those efforts to help develop a diverse talent pipeline while uplifting communities.
●Invested in non-profit organizations aligned to our core philanthropic areas of education and workforce, health and wellness, diversity and environmental sustainability.
●Operationalized our ESG governance structure through monthly ESG Steering Committee meetings consisting of leaders from accounting, internal audit, operations, legal, investor relations, product and corporate responsibility to recommend strategies and lead implementation of ESG programs, which reports regularly to our ESG Executive Leadership Team and the Board.

Executive Compensation
Prioritize and ensure the retention of Chief Executive Officer, stand by our pay-for-performance philosophy and the commitments made in our 2021 and 2022 proxy statements relating to the structure of our executive compensation program and enhanced disclosure, and reduce stock-based compensation expense as a percentage of revenue.
●Incentivized our Chief Executive Officer to remain at the Company for the long term to enhance our prospects of delivering sustained stockholder value.
●100% of the equity awards granted to our NEOs in fiscal 2023 were performance-based, with different performance targets than the cash incentive plan awards.
●Maintained our robust stock ownership guidelines for our NEOs, including our Chief Executive Officer.
●Maintained an ESG modifier to our cash incentive plan, and in response to stockholder feedback, expanded our disclosure in our Compensation Discussion and Analysis to include data regarding the scorecard measures.
●Maintained a one-year post-vesting holding period for all NEOs, including our Chief Executive Officer.
●Reduced stock-based compensation expense as a percentage of revenue from 21.8% in fiscal 2021 to 15.8% of revenue in fiscal 2023.

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Corporate Governance

Leadership Structure

Our Corporate Governance Guidelines provide that our Board is free to choose its chairperson (the “Chair”) based on our Board’s view of what is in the best interest of the Company and our stockholders. The Chair and the Chief Executive Officer may, but need not be, the same person.

Annual Evaluation of Leadership Structure and Annual Election of Lead Independent Director

As part of its annual review and evaluation process, the Board reviews its leadership structure and whether combining or separating the roles of Chair and Chief Executive Officer is in the best interests of the Company and our stockholders. The Board also considers:

●	The effectiveness of the policies, practices, and people in place at the Company to help ensure strong, independent Board oversight.
●	The importance of consistent, unified leadership to execute and oversee the Company’s strategy.
●	The strength of Mr. Arora’s vision for the Company and the quality of his leadership.
●	Our performance and the effect the leadership structure could have on our performance.
●	The Board’s performance and the effect the leadership structure could have on the Board’s performance.
●	The meaningful and robust responsibilities and the performance of our Lead Independent Director.
●	The views of our stockholders through our ongoing engagement efforts.
●	The practices at other companies and trends in governance.
●	The current state of our Company.

In the circumstance that the Board determines that it remains in the best interests of the Company and its stockholders that our Chief Executive Officer serve as our Chair, the independent members of the Board then elect a Lead Independent Director as provided in our Corporate Governance Guidelines.

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Corporate Governance

Why Our Leaders Are Ideally Suited For Their Roles

The Board believes that the independent Board members should have the flexibility to respond to changing circumstances and choose the Board leadership structure that best fits the then-current situation. As it does annually, in August 2023, the Board reviewed our leadership structure. Following that review, the Board determined that the combination of the Chairman and Chief Executive Officer roles, along with the robust authority given to our experienced Lead Independent Director, effectively maintains independent oversight of management. The Board consists of eight independent directors, and exercises a strong, independent oversight function through frequent executive sessions, independent Board committees and by having a strong Lead Independent Director with clearly delineated and comprehensive duties.

The Board strongly believes that its leadership structure strikes the right balance of allowing our Chair and Chief Executive Officer to promote a clear, unified vision of the Company’s strategies, while ensuring robust, independent oversight by the Board and our Lead Independent Director. The Board also believes there is value in presenting a single face to our customers through combining the Chair and Chief Executive Officer roles, and that this structure of having the Board and management operate under the unified leadership of a highly experienced Chief Executive Officer best positions the Company to successfully implement its next phase of growth.

Accordingly, in August 2023, the Board determined that it is in the best interests of our stockholders for Mr. Arora to serve as Chair and John Donovan to serve as Lead Independent Director.

Nikesh Arora Chief Executive Officer and Chairman	John M. Donovan Lead Independent Director
●Substantial knowledge and deep understanding of our business and the challenges we face
●Substantial international business experience and business acumen and valued strategic, financial and operational insights
●Day-to-day insight into our prospects, opportunities, strategies and challenges facilitates the timely deliberation by the Board of the most important matters
●Brings a unique, stockholder-focused insight to assist the Company to most effectively execute its strategy and business plans to maximize stockholder value
●Serves as an important bridge between the Board and management, and provides critical leadership for carrying out our strategic initiatives and confronting our challenges
●Provides the Board with more complete and timely information about the Company
●Provides a unified structure and consistent leadership direction internally and externally
●Proven success in leading Palo Alto Networks since joining the Company

●Independence, confidence and gravitas, enabling strong oversight of executive leadership
●Deep understanding of our business
●Strong working relationship with our Chair and Chief Executive Officer
●Strong working relationship with other management and our independent directors
●Substantial experience leading a large multinational company
●Strong background in corporate governance
●Strong background as a technologist
●Dedicated to his service as Lead Independent Director, as demonstrated by the fact that, during fiscal 2023, he held 21 meetings with stockholders holding 31% of our outstanding shares (and offered to meet with stockholders holding 48% of our outstanding shares)
●Strength and effectiveness of communication with Mr. Arora, resulting in active and visible oversight of the issues, plans and prospects of Palo Alto Networks
●Promotes a collaborative and collegial environment for Board decision making

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Corporate Governance

OVERVIEW OF LEAD INDEPENDENT DIRECTOR RESPONSIBILITIES

The responsibilities of the Lead Independent Director are well-defined. The Lead Independent Director engages in regular communication between the independent directors and Mr. Arora, keeping Mr. Arora apprised of any concerns, issues, or determinations made during the independent sessions, and consults with Mr. Arora on other matters pertinent to the Company and the Board. As part of the Board’s annual review and evaluation, the Board further defined the role and responsibilities of our Lead Independent Director to include:

●	Presiding at meetings of the Board at which the Chair is not present, including executive sessions of the independent directors.
●	Serving as liaison between the Chair and the independent directors.
●	Developing agendas for Board meetings in collaboration with the Chair, communicating with independent Board members to ensure that matters of interest are being included on agendas for Board meetings, and ensuring adequate time is allocated for Board discussions.
●	Communicating with independent Board members and with management to affirm that appropriate briefing materials are being provided to Board members sufficiently in advance of Board meetings to allow for proper preparation and participation at meetings.
●	Ensuring the Board exercises appropriate risk management oversight, including providing direction related thereto to management.
●	Having the authority to call meetings of the independent directors.
●	Preparing agendas for meetings of the independent directors.
●	Organizing and leading the Board’s evaluation of the Chief Executive Officer.
●	Leading the Board’s annual self-evaluation and assessing areas of current and future improvement in Board performance.
●	If requested by major stockholders, ensuring that he is available, as necessary after discussions with the Chair and Chief Executive Officer, for consultation and direct communication.

In addition to the responsibilities outlined above, our Lead Independent Director also:

●	Has biennial one-on-one discussions with each independent director, as part of the Board’s annual evaluation process.
●	Has access to all committee materials.
●	Has the authority to engage independent consultants.
●	Interviews Board candidates, and assesses future Board needs.
●	Spends time with senior management outside of Board meetings (as necessary) to ensure a deep understanding of the business and strategy of the Company.
●	Participates in stockholder engagement planning and activities.

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Corporate Governance

Independent Directors Sessions

A meeting of the independent directors is scheduled at every regular Board meeting and the independent directors meet in an executive session. These independent sessions are organized and chaired by our Lead Independent Director, and our Lead Independent Director provides direct feedback to Mr. Arora after these executive sessions.

Independent Committee Leadership

The Audit, Compensation and People, Security, and ESG and Nominating Committees are each composed solely of, and led by, independent directors, and provide independent oversight of management. In addition:

●	Each committee chair meets with management in advance of meetings to review and refine agendas, add topics of interest, and review and comment on materials to be delivered to the committee.
●	Every independent director has access to all committee materials.
●	Each committee chair provides a report summarizing committee meetings to the full Board at each regular meeting of the Board.
●	Each committee meeting includes adequate time for executive session and the committees meet in executive session on a regular basis with no members of management present (unless otherwise requested by the committee).
●	Each committee effectively manages its Board-delegated duties and communicates regularly with the Chair, Lead Independent Director, the Board, and members of management.

Furthermore, the Compensation and People Committee has an effective process for monitoring and evaluating Mr. Arora’s compensation and performance, as well as succession planning.

Board Committees and Responsibilities

Our Board has a standing Audit Committee, Compensation and People Committee, Corporate Development Committee, ESG and Nominating Committee and Security Committee, which have the composition and responsibilities described below. Directors serve on these committees until their resignation or until otherwise determined by our Board.

The membership and meetings during fiscal 2023 and the primary functions of each of the standing committees are described below.

Board of Directors	Audit Committee	Compensation and People Committee	Corporate Development Committee	ESG and Nominating Committee	Security Committee
Nikesh Arora			●
Aparna Bawa*	●	●	●		●
John M. Donovan**		●
Carl Eschenbach*					●
Dr. Helene D. Gayle*				●	●
James J. Goetz*	●		●		●
Rt Hon Sir John Key*	●				●
Mary Pat McCarthy*			●		●
Lorraine Twohill*					●
Nir Zuk

●	Member
Committee Chair or Co-Chair
**	Lead Independent Director
*	Independent Director
Financial Expert

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Corporate Governance

Audit Committee Chair: Mary Pat McCarthy Members: Aparna Bawa James J. Goetz Right Honorable Sir John Key Number of meetings in fiscal 2023: 7
Our Audit Committee is responsible for, among other things:
●selecting and hiring our independent registered public accounting firm, including leading the review and selection of the lead audit engagement partner;
●evaluating the performance and independence of our independent registered public accounting firm;
●approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;
●reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
●reviewing and participating in the selection of our chief audit executive and periodically reviewing the activities and reports of the internal audit function and any major issues encountered in the course of the internal audit function’s work;
●reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
●overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;
●reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed periodic reports;
●reviewing and approving or ratifying any proposed related person transactions; and
●preparing the Audit Committee report that the SEC requires in our annual proxy statement.

The composition of our Audit Committee meets the requirements for independence for audit committee members under the listing standards of Nasdaq and the rules and regulations of the SEC. Each member of our Audit Committee also meets the financial literacy and sophistication requirements of the listing standards of Nasdaq. In addition, our Board has determined that Ms. McCarthy is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

Our Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our Audit Committee is available on our website at http://investors.paloaltonetworks.com.

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Corporate Governance

Compensation and People Committee Chair: Right Honorable Sir John Key Members: Aparna Bawa John M. Donovan Number of meetings in fiscal 2023: 8
Our Compensation and People Committee is responsible for, among other things:
●reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation arrangements, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;
●establishing and administering our equity compensation plans;
●overseeing our overall compensation philosophy and compensation plans;
●preparing the Compensation and People Committee report that the SEC requires to accompany the Compensation Discussion and Analysis contained in this proxy statement;
●overseeing our talent management and people management, including the Company’s inclusion and diversity initiatives and results, the Company’s pay equity reviews and results, and the Company’s FLEXLearning, FLEXBenefits and FLEXWORK initiatives; and
●reviewing and discussing with management the risks arising from the Company’s compensation philosophy and practices applicable to employees to mitigate such risks.

The composition of our Compensation and People Committee meets the requirements for independence for Compensation Committee members under the listing standards of Nasdaq and the rules and regulations of the SEC. Each member of our Compensation and People Committee is also a "non-employee director," as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Our Compensation and People Committee operates under a written charter that was adopted by our Board and satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our Compensation and People Committee is available on our website at http://investors.paloaltonetworks.com.

Our Compensation and People Committee may form subcommittees for any purpose and may delegate to such subcommittees such power and authority as our Compensation and People Committee deems appropriate, except such power or authority required by law, regulation or listing standard to be exercised by our Compensation and People Committee as a whole.

Corporate Development Committee Chair: John M. Donovan Members: Nikesh Arora Aparna Bawa James J. Goetz Mary Pat McCarthy
Our Corporate Development Committee is responsible for, among other things:
●assisting the Board in fulfilling its responsibilities relating to the review, evaluation, and approval of certain acquisitions and strategic investment transactions;
●reviewing proposed acquisition and investment strategies with management; and
●reporting to the Board the Committee’s approval or recommendation of acquisitions or investment transactions and of such activity in general.

 Our Corporate Development Committee operates under a written charter that was adopted by our Board.

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Corporate Governance

ESG and Nominating Committee Co-Chairs: John M. Donovan Lorraine Twohill Members: Dr. Helene D. Gayle Number of meetings in fiscal 2023: 4
Our ESG and Nominating Committee is responsible for, among other things:
●identifying and evaluating individuals who are qualified to become members of the board of directors and selecting and recommending to the Board individuals as director nominees and appointments to the board of directors;
●evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees, including issues of integrity, experience, expertise and diversity of membership;
●considering board of director leadership structure, including the separation of the chairperson and chief executive officer roles and the appointment of a lead independent director and making recommendations to the board of directors;
●evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
●reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations;
●reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by our Audit Committee;
●overseeing our annual board of director and committee self-assessment process;
●overseeing our succession planning process for the chief executive officer and members of the management team; and
●overseeing our ESG efforts and related policies and programs.

The composition of our ESG and Nominating Committee meets the requirements for independence under the listing standards of Nasdaq and the rules and regulations of the SEC.

In February 2022, we reconstituted our Nominating and Corporate Governance Committee as the ESG and Nominating Committee to enhance our focus on ESG matters, giving it oversight of our ESG strategies and initiatives, including our short-and long-term goals, and to reinforce the important role that ESG practices play in our business. The ESG and Nominating Committee is responsible for setting our ESG priorities, and monitors our performance. The ESG and Nominating Committee receives regular updates on priority ESG issues, including information on actions and progress toward goals.

Our ESG and Nominating Committee operates under a written charter that was adopted by our Board and satisfies the applicable listing standards of Nasdaq. A copy of the charter of our ESG and Nominating Committee is available on our website at http://investors.paloaltonetworks.com.

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Corporate Governance

Security
Committee
Chair:
John M. Donovan
Members:
Aparna Bawa
Carl Eschenbach
Dr. Helene D. Gayle
James J. Goetz
Rt Hon Sir John Key
Mary Pat McCarthy
Lorraine Twohill
Number of meetings in
fiscal 2023: 4

Our Security Committee is responsible for, among other things:
●overseeing (i) our policies, plans, metrics and programs relating to the physical security of our facilities and employees, and enterprise cybersecurity and data protection risks associated with our security-related infrastructure and related operations, and (ii) the effectiveness of our programs and practices for identifying, assessing and mitigating such risks across our business operations;
●overseeing our cyber crisis preparedness, security breach and incident response plans, communication plans, and disaster recovery and business continuity capabilities;
●overseeing the safeguards used to protect the confidentiality, integrity, availability, safety and resiliency of the Company’s employees, facilities, intellectual property and business operations;
●reviewing and discussing with management the cybersecurity risks associated with our outside partners (such as vendors, suppliers, operations partners, etc.);
●overseeing our compliance with applicable information security and data protection laws and industry standards, new or updated legal implications of security, data privacy, or other regulatory or compliance risks to us or our employees, facilities and business operations and the threat landscape facing our business operations;
●reviewing and advising on our physical and cybersecurity strategy, crisis or incident management and security-related information technology planning processes and review strategy for investing in our security systems; and
●reviewing and discussing with management our public disclosures relating to the Company’s security of its employees, facilities and information technology systems, including privacy, network security and data security.

In November 2021, our Board formed the Security Committee to facilitate Board oversight of security issues, including product security, data security, cybersecurity, security risk management, risk exposure and related controls and enterprise risk management related to these risks.

Our Security Committee operates under a written charter that was adopted by our Board. A copy of the charter of our Security Committee is available on our website at http://investors.paloaltonetworks.com.

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Corporate Governance

Annual Board and Committee Self-Evaluations

Our Board and each of its committees perform an annual self-assessment to evaluate the effectiveness of our Board and its committees in fulfilling their respective obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors.

Our Lead Independent Director, who is also the Chair of our ESG and Nominating Committee, leads our Board in its review of the results of the annual self-assessment and takes further action as needed. In connection with the annual evaluation, each director receives a survey to complete to evaluate the Board and separate surveys for each committee on which they serve. These surveys include detailed questions regarding: the effectiveness and performance of the Board and committees; Board and committee composition and refreshment; timing, agenda, and content of Board and committee meetings; Board dynamics and function; peer reviews of other members; access to and performance of management; and executive succession planning. At least biennially our Lead Independent Director also conducts one-on-one meetings with each director to receive their feedback and assessment of the Board and its committees. A summary of the results is presented to the Board and each committee on an anonymous basis.

In addition, all members of our Board have the opportunity to attend director education programs to assist them in remaining current with best practices and developments in corporate governance.

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Corporate Governance

Board’s Role in Strategy Oversight

Our Board is responsible for overseeing the development of the Company’s strategy (including product development roadmaps), which articulates objectives for the business, helps establish and maintain effective risk management and internal controls frameworks, and provides direction to senior management to determine which business opportunities to pursue. The Board is also actively engaged in ensuring that Palo Alto Networks culture reflects our commitment to our core values of disruption, execution, collaboration, integrity and inclusion.

Annually holds a strategy offsite, receiving detailed presentations from, and engagement with, senior management across the Company	Annually reviews and approves the Palo Alto Networks operating plan	Quarterly engagement with senior management on critical business matters that tie to Palo Alto Network’s overall strategy	Regularly interacts with the next generation of leadership to ensure the talent pipeline remains diverse, inclusive and up to the task

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Corporate Governance

Board’s Role in Risk Oversight

Risk is inherent with every business, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks our Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board believes that open communication between management and our Board is essential for effective risk management and oversight.

While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk.

BOARD OF DIRECTORS
●Meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our Board, where, among other topics, they discuss risks facing our Company, as well as at such other times as they deem appropriate.
●Reviews strategic and operational risk in the context of reports from the management team, including data privacy, information security and cybersecurity, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

AUDIT COMMITTEE
●Assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of liquidity risk, internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment, risk management and risk mitigation.
●Reviews our antifraud programs and controls.
●Reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures.

ESG AND NOMINATING COMMITTEE
●Assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board organization, leadership, membership and structure, and corporate governance.
●Reviews and monitor compliance with the Company’s Code of Business Conduct and Ethics.
●Oversees and periodically reviews the Company’s risks relating to corporate social responsibility and environmental sustainability.
●Oversees and discusses, as needed, with management, compliance with applicable laws, regulations and internal compliance programs.

COMPENSATION AND PEOPLE COMMITTEE ●Assesses risks created by the incentives inherent in our compensation programs and policies, and determines whether they encourage excessive risk taking.
SECURITY COMMITTEE
●Assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with cybersecurity, information security and physical security of Palo Alto Networks.

MANAGEMENT Responsible for the day-to-day management of risks our Company faces.

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Corporate Governance

Succession Planning

Our Board and management team recognize the importance of continually developing our talented employee base. Accordingly, our management team conducts an annual talent review of the current senior leadership positions. In addition, our Chief Executive Officer annually reviews a succession plan for the Chief Executive Officer position, using formal criteria to evaluate potential internal and external successors and interim candidates in the event of an emergency situation. In conducting its evaluation, our Board considers organizational needs, competitive challenges, leadership and management potential, and development and emergency situations. As a result of succession planning, BJ Jenkins became our President in August 2021 and Dipak Golechha became Executive Vice President and Chief Financial Officer in March 2021.

Communications with the Board of Directors

Interested parties wishing to communicate with our Board or with an individual member or members of our Board may do so by writing to the Board or to the particular member or members of our Board, and mailing the correspondence to our General Counsel or our Legal Department, at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. Our General Counsel or our Legal Department, in consultation with appropriate members of our Board, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chair.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on the Investor Information portion of our website at investors.paloaltonetworks.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Compensation and People Committee Interlocks and Insider Participation

None of the members of our Compensation and People Committee is, or has been, an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation and People Committee.

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Corporate Responsibility at Palo Alto Networks

An Overview of Our Environmental, Social and Governance Strategies

Our values of execution, disruption, collaboration, inclusion and integrity are the foundation of everything we do—which extend into our approach to environmental, social and corporate governance (“ESG”) practices. From our science-based emissions reduction strategies, our employee-centric people strategy, and our supplier responsibility initiatives, to our social impact programs and our dedication to integrity, ethics, security and privacy, we believe we are executing meaningful outcomes that reinforce our commitment to safety, security and sustainability. The content that follows summarizes the actions we have taken and the impact we believe we have had through our corporate responsibility journey.

ESG Oversight and Governance

ESG at Palo Alto Networks is overseen and governed at the highest levels and includes Board and committee oversight, executive-level leadership, and subject-matter experts who lead our efforts across our business.

Board Oversight. The Board and its applicable committees provide guidance and oversight to management with respect to ESG matters. The ESG and Nominating Committee is responsible for setting our ESG priorities and monitoring our performance. Our Compensation and People Committee, Audit Committee and Security Committee also serve an important role in ESG oversight. Our Lead Independent Director and management team share feedback received from our stockholders with the Board.

AUDIT COMMITTEE

- Processes and controls to ensure ESG disclosures are complete and accurate
- Enterprise risk management (ERM) pertaining to financial, accounting and tax matters
- Legal and regulatory compliance related to financial and tax matters
- Internal ethics compliance, including code of ethics and whistle blower program

SECURITY COMMITTEE

- Product security and data security
- Cybersecurity, risk exposure and related controls
- ERM related to security, incident response and business risk

Board of Directors

COMPENSATION AND PEOPLE COMMITTEE

- Diversity and inclusion
- Pay equity
- Human capital management, including recruitment, development and retention
- Integrating ESG goals into executive compensation plans/arrangements
- Compensation risk management
- Management succession planning and development

ESG AND NOMINATING COMMITTEE

- Primary responsibility for ESG matters
- Board recruiting, including diversity
- Sustainability
- Legal and regulatory compliance (excluding financial and tax)
- Stakeholder engagement

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Corporate Responsibility at Palo Alto Networks

Management Leadership. A cross-functional, executive-level ESG leadership team sets our overall ESG strategy, objectives and initiatives, provides guidance on program implementation, and oversees the continuing enhancement of our approach to ESG. This committee, which is led by our Chief Executive Officer and includes our General Counsel, Chief People Officer and Chief Financial Officer, receives analysis and presentations regarding current and emerging ESG-related risk topics and the status of our ESG programs.

Our executive-level ESG leadership team also empowers our ESG steering committee to implement our ESG programs and to pursue activities to achieve our objective and goals. The ESG steering committee is a cross functional team of employees, consisting of representatives from our accounting, internal audit, corporate responsibility, legal, investor relations and operations teams, and oversees the work of our subject matter experts in the implementation of our ESG programs.

ESG Governance Structure

ESG and Nominating Committee
BOARD OF DIRECTORS
Approves priorities, provides guidance and oversight, and monitors performance in all areas of our ESG programs
Chair and Chief Executive Officer
Chief Executive Officer
ESG EXECUTIVE COUNCIL
Sets ESG strategy, objectives and initiatives, and oversees corporate-wide ESG program implementation
General Counsel
Chief People Officer
Chief Financial Officer
ESG STEERING COMMITTEE
Chair: Sr. Director, Global Corporate Responsibility
Recommends strategies, leads implementation of ESG programs, pursues ESG objectives and stays on top of current developments
Senior Director, Global Corporate Responsibility
SVP, Chief Accounting Officer
SVP, Worldwide Operations
VP, Supply Chain Operations and Procurement
VP, Deputy General Counsel, Corporate
VP, Deputy General Counsel, Ethics and Compliance
SVP, Investor Relations and Corporate Development
VP, Internal Audit
VP, Hardware Products

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Corporate Responsibility at Palo Alto Networks

Environmental

The negative impacts of the climate crisis are worldwide in scope and disproportionately felt by the world’s most vulnerable people. At Palo Alto Networks, we are committed to doing our part to reduce our own impacts and partnering with others to support community-led, global solutions.

We are future-focused and, to protect our digital way of life, we must also help protect our planet. Immediate action is needed, and we believe that now is the time to make progress towards ambitious science-based targets, advocate for climate policy and collaborate to create data-driven solutions.

Our climate strategy focuses on three pillars.

Sustainable Operations
Accelerate carbon- and waste-free growth through energy efficiency, decarbonization, renewable energy and science-based targets.

Sustainable Value Chain
Collaborate and partner with stakeholders throughout our value chain to drive to zero carbon, zero waste, 100% renewable energy and 100% circular cybersecurity products.

Sustainable Ecosystem
Drive leading public commitments, policy advocacy and partnerships to elevate our thought leadership position.

Science-Based Targets: A Clearly Defined Pathway to Emissions Reduction

Palo Alto Networks completed a greenhouse gas inventory in fiscal 2022. We are using science-based strategies to reduce our climate impacts. In 2023, our ambitious Science-Based Targets (SBTs) were validated by the globally recognized Science Based Targets initiative (SBTi). Our targets are aligned to the United Nations Framework Convention on Climate Change (UNFCCC) guidance to limit global temperature rise to 1.5° Celsius to avoid the catastrophic impacts of climate change.

Our Science-Based Targets are:

●	Scope 1 and 2: Sustainable Operations Palo Alto Networks commits to reduce Scope 1 and 2 greenhouse gas emissions by 35% by the end of fiscal 2027, as compared to fiscal 2021.
●	Scope 3: Sustainable Supply Chain Palo Alto Networks commits to get 65% of our suppliers (measured by total spend) to set Science-Based Targets by the end of fiscal 2027.

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Corporate Responsibility at Palo Alto Networks

●	Scope 3: Sustainable Customers (Use of Sold Products) Palo Alto Networks commits to reduce emissions from our customers’ use of our products by 40% by the end of fiscal 2027.

Net Zero Emissions targets:

●	We intend to achieve Net Zero across our Scope 1 and 2 emissions by fiscal 2030, by reducing emissions by 90%, as compared to fiscal 2021, and mitigating any remaining emissions through carbon removal investments.
●	We intend to achieve Net Zero across all Scope 1, 2 and 3 emissions by fiscal 2040, aligned with The Climate Pledge, by reducing emissions by 90%, as compared to fiscal 2021, and mitigating any remaining emissions through carbon removal investments.

Through our climate ambition across our operations, value chain and ecosystem, we are confident that we can achieve these goals by the dates above.

Sustainable Operations: Driving Decarbonization

Our sustainable operations strategy includes a commitment to achieving 100% renewable energy by 2030 and to materially reducing our operational greenhouse gas emissions.

We have a long history of providing our people with workplaces that have achieved LEED (Leadership in Energy and Environmental Design) certification. New LEED-certified sites opened to our employees in London and Amsterdam in early fiscal 2024. The Amsterdam office, which will serve as our EMEA HQ, was certified LEED-Silver, an accreditation that commends the site for optimized energy performance.

In January 2023, Palo Alto Networks became one of the first companies to participate in Silicon Valley Power's (SVP) Large Customer Renewable Energy Program (LCRE). This voluntary clean energy program gives companies the ability to purchase additional renewable electricity above the amount already included in SVP's energy delivery portfolio. As of January 1, 2023, as a participant in the SVP LCRE, we began purchasing 100% renewable (e.g., solar and wind) electricity to power our entire Santa Clara, California headquarters. Our LCRE participation also led to Palo Alto Networks' listing on the U.S. EPA's Green Power Partnership.

Earned placement on CDP 2022 A List for Climate disclosure (Dec. 2022)

Became a participant in the EPA’s Green Power Partner Program (May 2023)

Sustainable Value Chain

Collaboration across our value chain promotes the large-scale action necessary to address the climate crisis. Therefore, our environmental strategy extends to our supply chain practices and how we partner with our suppliers.

We expect our manufacturing partners to collect, measure and report greenhouse gas emissions, establish Science-Based Targets (SBTs) to reduce emissions and transition to renewable energy sources. Additionally, suppliers are informed of our expectations to follow responsible business practices while minimizing their impact on the environment and communities through our Global Supplier Code of Conduct. Our primary contract manufacturer is ISO 14001 certified and a member of the Responsible Business Alliance.

Two of our own SBTs address Scope 3 emissions from our value chain, including those from the supply chain of the goods and services we purchase and our customers’ use of our cybersecurity hardware products.

Achieved a Supplier Engagement Rating of A-from CDP (2023)

Throughout fiscal 2023, we continued the journey to engage stakeholders throughout our value chain, from suppliers to customers, to drive to zero carbon, zero waste, 100% renewable energy and 100% circularity in our cybersecurity products.

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Corporate Responsibility at Palo Alto Networks

Sustainable Ecosystem

Engaging with stakeholders across the public and private sectors – our industry peers, non-governmental organizations, policy makers, local communities and our own employees – is the foundation of our sustainable ecosystem strategy.

Each of our stakeholder groups has an essential role in our pursuit to solve complex environmental challenges. Recognizing that addressing climate change will require collaboration on systemic issues, we work with the following stakeholders to promote partnership and mutual learning: CDP, ITI, Science Based Targets Initiative, The Climate Pledge, World Economic Forum - CEO Alliance of Climate Leaders, We Mean Business, and Ceres.

In fiscal 2023, we supported several policy initiatives that advocate for climate action and clean energy, including: the World Economic Forum (WEF) Alliance of CEO Climate Leaders’ COP27 message, and the Information Technology Industry Council’s (ITI) public comments supporting disclosure of Climate-Related Financial Risk.

We remained committed to transparency by submitting our 2023 CDP Climate and Supply Chain disclosures for the fourth year in a row.

Social

During fiscal 2023, we continued to execute our People strategy, engaged with our supply chain to reinforce our Global Supplier Code of Conduct expectations and invested in our communities.

Our People

We believe our ongoing success depends on our employees. Development and investment in our people is central to who we are, and will continue to be so. With a global workforce of 13,948 as of July 31, 2023, our People Strategy is a critical element of our overall company strategy. Our People Strategy is a comprehensive approach to source, hire, onboard, develop, engage, and reward employees. Our approach is grounded on core tenants: respect each employee as an individual, demonstrate fairness and equity in all we do, facilitate flexibility, personalization, and choice whenever possible, and nurture a culture where employees are supported in doing the best work of their careers. Our values of disruption, execution, collaboration, inclusion, and integrity were co-created with employees and serve as the foundation of our culture.

We are proud to have earned multiple awards for our people programs and culture, many of which are based on employee feedback.

Recognized as a “Most Loved Workplace” by Newsweek (2022)	Recognized in multiple categories including Culture, Best Company, Happiness and Leadership by Comparably (2023 & 2022)	Recognized as a Best Places to Work by Glassdoor (2023)

Source & Hire

Sourcing diverse talent who possess the skills and capabilities to execute and add value to our culture form the cornerstone of our comprehensive approach to talent acquisition—a philosophy we call “The Way We Hire.” We utilize an array of methods to identify subject matter experts in their respective fields, emphasizing sourcing channels that connect us with underrepresented talents.

In an effort to foster career growth within Palo Alto Networks, we prioritize internal mobility. This allows current employees to progress either through a traditional career path or by exploring roles across various business functions, often culminating in promotions. We encourage existing employees to refer qualified individuals for our open positions, thus leveraging the collective networks of our team to attract a diverse range of expertise and perspectives.

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Corporate Responsibility at Palo Alto Networks

We have made strides to understand job requirements and implement structured interviewing practices to identify candidates of the highest quality. By conducting thorough job analyses and creating success profiles, we have developed a deeper understanding of what is required for success in critical roles. We equip our hiring managers with essential training to identify and mitigate potential unconscious biases. Our interviewing process emphasizes values and competencies that we believe enhance our culture. This commitment extends to conducting interviews with diverse panelists and providing a balanced evaluation and quality interview experience for a diverse slate of candidates. We remain steadfast in our commitment to fairness, bias reduction, and equal opportunities for all potential hires.

A key to our hiring process is the Global Hiring Committees, introduced in fiscal 2023. These committees play a significant role in elevating our hiring standards by promoting shared understanding, reducing biases, enhancing objectivity, and ensuring the recruitment of diverse talent. The Committees foster effective collaboration using a common language and consensus-driven decision-making.

Onboard & Develop

We believe that each member of our workforce is unique, and that their integration into Palo Alto Networks and their career journey involve unique needs, interests, and goals. That is why our development programs are grounded on individualization, flexibility, and choice. From onboarding to ongoing development, our FLEXLearn philosophy offers multiple paths to assess, develop, and grow.

Our onboarding experience starts with “pre-boarding.” Before an employee’s start date, they are provided access to foundational tools to help them prepare to join Palo Alto Networks. We view pre-boarding as fundamental to introducing new employees to our culture, building trust, and facilitating rapid productivity. Welcome Day is a combination of in-person, virtual learning platforms and communication channels that provide new employees with inspirational, often personalized, onboarding experiences that carry on through the first year of employment. We have specialized learning tracks for interns and new graduates that have been recognized as best in class externally to support early-in-career individuals in acclimating to our culture as they progress on their career journey. As part of our merger and acquisition strategy, we have also established a robust integration program with the goal to enable individuals joining our teams to feel part of our culture at speed.

Following onboarding, there are a variety of ways that employees can assess their interests and skills, build a development plan specific to those insights, and continue to grow. Our development initiatives are delivered to employees through a comprehensive platform, FLEXLearn. The platform contains curated content and programs, such as assessment instruments, thousands of courses, workshops, and mentoring and coaching services. Leaders and executives also have access to specialized learning tracks that help them strategize, mobilize, and deliver maximum personal and team performance. Employees have full agency to direct their growth at their pace and choosing. Development information about core business elements, working in a distributed hybrid environment, as well as required company-wide compliance training, such as Code of Business Conduct and Ethics, privacy and security, anti-discrimination, anti-harassment, and anti-bribery training, is also deployed through the FLEXLearn platform for all employees. In addition, FLEXLearn provides employees with events and activities that motivate and spark critical thinking, on topics ranging from inclusion to well-being and collaboration. On average, employees had completed 33 hours of development through the FLEXLearn platform during fiscal 2023.

Engage & Reward

We aim to foster engagement through a multifaceted approach to collect, understand, and act on employee feedback. Our comprehensive communication and listening strategy utilizes in-person and technology-enabled channels. We share and collect information through corporate and functional “All Hands” meetings, including several meetings specifically focused on employee-centered topics in an “Ask Me Anything” format. Digital Displays across our sites, our intranet platform, monthly and weekly email communications, and an active Slack platform provide a regular flow of information to and between employees and leadership. In addition to these channels that reach large audiences, we conduct regular executive listening sessions, including small group convenings with our Chief Executive Officer and other C-suite leaders, and ad-hoc pulse surveys to better understand employee engagement, sentiment, well-being, and the ability to transition to a hybrid work model.

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Corporate Responsibility at Palo Alto Networks

Employee sentiment is also collected from external sources, such as web platforms that crowdsource feedback. Employees provide commentary to platforms such as Glassdoor, Comparably, and others and insights from those platforms are used to measure engagement. In addition, based on employee participation in an anonymous survey, the Best Practice Institute has certified Palo Alto Networks as a “most loved workplace” (2021, 2022, and 2023). Palo Alto Networks has been recognized by Glassdoor, Comparably, Human Rights Campaign, Disability Index, and others as an employer of choice. Our Chief Executive Officer has also earned a 92% employee approval rating on Glassdoor, a top percentile score.

In addition to a comprehensive compensation and diverse benefits program (described below), we believe in an always-on feedback and rewards philosophy. From recurring 1:1 sessions, quarterly performance feedback, semi-annual performance reviews to use of our Cheers for Peers peer recognition program, employees get continuous input about the value they bring to the organization. These engagement and recognition strategies have informed our holistic People Strategy, including our Inclusion and Diversity (“I&D”) initiatives and Internal Mobility program. Based on the outcomes from external sources, insights from internal sources, our modest attrition rate (compared to market trends), and strong participation in our Internal Mobility program, we believe employees at Palo Alto Networks feel engaged and rewarded.

Our comprehensive compensation program includes competitive base pay. In addition, all employees participate in one of two variable pay programs: our sales incentive plans or our variable incentive program. All employees are also eligible to participate in our stock-based offerings through a generous employee stock purchase plan and a competitive equity incentive plan, both of which are generally available to all of our employees where regulations permit. We conduct annual external audits of our pay practices. Our fairness and equity analysis includes gender for all global employees and race and ethnicity for employees in the U.S. As a result of these measures and corrections, we believe that our employees are paid fairly and equitably regardless of race/ethnicity (in the U.S.) or gender (globally).

As a global employer with a diverse employee population, we understand everyone’s benefit needs are different. Our benefit plans include a variety of health, time-off, wellness and voluntary options. And, our FLEXBenefits program provides all employees with a funding allowance from which they can choose to obtain additional benefits.

Recognized by Comparably as “Best Company for Perks & Benefits (2022)

Recognized by Comparably as a “Best Company for Perks & Benefits” (2022)

Inclusion & Diversity

We are intentional about including diverse points of view, perspectives, experiences, backgrounds, and ideas in our decision-making processes. We deeply believe that true diversity exists when we have representation of all ethnicities, genders, orientations and identities, and cultures in our workforce. Our corporate I&D programs focus on five principles—our workforce should feel psychologically safe, they should understand, listen, and support one another, and they should elevate others. These principles are the foundation of our approach to I&D, which we call P.U.L.S.E. We also disclose our EEO-1 report on our website.

We have eleven employee network groups (“ENG”) that play a vital role in building understanding and awareness. Over 29% of our global workforce was involved in at least one ENG as of July 31, 2023. ENGs are also allocated funding to make charitable grants to organizations advancing their causes. We involve our ENGs in listening sessions with executive teams and we work in partnership to develop our annual I&D plans because we believe involvement is critical.

Our I&D philosophy is fully embedded in our talent acquisition, learning and development, performance elevation, and rewards and recognition programs. The diversity of our board of directors, with women representing 40% of our board as of July 31, 2023, is an example of our commitment to inclusion and diversity.

Recognized as a Best Company to Work for by InHerSight (2023)	Recognized in 5 workplace categories by Muse (2023)	Achieved a perfect score of 100% on the Disability Equality Index as evaluated by Disability:IN (2022)	Recognized in multiple categories by Military Friendly for our efforts to support veterans and their families (2023)

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Corporate Responsibility at Palo Alto Networks

Our Supply Chain

Palo Alto Networks partners with contract manufacturers to produce our hardware products. Our ESG strategy extends to supply chain practices and impacts how we partner with our more than 4,000 suppliers. Integrity is one of our core values, and we expect our suppliers, and their suppliers too, to comply with the labor standards set forth in our Global Supplier Code of Conduct (“Code”) and other applicable ESG policies and practices. This Code allows us to reach across our supply chain to communicate our expectations regarding responsible business practices, labor standards, workplace health and safety conditions and environmental impact.

ESG is woven into our direct material supplier framework, including a risk-based approach to our supplier selection process and, where appropriate, incorporation of relevant contractual clauses and audit rights into our Master Purchasing Agreements. Where appropriate, we request and review information provided in annual supplier surveys, scorecards and supplier business reviews. We also utilize a risk-based approach and third-party risk management tools to evaluate ESG risks and supplier diversity, including use of diversity databases.

Security and data protection are integral to Palo Alto Networks’ mission and therefore are ingrained in our hardware product lifecycle (design, sourcing, manufacturing, fulfillment and service). Knowing that a range of threats is possible at any stage, we have created a framework and processes to prevent potential risks and disruptions. These include ongoing periodic oversight and assessments of our contract manufacturers, original design manufacturing partners and direct material suppliers.

During fiscal 2023, we maintained our affiliate membership in the Responsible Business Alliance. Through the alliance, members, suppliers and stakeholders collaborate to improve working and environmental conditions as well as business performance through leading standards and practices. In fiscal 2023, we focused on updating our modern slavery statement and reviewing more supplier assessments.

In fiscal 2023, we maintained our commitment to supplier diversity. We expect our manufacturing partners to establish inclusion and diversity initiatives that result in greater equity and representation, to commit to fair and equitable pay practices and to transparently communicate the demographics of their workforce. A cross-functional working group continues to explore best practices and is working with partners such as Western Regional Minority Supplier Development Council and National Minority Supplier Development Council to support our work to enhance our procurement policies and establish metrics to measure our progress in growing the diversity of our supply chain.

Our Communities

We value our role as a good corporate citizen and in fiscal 2023 remained committed to partnering with our communities to make a lasting impact. We expanded our investments in cybersecurity education and programs to diversify the cybersecurity talent pipeline. Our employees made direct investments and volunteered their time for important causes. We made charitable investments in core causes to uplift communities.

Investing in Education and Key Cause Areas

Our vision of a safe and secure world can best be achieved through the responsible use of technology. As a cybersecurity leader, we see firsthand that the number of cyber threats is increasing as the security landscape becomes more and more complex. The COVID-19 pandemic accelerated changes in how we learn, connect and socialize, and it exposed how some communities are more vulnerable than others to cybercrime.

We are uniquely positioned to address these challenges. We provide high-quality, free, educational content and tools that demystify technical concepts and inspire youth; increase digital literacy and cultivate generations of responsible digital citizens; prepare young professionals to pursue future careers in cybersecurity; and upskill and diversify the workforce of today. We deliver a continuum of programs using age appropriate content, often focused on underrepresented and vulnerable communities, they include Cyber A.C.E.S., Cyber STARS, Cyber Scholars, Pro{tecting} Your Digital Life workbook, our Cybersecurity Academy and strategic partnerships with educational institutions and recognized non-profit organizations.

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Corporate Responsibility at Palo Alto Networks

Because inclusion and diversity is important to Palo Alto Networks, we allocate charitable funding to our ENGs to enable them to support non-profit organizations committed to reaching the needs of underrepresented communities. In fiscal 2023, we supported dozens of organizations to help them achieve their respective missions.

In addition to making charitable grants to support causes like mental health and wellness, hunger and basic needs, we invested in expanding the talent pipeline to underrepresented communities. We also supported environmental and social justice causes.

Engaging Employees to Increase Impact

Through our volunteering, matching and giving programs, we boost employee engagement and satisfaction, and make a difference in the communities where we live and work.

As a feature of our robust volunteering program, employees are encouraged to take paid time off to volunteer during the workday using Flexible Time Off (FTO). Employees volunteer as individuals, and frequently as groups with their peers, departments, employee network groups (ENGs) or through local committees we call SMILE (Service Making Individuals Lives Easier).

We allocate up to $1,000 per calendar year, per employee, for our volunteer Dollar-for-Doers program and charitable matching. And we highlight causes through “drives”, such as our Annual Hunger Campaign and relief efforts for natural disasters and humanitarian crises.

Corporate Behavior

Ethics & Compliance

Palo Alto Networks is committed to conducting business with high degrees of honesty and integrity wherever we operate. Integrity is one of our core values and we respect our customers, partners, employees and stockholders.

Our Code of Business Conduct and Ethics summarizes the ethical standards and key policies that guide the business conduct of the directors, officers and employees of the Company, and we have a public Global Supplier Code of Conduct, both available on our corporate website. All employees, contractors and suppliers are informed about our governance expectations through our Codes of Conduct and compliance training programs.

We also have a policy focused on respect in the workplace and a corresponding training through our FLEXLearn platform. All new hires must complete the training and existing global employees are required to complete the training every other year. The training includes anti-discrimination, anti-harassment and anti-retaliation lessons and hypotheticals. Our Audit Committee and ESG and Nominating Committee of the Board are responsible for oversight of our Code of Business Conduct and Ethics compliance program. Our Ethics Hotline is also publicly available.

Information Security & Privacy

Palo Alto Networks maintains a written information security program that is managed by our Chief Information Security Officer, who is responsible for overseeing and implementing the program; includes administrative, technical and physical safeguards reasonably designed to protect the confidentiality, integrity, and availability of end user data; and is appropriate to the nature, size and complexity of Palo Alto Networks’ business operations. The Security Committee of our Board of Directors reviews data privacy and cybersecurity strategies and risks and provides oversight over risk mitigation related to cyber threats. Six of our ten Board Directors have cybersecurity and IT technology expertise. We provide annual information security and compliance training to all of our employees.

We engage external agencies to conduct background checks for personnel. We also maintain a security process to conduct appropriate due diligence prior to engaging contractors; assess the security capabilities of subcontractors on a periodic basis; and require subcontractors to adhere to our key information security policies and standards.

We also restrict access to, control and monitor physical areas where we process end user data. Data centers that we operate are in alignment with industry standards such as ISO 27001 and SSAE 16 or ISAE 3402.

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Corporate Responsibility at Palo Alto Networks

We deploy firewall technology and an intrusion detection system to generate, monitor and respond to alerts which could indicate potential compromise of our network. We also apply security by design principles throughout the software development lifecycle, track vulnerabilities of open-source software, and run internal and external network scans at least quarterly and after any material change in the network configuration. We conduct application security assessments using a qualified third party, such as our annual assessment for internet-facing applications that collect, transmit or display end user data.

Palo Alto Networks also develops, implements and maintains a business continuity management program to address the needs of the business and the products we provide to customers. To that end, we complete a minimum level of business impact analysis, crisis management, business continuity and disaster recovery planning.

Privacy is important to our customers and helps us build trust. Our privacy practices are informed by several key principles including:

●	Accountability. We are responsible for the protection of personal information entrusted to us.
●	Transparency and Control. We inform customers about our collection of their personal information and honor their preferences.
●	Third Parties Processing Our Information. We choose trustworthy vendors and suppliers to process personal information and we require them to commit to adequate privacy and data security standards.
●	Privacy by Design. We continue to build on this principle when designing and implementing products.
●	Data Integrity and Proportionality. We collect personal information for specific and legitimate business purposes and store it safely and accurately.
●	Customer Benefit/Value for Customers. We share with our customers the benefits and value we derive from processing their personal information.
●	Security. We implement technical, organizational and physical security measures to confirm an appropriate level of security of the personal information we process. This includes employee training.

Our ESG Journey

Palo Alto Networks has always been a values-based company, and the core principles of ESG have been part of our day-to-day operations. Still, the Company has made a dedicated focus to continuously improve and further integrate ESG into the business. From elevated environmental initiatives, such as setting emissions reduction goals aligned to Science-Based Targets and constantly evolving social strategies to increased transparency in our governance and disclosures, including our fiscal 2022 ESG Report released in October 2022, we have made strides to advance our ESG journey.

We have made improvements and yet we recognize that we have more work to do, particularly as stakeholders become more and more interested in our efforts and as regulatory matters and ESG frameworks evolve. During fiscal 2023, our overall ESG performance improved across all of the rating institutions we measure against. We monitor these ratings so that we remain diligent in our practices and execute a path to achieve our place as industry leaders in ESG.

Recognized by Sustainalytics as “Industry Top Rated” for our overall ES performance (2023, 2022, 2021)	Recognized by Institutional Shareholder Services (ISS) as Prime (2023, 2022)	Achieved “Gold” rating by EcoVadis (2023, 2022, 2021)	Rated AA, up from BBB, by MSCI (June 2023)
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Voting Roadmap

PROPOSAL 1
Election of Directors
The Board of Directors recommends a vote “FOR” each of the nominees named below.

Our Board is comprised of ten members and is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following Class III directors have been nominated for election to the Board at the 2023 annual meeting of stockholders:

●Nikesh Arora	●Aparna Bawa	●Carl Eschenbach	●Lorraine Twohill

See page 45.

PROPOSAL 2
Ratification of Appointment of Independent Registered Public Accounting Firm
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP.

Our Audit Committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending July 31, 2024. EY has served as our independent registered public accounting firm since 2009.

See page 57.

PROPOSAL 3
Advisory Vote on the Compensation of our Named Executive Officers
The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

We are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in the “Executive Compensation” section of this proxy statement.

See page 60.

PROPOSAL 4
Approve Amendment to Palo Alto Networks, Inc. 2021 Equity Incentive Plan
The Board of Directors recommends a vote “FOR” the approval of an amendment to our 2021 Equity Incentive Plan to increase plan shares reserved for issuance.

We are asking stockholders to approve an amendment to our equity incentive plan to increase plan shares reserved for issuance. The ability to grant equity awards is crucial to recruiting and retaining the best personnel. If stockholders do not approve the amendment to 2021 Equity Incentive Plan at our Annual Meeting, we may be unable to continue to grant equity awards as needed, which could prevent us from successfully attracting and retaining the highly skilled talent we need.

See page 108.

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PROPOSAL NO. 1 Election of Directors

Our Board is composed of ten members and is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of the Company. In fiscal 2023, as a result of two long-standing directors not standing for re-election at our 2022 annual meeting of stockholders, we rebalanced the classes of our directors as required by our governing documents, and reclassified John Donovan as a class II director.

The following Class III directors have been nominated for election to the Board at the Annual Meeting:

●Nikesh Arora	●Aparna Bawa	●Carl Eschenbach	●Lorraine Twohill

The sections titled “Board Skills and Experience Matrix” and “Directors” on pages 47 and 48 of this proxy statement contain more information about the leadership skills and other experiences that helped the ESG and Nominating Committee and our Board to determine that these nominees should serve as directors of the Company.

REQUIRED VOTE

We have implemented a majority voting standard for elections of directors. Each director nominee will be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “For” such nominee’s election exceeds the number of votes cast “Against” that nominee. You may vote “For,” “Against,” or “Abstain” with respect to each director nominee. Broker non-votes and abstentions, if any, will have no effect on the outcome of the election.

Majority Voting Standard	In May 2022, adopted majority voting for uncontested elections of directors, including a resignation policy in the event a director does not receive a majority of the vote.

Pursuant to our Corporate Governance Guidelines, a director shall promptly tender his or her resignation if he or she fails to receive the required number of votes for re-election. The ESG and Nominating Committee will act on a prompt basis to determine whether to recommend that our Board accept the director’s resignation and will submit such recommendation for prompt consideration by our Board. Our Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions as our Board may impose. The Board will act within 90 days following certification of the stockholder vote, and will promptly publicly disclose its decision in a filing with the SEC. Additional details about this process are specified in our Corporate Governance Guidelines, which are available on our Investor Relations website at https://investors.paloaltonetworks.com.

If you are a stockholder of record and you sign your proxy card, or vote by telephone or over the Internet, but do not give instructions with respect to the voting of directors, your shares will be voted “For” the re-election of Nikesh Arora, Aparna Bawa, Carl Eschenbach and Lorraine Twohill. We expect that each of Nikesh Arora, Aparna Bawa, Carl Eschenbach and Lorraine Twohill will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your shares will not be voted on this matter.

Recommendation of the Board
The Board recommends that you vote “FOR” each of the nominees named above.

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Proposal No. 1 Election of Directors

Director Tenure and Refreshment

The Board generally believes that a mix of long-and shorter-tenured directors promotes an appropriate balance of views and insights and allows the Board as a whole to benefit from the historical and institutional knowledge that longer-tenured directors possess, and the fresh perspectives contributed by newer directors. With the additions of Aparna Bawa, Dr. Helene Gayle, Lorraine Twohill and Rt Hon Sir John Key in fiscal 2019 through fiscal 2021, we added directors who have brought their experiences and fresh perspectives to our Board’s deliberations.

As of July 31, 2023, our independent directors will have served an average of 7.3 years on the Board. Overall, our Board, including both independent and non-independent directors, will have an average tenure of 8.3 years. We believe that this mix of tenure on the Board represents a collection of individuals with both new perspectives and deep institutional knowledge.

Board Diversity

Our Corporate Governance Guidelines embody our Board’s commitment to actively seek out women and minority candidates as well as candidates with diverse backgrounds, experiences and skills. Our Board believes representation of gender, race, ethnic, geographic, cultural or other diverse perspectives expands the Board’s understanding of the needs and viewpoints of our customers, partners, employees and other stakeholders worldwide.

Our directors reflect diverse perspectives, including a complementary mix of skills, experience and backgrounds that we believe are paramount to our ability to represent your interests as stockholders. As part of our ongoing commitment to creating a balanced Board with diverse viewpoints and deep industry expertise, we added four new independent directors in fiscal 2019 through fiscal 2021 to infuse new ideas and fresh perspectives in the boardroom, two of whom are women of color. As of July 31, 2023, 50% of our independent directors as a group and 50% of our full Board can be considered diverse based on self-identified demographic background and 40% of our Board members self-identify as women.

DIRECTOR TENURE

7.3 years
(independent directors)

8.3 years
(all directors)

Since 2019:
4
new independent directors

BOARD DIVERSITY

50% of our Board can be considered diverse based on self-identified demographic background

46

Proposal No. 1 Election of Directors

Board Skills and Experience Matrix

Our Board has taken a thoughtful approach to board composition to ensure that our directors have backgrounds that collectively add significant value to the strategic decisions made by the Company and that enable them to provide oversight of management to ensure accountability to our stockholders. The Board and the ESG and Nominating Committee believe the skills, qualities, attributes, experience and diversity of backgrounds of our directors provide us with a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders.

Industry and IT/Technical Expertise Deep insight in the cybersecurity and IT technology industry to oversee our business and the risks we face.
Senior Leadership Experience Senior leaders with the experience to analyze, advise and oversee management in decision making, operations and policies.
Financial Knowledge and Expertise Knowledge of financial markets, financing and accounting and financial reporting processes.
Diverse Backgrounds and Experiences Diverse backgrounds and experiences provide unique perspectives and enhance decision-making.
Cybersecurity / Information Security / Security Expertise overseeing cybersecurity, privacy, and information security management.
Sales, Marketing and Brand Management Experience Sales, marketing, and brand management experience providing expertise and guidance to grow sales and enhance our brand.
Global/International Experience Experience and knowledge of global operations, business conditions and culture to advise and oversee our global business.
Risk Management Experience in risk oversight and management.
Emerging Technologies and Business Models Experience
Experience identifying and developing emerging technologies and business models to advise, analyze and strategize regarding emerging technologies, business models and potential acquisitions.
Human Capital Management Experience attracting and retaining top talent to advise and oversee our people and compensation policies in our competitive environment.
Public Company Board Experience and Corporate Governance Experience understanding the dynamics and operation of a public company, and corporate governance requirements and compliance.

2023 Proxy Statement	47

Proposal No. 1 Election of Directors

DIRECTORS

Nominee Directors

Nikesh Arora
Age: 55 Director Since: 2018 Skills and Experience:	Committee Membership: Corporate Development Committee Other Current Public Company Boards: Compagnie Financière Richemont

BACKGROUND
Nikesh Arora has served as the Chair of our Board and Chief Executive Officer since June 2018. Prior to joining us, from 2016 through 2018 Mr. Arora was an angel investor and from June 2016 through December 2017, Mr. Arora served as an advisor to SoftBank Group Corp., a multinational conglomerate company (“SoftBank”). From July 2015 through June 2016, Mr. Arora served as president and chief operating officer of SoftBank and from July 2014 through June 2015, Mr. Arora served as vice chair and chief executive officer of SoftBank Internet and Media, a subsidiary of SoftBank. Prior to SoftBank, from December 2004 through July 2014, Mr. Arora held multiple senior leadership operating roles at Google, Inc., including serving as senior vice president and chief business officer, from January 2011 to June 2014. Mr. Arora also serves on the board of Compagnie Financiere Richemont S.A., a public Switzerland-based luxury goods holding company. Mr. Arora previously served on the boards of Sprint Corp., a communications services company, from November 2014 to June 2016, Colgate-Palmolive Company, a worldwide consumer products company focused on the production, distribution and provision of household, health care and personal care products, from March 2012 to September 2014, SoftBank from 2014 to 2016, and Yahoo! Japan, an internet company, from 2015 to 2016. Mr. Arora holds an M.S. in Business Administration from Northeastern University, an M.S. in Finance from Boston College, and a B.Tech in electrical engineering from the Institute of Technology at Banaras Hindu University.

QUALIFICATIONS AND EXPERIENCE
Mr. Arora was chosen to serve on our Board due to his leadership skills and experience as the chief architect of the Company’s strategic vision, as well as his thorough knowledge of all aspects of our business. Through his extensive career in executive leadership, he brings expertise in leading and scaling technology businesses, risk management oversight, and in-depth knowledge of the cybersecurity and technology sectors.

Aparna Bawa INDEPENDENT
Age: 45 Director Since: 2021 Skills and Experience:	Committee Membership: Audit Committee, Compensation and People Committee, Security Committee, Corporate Development Committee Other Current Public Company Boards: None

BACKGROUND
Aparna Bawa has served as a member of our Board since May 2021. Ms. Bawa has served as the Chief Operating Officer of Zoom Video Communications, Inc., a video communications company, since May 2020. Ms. Bawa served as Zoom’s Chief Legal Officer from August 2019 to May 2020, its General Counsel from September 2018 to May 2020 and its Secretary from December 2018 to November 2020. Prior to Zoom Video Communications, Ms. Bawa served as Senior Vice President and General Counsel of Magento, Inc., an e-commerce platform company, from June 2017 until its acquisition by Adobe Inc. in June 2018. From November 2012 to May 2017, Ms. Bawa served as Vice President, General Counsel and Secretary of Nimble Storage, Inc., an enterprise flash storage company, which was acquired by Hewlett Packard Enterprise in April 2017. Ms. Bawa holds a B.Sc. in Accounting from Marquette University and a J.D. from Harvard Law School.

QUALIFICATIONS AND EXPERIENCE
Ms. Bawa was selected to serve on our Board due to her senior leadership and management experience at public technology companies, risk management oversight expertise, and legal and business operations expertise. She has extensive experience in technology companies.

Industry and IT/Technical	Senior Leadership	Financial	Diverse Backgrounds and Experiences	Cybersecurity	Sales, Marketing and Brand Management

Global/International	Governance, Risk Oversight and Compliance	Emerging Technologies and Business Models	Human Capital Management	Public Company Board Experience

48

Proposal No. 1 Election of Directors

Carl Eschenbach INDEPENDENT
Age: 56 Director Since: 2013 Skills and Experience:	Committee Membership: Security Committee Other Current Public Company Boards: Workday

BACKGROUND
Carl Eschenbach has served as a member of our Board since May 2013. Mr. Eschenbach is Co-CEO of Workday, Inc., an on-demand financial management and human capital management software vendor, a position he has held since December 2022. Prior to Workday, Mr. Eschenbach was a general partner at Sequoia Capital Operations, LLC, a venture capital firm, since April 2016. Prior to joining Sequoia Capital Operations, LLC, Mr. Eschenbach served as Chief Operating Officer and President of VMware, Inc., a provider of cloud and virtualization software and services, a role he held from December 2012 to February 2016. Mr. Eschenbach previously served as VMware’s President and Chief Operating Officer from April 2012 to December 2012, as VMware’s Co-President, Customer Operations from January 2011 to April 2012 and as VMware’s Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. Mr. Eschenbach also held various sales management positions with 3Com Corporation, Lucent Technologies Inc. and EMC. Mr. Eschenbach currently serves on the board of Workday, Inc. Mr. Eschenbach received an electronics technician diploma from DeVry University.

QUALIFICATIONS AND EXPERIENCE
Mr. Eschenbach was selected to serve on our Board because of his extensive experience in the technology industry and his previous public company management experience. He brings to our Board over 30 years of operational and sales experience in the technology industry, and has extensive experience in risk management oversight and scaling large organizations, as well as a deep knowledge of high-growth companies. Mr. Eschenbach also has extensive public company board experience.

Lorraine Twohill INDEPENDENT
Age: 52 Director Since: 2019 Skills and Experience:	Committee Membership: ESG and Nominating Committee (Co-Chair), Security Committee Other Current Public Company Boards: None

BACKGROUND
Lorraine Twohill has served as a member of our Board of directors since April 2019. Ms. Twohill currently serves as Google LLC’s (formerly Google, Inc.) Chief Marketing Officer, a position she has held since June 2009. From July 2003 until June 2009, Ms. Twohill served as Google’s Head of Marketing Europe, Middle East and Africa. Ms. Twohill previously served on the board of directors of Williams-Sonoma, Inc., a consumer retail company that sells kitchenwares and home furnishings, from January 2012 until May 2017. Ms. Twohill holds joint honors degrees in International Marketing and Languages from Dublin City University.

QUALIFICATIONS AND EXPERIENCE
Ms. Twohill was selected to serve on our Board due to her leadership skills and extensive marketing knowledge, with over 25 years of experience. She has deep management and business operations experience, as well as risk management oversight experience. She provides the Board with valuable insights into brand management and the global issues facing technology companies today.

Industry and IT/Technical	Senior Leadership	Financial	Diverse Backgrounds and Experiences	Cybersecurity	Sales, Marketing and Brand Management

Global/International	Governance, Risk Oversight and Compliance	Emerging Technologies and Business Models	Human Capital Management	Public Company Board Experience

2023 Proxy Statement	49

Proposal No. 1 Election of Directors

Continuing Directors

John M. Donovan LEAD INDEPENDENT DIRECTOR
Age: 62 Director Since: 2012 Skills and Experience:
Committee Membership:
Compensation and People Committee, ESG and Nominating Committee (Co-Chair), Security Committee (Chair), Corporate Development Committee (Chair)
Other Current Public Company Boards: Lockheed Martin Corporation

BACKGROUND
John M. Donovan has served as a member of our Board since September 2012. Since May 2019, Mr. Donovan has served as Chair of The President’s National Security Telecommunications Advisory Committee. Mr. Donovan worked at AT&T Inc., a provider of telecommunication services, since April 2008, first as Chief Technology Officer and subsequently as Chief Executive Officer—AT&T Communications until his resignation, effective October 1, 2019. From November 2006 to April 2008, Mr. Donovan was Executive Vice President of Product, Sales, Marketing and Operations at Verisign. From November 2000 to November 2006, Mr. Donovan served as Chair and CEO of inCode Telecom Group Inc., a provider of strategy and consulting services to the telecommunications industry. Prior to joining inCode, Mr. Donovan was a Partner with Deloitte Consulting where he was the Americas industry practice director for telecommunications. Mr. Donovan serves on the board of directors of Lockheed Martin Corporation, an aerospace, defense and technology company. Mr. Donovan holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the University of Minnesota.

QUALIFICATIONS AND EXPERIENCE
Mr. Donovan was selected to serve on our Board because of his technical knowledge and extensive business leadership, management, operations and risk management oversight experience, as a result of serving as the Chief Technology Officer and later the Chief Executive Officer of AT&T Communications. He is skilled in overseeing global information, software development, supply chain, network operations and big data organizations and has expertise in cybersecurity, artificial intelligence and machine learning.

Dr. Helene D. Gayle INDEPENDENT
Age: 67 Director Since: 2021 Skills and Experience:	Committee Membership: ESG and Nominating Committee, Security Committee Other Current Public Company Boards: Organon, The Coca-Cola Company

BACKGROUND
Dr. Helene D. Gayle has served as a member of our Board since May 2021. Dr. Gayle has been President of Spelman College since July 2022. Prior to this position, Dr. Gayle served as President and Chief Executive Officer of The Chicago Community Trust, a community foundation dedicated to improving the Chicago region through strategic grant making, civic engagement and inspiring philanthropy, from 2017 to 2022. Dr. Gayle previously served as Chief Executive Officer of McKinsey Social Initiative, an independent non-profit organization, from 2015 to 2017 and as President and Chief Executive Officer of CARE USA, a leading international humanitarian organization, from 2006 to 2015. From 2001 to 2006, she was an executive in the Global Health program at the Bill & Melinda Gates Foundation. Dr. Gayle began her career in public health at the U.S. Centers for Disease Control in 1984, and held positions of increasing responsibility over her 20-year tenure there, ultimately becoming the director of the National Center for HIV, STD and TB Prevention and achieving the rank of Assistant Surgeon General and Rear Admiral in the United States Public Health Service. Dr. Gayle earned a Bachelor of Arts degree in Psychology from Barnard College of Columbia University, an M.D. from University of Pennsylvania and a Masters in Public Health from Johns Hopkins University. She currently serves as a member of the board of directors of The Coca-Cola Company, a beverage company, and Organon & Co., a pharmaceutical company. Dr. Gayle previously served as a member of the board of directors of Colgate-Palmolive Company, a global consumer products company, from 2010 to 2021.

QUALIFICATIONS AND EXPERIENCE
Dr. Gayle was selected to serve on our Board because of her senior leadership and chief executive officer experience and broad international exposure and emerging market experience, as well as her governmental and non-profit expertise, risk management expertise and corporate governance experience as a director of private and public companies.

Industry and IT/Technical	Senior Leadership	Financial	Diverse Backgrounds and Experiences	Cybersecurity	Sales, Marketing and Brand Management

Global/International	Governance, Risk Oversight and Compliance	Emerging Technologies and Business Models	Human Capital Management	Public Company Board Experience

50

Proposal No. 1 Election of Directors

James J. Goetz INDEPENDENT
Age: 57 Director Since: 2005 Skills and Experience:	Committee Membership: Audit Committee, Corporate Development Committee, Security Committee Other Current Public Company Boards: Intel

BACKGROUND
James J. Goetz has served as a member of our Board since April 2005. Mr. Goetz has been a managing member of Sequoia Capital Operations, LLC, a venture capital firm, since June 2004, where he focuses on cloud, mobile, and enterprise companies. Mr. Goetz currently serves on the board of directors of Intel Corporation and several privately held companies. Mr. Goetz has previously served on the boards of directors of Barracuda Networks, Inc., a data security and storage company from 2009 to 2017, Nimble Storage, Inc., a data storage company, from 2007 to 2017, Jive Software, Inc., a provider of social business software, from 2007 until 2015, and Ruckus Wireless, Inc., a manufacturer of wireless (Wi-Fi) networking equipment, from 2012 until 2015. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati.

QUALIFICATIONS AND EXPERIENCE
Mr. Goetz was selected to serve on our Board because of his senior leadership, technology, information technology (IT), business development and cybersecurity experience, and knowledge of emerging technologies, arising from his experience as a partner of a venture capital firm, where he focuses on cloud mobile, and enterprise technology investments, as well as providing guidance and counsel to a wide variety of internet and technology companies. He also brings his experience as a senior management leader in network, data security and storage, software, and manufacturing companies, through various senior roles and other board experiences. Mr. Goetz also has extensive public company board experience.

Right Honorable Sir John Key INDEPENDENT
Age: 61 Director Since: 2019 Skills and Experience:
Committee Membership:
Audit Committee, Compensation and People Committee (Chair), Security Committee
Other Current Public Company Boards: ANZ Bank New Zealand Ltd, Australia & New Zealand Banking Group Ltd

BACKGROUND
Right Honorable Sir John Key has served as a member of our Board since April 2019. Sir John was a Member of Parliament for Helensville in New Zealand until April 2017. Sir John served as Prime Minister of New Zealand from November 2008 to December 2016 having commenced his political career as a Member of Parliament for Helensville in July 2002. Prior to his political career, he had a nearly twenty-year career in international finance, primarily for Bankers Trust of New Zealand and Merrill Lynch in Singapore, London and Sydney. Sir John serves as the chair and member of the board of directors of ANZ Bank New Zealand Ltd and is a member of the board of directors of the parent Australia & New Zealand Banking Group Ltd, a public bank that provides various banking and financial products and services and also serves on the board of directors of several privately held companies. He previously served on the board of directors of Air New Zealand Limited, a public airline, from 2017 to 2020. Sir John has a Bachelor of Commerce in Accounting from the University of Canterbury.

QUALIFICATIONS AND EXPERIENCE
Sir John was selected to serve on our Board due to his global business leadership and extensive financial, capital markets, and management expertise as former Prime Minister of New Zealand, his extensive background in foreign affairs, and his career in investment banking and finance. He brings extensive experience in policy-making and a global business perspective from his experience and service on other boards, which is especially valuable to us as we grow internationally.

Industry and IT/Technical	Senior Leadership	Financial	Diverse Backgrounds and Experiences	Cybersecurity	Sales, Marketing and Brand Management

Global/International	Governance, Risk Oversight and Compliance	Emerging Technologies and Business Models	Human Capital Management	Public Company Board Experience

2023 Proxy Statement	51

Proposal No. 1 Election of Directors

Mary Pat McCarthy INDEPENDENT
Age: 68 Director Since: 2016 Skills and Experience:	Committee Membership: Audit Committee (Chair), Security Committee, Corporate Development Committee Other Current Public Company Boards: Micron Technology

BACKGROUND
Mary Pat McCarthy has served as a member of our Board since October 2016. Ms. McCarthy, now retired, served as Vice Chair of KPMG LLP, the U.S. member firm of the global audit, tax and advisory services firm, until 2011 after attaining such position in 1998. She joined KPMG LLP in 1977 and became a partner in 1987. She held numerous senior leadership positions in the firm, including Executive Director of the KPMG Audit Committee Institute from 2008 to 2011, Leader of the KPMG Client Care program from 2007 to 2008, U.S. Leader, Industries and Markets from 2005 to 2006, and Global Leader, Information, Communication and Entertainment Practice from 1998 to 2004. Ms. McCarthy also served on KPMG’s Management and Operations Committees. Ms. McCarthy earned a Bachelor of Science degree in Business Administration from Creighton University and completed the University of Pennsylvania Wharton School’s KPMG International Development Program. Ms. McCarthy serves as a director of Micron Technology, Inc., a producer of semiconductor devices and previously served on the board of directors of Mutual of Omaha, an insurance company, from 2012 to 2018 and Andeavor Corporation (formerly Tesoro Corporation), a global energy corporation from 2012 to 2018.

QUALIFICATIONS AND EXPERIENCE
Ms. McCarthy was selected to serve on our Board because of her deep technical expertise in financial and accounting matters from her experience as the Vice Chair of KPMG LLP, advising numerous companies on financial and accounting matters, as well as her leadership experience as a member of management at KPMG. She is an “audit committee financial expert” with over 40 years of experience in finance, operations and risk management oversight of technology companies, particularly publicly traded companies with knowledge of complex global financial and business matters. In addition, she brings a global business perspective and contributes valuable insights and perspectives to our business and operations from her service on other boards.

Nir Zuk
Age: 52 Director Since: 2005 Skills and Experience:	Committee Membership: None Other Current Public Company Boards: None

BACKGROUND
Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our Board since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper Networks, Inc., a supplier of network infrastructure products and services. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics.

QUALIFICATIONS AND EXPERIENCE
Mr. Zuk is a co-founder of Palo Alto Networks, a network security expert and brings a wealth of network security knowledge and industry experience to Palo Alto Networks. He brings business leadership, operational experience, risk management oversight experience, and experience developing technology. He has an in-depth knowledge of the technology and cybersecurity industries.

Industry and IT/Technical	Senior Leadership	Financial	Diverse Backgrounds and Experiences	Cybersecurity	Sales, Marketing and Brand Management

Global/International	Governance, Risk Oversight and Compliance	Emerging Technologies and Business Models	Human Capital Management	Public Company Board Experience

52

Proposal No. 1 Election of Directors

The demographic information presented below for our directors is based on voluntary self-identification by each director. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f). Additional biographical information of our directors and executive officers as of July 31, 2023 is set forth above.

BOARD DIVERSITY MATRIX (AS OF OCTOBER 27, 2023)

Total Number of Directors	10
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	6	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	3

Identification and Evaluation of Director Nominees

Our ESG and Nominating Committee uses a variety of methods for identifying and evaluating director nominees. The ESG and Nominating Committee regularly assess the appropriate size, composition and needs of our Board and its respective committees, and the qualification of candidates considering these needs. Some of the qualifications that our ESG and Nominating Committee considers include issues of character, integrity, judgment, diversity (including gender and race), experience of relevance to us and the Board, independence, age, area of expertise, potential conflicts of interest and other commitments. These factors may be weighted differently depending on the individual being considered or the needs of the Board at the time.

Nominees must also be able to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our ESG and Nominating Committee to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend, and actively participate in all Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although our ESG and Nominating Committee may also consider such other factors as it may deem, from time to time, are in Palo Alto Networks and our stockholders’ best interests. Our ESG and Nominating Committee will also seek appropriate input from our Chief Executive Officer, from time to time, in assessing the needs of our Board for relevant background, experience, diversity and skills of its members.

Our ESG and Nominating Committee considers diversity (whether based on broader principles such as diversity of perspective, experiences, and expertise, as well as factors commonly associated with diversity such as gender, race or national origin) in connection with its evaluation of director candidates, including the evaluation and determination of whether to re-nominate incumbent directors. The committee also considers these and other factors as it oversees the annual Board and committee evaluations. The committee seeks qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which director candidates are chosen. Any search firm retained by the committee to find director candidates would be instructed to account for these considerations, including diversity.

2023 Proxy Statement	53

Proposal No. 1 Election of Directors

Stockholder Recommendations for Nominations to the Board of Directors

Our ESG and Nominating Committee will consider candidates for director recommended by stockholders, so long as such recommendations comply with our certificate of incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by Nasdaq and the SEC. The ESG and Nominating Committee will evaluate the recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board. Our ESG and Nominating Committee has discretion to decide which individuals to recommend for nomination as directors.

Director Independence

Our common stock is listed on The Nasdaq Stock Market (“Nasdaq”). Under Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent, and that the nomination of all directors be by either a majority of its independent directors or a committee comprised solely of independent directors. Under Nasdaq regulations, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship with the listed company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and Nasdaq listing standards. In order to be considered independent for purposes of Rule 10A-3, a member of a listed company’s audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing standards. In order for a member of a listed company’s compensation committee to be considered independent for purposes of Nasdaq listing standards, the listed company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the listed company to such director; and (2) whether such director is affiliated with the listed company, a subsidiary of the listed company, or an affiliate of a subsidiary of the listed company.

Our Board has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that each of Mmes. Bawa, McCarthy and Twohill, Dr. Gayle and each of Messrs. Donovan, Eschenbach, Goetz, and the Rt Hon Sir John Key do not have a material relationship with our Company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and Nasdaq listing standards. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Related Person Transactions.” There are no family relationships among any of the Company’s directors or executive officers.

54

Proposal No. 1 Election of Directors

Director Compensation

Our ESG and Nominating Committee has approved a policy for the compensation of the non-employee members of our Board (the “Director Compensation Policy”) to attract, retain and reward these individuals and align their financial interests with those of our stockholders. Only non-employee directors who are not affiliated with investment funds that hold shares of our common stock are eligible for compensation under the Director Compensation Policy. There is no cash compensation paid under the Director Compensation Policy.

Initial Award. Under the Director Compensation Policy, when an eligible director initially joins our Board, the eligible director receives an initial award of restricted stock units having a value of $1 million (as determined based on the average closing price of our common stock on Nasdaq during the month prior to the month in which the grant is made). This initial award will vest as to one third of the shares covered by the restricted stock unit award on the first anniversary of the date the eligible director joined our board of directors, and the remaining shares will vest quarterly over the following two years, subject to the director’s continued service as of each such date.

Annual Award. Under the Director Compensation Policy, at each annual meeting of stockholders, each eligible director receives an annual restricted stock unit award having a value equal to $300,000 (as determined based on the average closing price of our common stock on Nasdaq during the 30 calendar days ending on the business day prior to the annual meeting). In addition, at each annual meeting of stockholders, our Lead Independent Director receives an additional annual restricted stock unit award having a value equal to $50,000 (as determined based on the average closing price of our common stock on Nasdaq during the 30 calendar days ending on the business day prior to the annual meeting). All annual awards, including the annual awards to the Lead Independent Director, will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Committee Awards. At each annual meeting of stockholders, the chairpersons and members of the five standing committees of our Board will receive additional annual restricted stock unit awards for committee service having the following values (as determined based on the average closing price of our common stock on Nasdaq during the 30 calendar days ending on the business day prior to the annual meeting):

Board Committee(1)	Chairperson Retainer	Member Retainer
Audit Committee	$35,000	$20,000
Compensation and People Committee	$25,000	$15,000
ESG and Nominating Committee	$15,000	$10,000
Security Committee	$50,000	$50,000
(1)	No additional compensation is paid for serving on the Corporate Development Committee.

Any eligible director who serves as chairperson of a committee is not entitled to a member retainer for the same committee. The committee awards will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

2023 Proxy Statement	55

Proposal No. 1 Election of Directors

Fiscal 2023 Director Compensation Table

The following table presents summary information regarding the compensation paid to our non-employee directors for our fiscal year ended July 31, 2023.

Director(1)	Stock Awards(2)	Total
Aparna Bawa(3)	$356,383	$356,383
John M. Donovan(3)	$413,931	$413,931
Carl Eschenbach(3)	$337,254	$337,254
Dr. Helene D. Gayle(3)	$346,738	$346,738
James J. Goetz(4)	–	–
Rt Hon Sir John Key(3)	$380,335	$380,335
Mary Pat McCarthy(3)	$370,850	$370,850
Lorraine Twohill(3)	$361,045	$361,045
(1)	Asheem Chandna and Mark McLaughlin served on our Board until the date of 2022 Annual Meeting of Stockholders. They did not receive any compensation for our fiscal year ended July 31, 2023.
(2)	The amounts reported in this column represent the aggregate grant date fair value of these restricted stock units (“RSUs”) as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2023. These amounts do not necessarily correspond to the actual value that may be recognized by the director upon the vesting of such awards.
(3)	As of July 31, 2023, Ms. Bawa held 3,955 RSUs, Mr. Donovan held 1,287 RSUs, Mr. Eschenbach held 1,048 RSUs, Dr. Gayle held 3,967 RSUs, Rt Hon Sir John Key held 1,182 RSUs, Ms. McCarthy held 1,153 RSUs and Ms. Twohill held 1,122 RSUs.
(4)	Mr. Goetz receives no compensation under the Director Compensation Policy.

Director Stock Ownership Guidelines

Our Board believes that our directors should hold a meaningful financial stake in our Company in order to further align their interests with those of our stockholders and therefore adopted stock ownership guidelines in fiscal 2017. Under the guidelines, each non-employee director must own Company stock with a value of five times the annual retainer for board service within five years of such director’s initial appointment or election date. As of September 30, 2023, all of our non-employee directors comply with our stock ownership guidelines.

Director Attendance

During our fiscal year ended July 31, 2023, the Board held five meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the Board and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Eleven of our twelve directors, serving on our Board at that time, attended our 2022 Annual Meeting of Stockholders, either telephonically or by video conference.

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PROPOSAL NO. 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending July 31, 2024. EY has served as our independent registered public accounting firm since 2009.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending July 31, 2024. Our Audit Committee is submitting the selection of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from our stockholders.

Notwithstanding the selection of EY and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of Palo Alto Networks and its stockholders. If our stockholders do not ratify the appointment of EY, our Audit Committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by EY for our fiscal years ended July 31, 2022 and 2023.

	2022	2023
Audit Fees(1)	$6,139,000	$6,401,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	477,000	1,460,000
All Other Fees(4)	5,000	9,000
	$6,621,000	$7,870,000
(1)	Audit fees consist of professional services rendered in connection with (a) the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, (b) review of our quarterly consolidated financial statements presented in our Quarterly Reports on Form 10-Q, (c) professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company, and (d) other regulatory filings.
(2)	Audit-Related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include acquisition due diligence services, technical accounting guidance and other attestation services.
(3)	Tax Fees consist of fees for professional services for federal, state and international tax compliance and tax planning.
(4)	All Other Fees includes fees for professional services other than these services reported above. These services specifically relate to subscriptions to an accounting regulatory database.

Auditor Independence

In our fiscal year ended July 31, 2023, there were no other professional services provided by EY that would have required our Audit Committee to consider their compatibility with maintaining the independence of EY.

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Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our Audit Committee for approval:

●	Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor to be able to form an opinion on our consolidated financial statements.
●	Audit-related services. Audit-related services are for assurance and related services that are (1) reasonably related to the performance of the audit or review of our financial statements (2) are traditionally performed by our independent registered public accounting firm and (3) not covered above under “audit services.”
●	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.
●	Other services. Other services are those services not described in the other categories.

Our Audit Committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and our Audit Committee requires our independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, (a) if the additional services do not require specific approval by the Audit Committee, a detailed description of the services will be submitted to the Chief Financial Officer or Chief Accounting Officer, who will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee and the Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor, or (b) if the additional services require specific approval by the Audit Committee, they will be submitted for pre-approval to the Audit Committee by both the independent auditor and the Chief Financial Officer or Chief Accounting Officer, and shall only be submitted if the independent auditor and such officer mutually agree that the request or application is consistent with the SEC’s rules on auditor independence. All fees paid to EY for our fiscal year ended July 31, 2023 were pre-approved by our Audit Committee.

Required Vote

The ratification of the appointment of EY as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are treated as shares present virtually or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” this proposal. Any broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP.

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Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

The Audit Committee consists of Mmes. Bawa and McCarthy, Mr. Goetz and the Rt Hon Sir John Key. Each member of the committee is an independent director as required by the listing standards of Nasdaq and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Investor Information portion of our website at https://investors.paloaltonetworks.com/. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

The Audit Committee assists our Board in the Board’s oversight and monitoring of:

●	Accounting and financial reporting processes and internal controls as well as the audit and integrity of our financial statements;
●	The qualifications, independence and performance of our independent registered public accounting firm;
●	The performance of our internal audit function;
●	Compliance with applicable law; and
●	Risk assessment and risk management pertaining to financial, accounting and tax matters of the Company.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, EY, is responsible for auditing these financial statements and the Audit Committee oversees these activities. It is not the responsibility of the Audit Committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work performed by EY. In fulfilling its oversight responsibility, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

In the performance of its oversight function, the Audit Committee has:

●	Reviewed and discussed the audited financial statements with management and EY;
●	Discussed with EY the applicable requirements of the PCAOB and the SEC; and
●	Received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based on the Audit Committee’s review and discussions with management and EY, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2023, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board:

Mary Pat McCarthy (Chair)
Aparna Bawa
James J. Goetz
Rt Hon Sir John Key

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PROPOSAL NO. 3 Advisory Vote on the Compensation of our Named Executive Officers

We are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore is not binding on us, our Compensation and People Committee or our Board. The say-on-pay vote will, however, provide information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which our Compensation and People Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation and People Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and our Compensation and People Committee will evaluate whether any actions are necessary to address those concerns. We currently conduct advisory votes on our named executive officer compensation on an annual basis, and we expect to conduct our next advisory vote at our 2024 annual meeting of stockholders.

We believe that the information we have provided in this “Executive Compensation” section, and in particular the information discussed in the sections titled “Executive Compensation—Letter from our Compensation and People Committee” and “Executive Compensation—Compensation Discussion and Analysis,” demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Palo Alto Networks, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Palo Alto Networks, Inc.’s proxy statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the SEC, including the compensation discussion and analysis, the compensation tables and narrative discussion, and other related disclosure.”

Required Vote

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Although the advisory vote is non-binding, our Board values our stockholders’ opinions. The Compensation and People Committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

Recommendation of the Board
The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

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Letter from our Compensation and People Committee

October 27, 2023

Dear Fellow Stockholders,

The Compensation and People Committee of the Palo Alto Networks Board of Directors is committed to ensuring that we retain and attract individuals of outstanding character and ability who are champions of our company culture and mission. To do so, we design programs that fairly compensate our employees and allow us to maintain a world-class leadership team worthy of your confidence. As a committee, we strongly believe in, and are committed to, executing a pay-for-performance compensation philosophy that closely aligns executive compensation to our financial and operational performance.

Fiscal 2023 was a year marked by disruption and uncertainty in a challenging macroeconomic environment. Our management team once again embraced these challenges by mobilizing our people and resources to keep our employees healthy, safe and professionally fulfilled, while delivering very strong financial and operational performance.

Program Design

In designing the executive compensation program for fiscal 2023, we sought and received advice from our independent compensation consultant, Meridian Compensation Partners. Based on this advice and in consultation with Meridian, we developed a framework that further made certain that our executive compensation program was designed in a structured and objective manner to ensure that compensation levels reflect our pay for performance philosophy, align compensation with our stockholders’ interests, motivate our executives, are competitive, and reflect our stockholders’ input and compensation best practices. This framework served as the basis upon which we structured, and made, fiscal 2023 compensation decisions:

●	Financial Performance. Our fiscal 2022 financial and operation results measured against plan and consensus estimates on key financial measures.
●	Shareholder Returns. Our one-year, two-year, and three-year total stockholder return (TSR) performance relative to our compensation peer group.
●	Strategic Objectives. Our fiscal 2022 performance measured against our strategic objectives.
●	Individual Performance Assessment. A performance assessment by the Board for our CEO, and by our CEO for the other executive officers, including other named executive officers.

Consistent with this framework and our pay-for-performance philosophy, we designed our fiscal 2023 executive compensation program to provide strong rewards for strong performance. The framework provided a target pay range, dependent on the results of the inputs, ranging from 50th percentile or lower of our peers for performance below targets to the 90th percentile or above our peers for performance well above targets.

●	Paid For Performance Based on Aggressive Targets. We set our executive cash incentive and performance stock unit award targets above the guidance we provided in our August 23, 2022 earnings release, which aligns with our pay-for-performance philosophy of requiring strong performance for strong rewards.
●	Adopted Multiple Year Measurement Period. 100% of fiscal 2023 named executive officer equity awards are performance based, require sustained performance over three years for any payout, and include a relative total stockholder return multiplier in addition to financial metrics, which aligns a significant portion of our executive compensation to long-term financial performance.

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Executive Compensation

●	Portfolio of Performance Measures Aligned to Shareholder Value Creation. We carefully evaluated the metrics that we believed will most impact long-term value for our stockholders and other stakeholders, and set very aggressive targets for annual billings growth. Billings growth is an important indicator of the health and visibility of our business because it includes subscription and support revenue, which is recognized ratably over the contractual service period, and product revenue, which is recognized at the time of shipment, provided that all other conditions for revenue recognition have been met. In addition, we tied achievement to a comparative analysis of our TSR performance to ensure that payout percentages are aligned with our performance relative to that of our peer group.
●	Tied Compensation to ESG Goals. We again included an ESG modifier to our cash incentive plan to ensure a linkage between compensation and our ESG goals, which provided for the calculated result to be adjusted up or down by up to 10% based on an ESG scorecard with climate, inclusion and diversity, and human capital metrics.

CEO Compensation

Retaining Nikesh Arora as the company’s Chief Executive Officer for the long term was a key area of focus for the Board and our Committee. We firmly believe that Nikesh is one of only a very few executive leaders who can deliver the caliber of performance critical to Palo Alto Networks’ successful attainment of our next phase of growth. We reach this conclusion based on Nikesh’s track record of undeniable success, our extensive conversations with the Company’s leadership team, our regular assessment of company strategy, consistent attention to the marketplace for high-caliber senior executives, and of course the concurrence of the entire Board. Moreover, our conclusion is buttressed by the advent of a new generation of artificial intelligence tools and technologies that promise to transform virtually every industry, including cybersecurity. As much as any Chief Executive Officer, Nikesh embraces this transformation and intends to place Palo Alto Networks at the forefront of AI innovation. This is a signal moment of change for our company, our industry and the broader economy, and Nikesh is the right person to navigate us through it.

Accordingly, in fiscal 2023, we began exploring with our independent compensation consultant equity incentives that would allow us to retain Nikesh as our leader for the foreseeable future. The equity award described in the accompanying Compensation Discussion and Analysis is true to our commitment to always carefully align our executive compensation programs with stockholder interests. We followed these principles in designing the award:

●	Demonstrate the Board’s confidence in Nikesh and his strategy for the company’s next phase of growth.
●	Retain and engage a proven, successful and industry-leading CEO for at least the next five years so that our stockholders reap the financial rewards that we expect to result from Nikesh’s clarity of vision, strategic acumen and operational excellence — just as our stockholders have during the first five years of his tenure.
●	Provide an award that, at its core, is performance-based, drives stockholder value creation, and requires significant sustained performance to realize its full value.
●	Mitigate the risk of potential employment offers from competitors and private equity firms.
●	Take into account the views of our stockholders as expressed to us during our extensive engagement efforts, which are led by our Lead Independent Director, John Donovan. In fiscal 2023, John led 21 meetings with stockholders representing 31% of our outstanding shares, and the company offered stockholders holding over 48% of our outstanding shares a meeting with John (based on stockholder ownership, to our knowledge, as of June 30, 2023).

In addition, we compared the value of Nikesh’s performance-based stock options and other vested stock holdings to the markedly lower amount that is currently projected to vest over the next several years. With these principles in mind, we granted Nikesh an award of performance-based restricted stock units that can amount to as few as zero shares, if the Company’s performance is less than 40% of the companies in the S&P 500 over a five-year period, and up to 750,000 shares if the Company’s performance is better than 90% of the companies in the S&P 500.

So that outsized performance under the grant is not possible if the Company’s stock price does not increase, if our stock price is lower at the end of the performance period than at the beginning, no more than 500,000 shares may be earned, even if our performance is better than all of the S&P 500. During the performance period for this award, we expect that Nikesh will continue to be eligible for annual equity grants determined based on performance and based on the structure of awards granted to the rest of the executive team. The Compensation and People Committee aligned the award to the S&P 500 because Meridian, its independent compensation consultant, advised the Committee that it is a broad market index that is commonly used as the benchmark for rTSR awards, and the Committee anticipated that the Company would be included in the S&P 500 index during the term of the award.

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Executive Compensation

In sum, the Board believes that the majority of our stockholders share our desire, and deem it critical, to retain such a proven leader to guide the Company over the next five years. We designed an award that provides meaningful rewards for the continued delivery of exceptional stockholder value.

We are confident that our fiscal 2023 executive compensation program continues to deliver on the commitments we made to our stockholders in our 2021 and 2022 proxy statements when we described our retooled compensation program.

We are again asking for your support of our executive compensation program. After gathering extensive feedback from stockholders and engaging an independent consulting firm, we believe that our Compensation and People Committee has implemented a sustainable, best-in-class program that is supported by market benchmarks aligned with best practices and the interests of our stockholders.

Thank you for your continued support and investment in Palo Alto Networks.

Sincerely,

The Compensation and People Committee

Rt Hon Sir John Key (Chair)
Aparna Bawa
John Donovan

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes in detail our executive compensation programs and the resulting pay decisions for our named executive officers (“NEOs”).

Our Compensation and People Committee believes that the fiscal 2023 compensation of our NEOs is commensurate with our size and performance, the significant scope of their roles and responsibilities, and their strong leadership in a manner consistent with our corporate values of disruption, collaboration, execution, integrity and inclusion.

Named Executive Officers

Nikesh Arora Chief Executive Officer, Chair of the Board	Dipak Golechha Executive Vice President, Chief Financial Officer	William “BJ” Jenkins President	Lee Klarich Executive Vice President, Chief Product Officer	Nir Zuk Executive Vice President, Founder, Chief Technology Officer

CD&A HIGHLIGHTS
●	Our employees, led by our NEOs, continued to deliver strong financial results for our stockholders in fiscal 2023.
●
Our financial performance has led to strong financial returns, a one-year total shareholder return (“TSR”) at the 99th percentile and three-year TSR at the 100th percentile of our compensation peer group, and a return of capital through our stock buyback program.

●	We engaged in discussions with stockholders holding 61% of our outstanding shares (as of June 30, 2023), with a concentrated focus on the issues that mattered to them, including our executive compensation program.
●	We followed through on the commitments we made to our stockholders in the proxy statements for our 2021 and 2022 annual meetings of stockholders.
●	Our fiscal 2023 executive compensation programs align with recognized best practices.

Philosophy and Objectives

As a global cybersecurity provider based in the San Francisco Bay Area, we operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market to continue to increase. We compete with many other technology companies in seeking to attract and retain highly skilled top talent. Our continued success has made our employees and executives more attractive as candidates for employment with other companies, and we are intently focused on maintaining competitive compensation programs, in part, to address recruiting efforts by other companies in the technology industry.

As a result, our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to support our near-term objectives and create long-term value for our stockholders, grow our business and assist in the achievement of our strategic goals. We believe that a performance-based culture is crucial to our growth and success.

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Executive Compensation

The specific objectives of our executive compensation program are to:

Drive the development of a successful and profitable business through our next phase of growth.
Create sustainable long-term value for our stockholders by aligning the interests of our executive officers with those of our stockholders.
Reward our executive officers for the successful achievement of our financial and strategic growth objectives.

Attract, motivate and retain highly qualified executives who possess the skills and leadership necessary to continue to grow our business, and provide compensation packages that are comparable to our peers and the overall competitive market and that are heavily weighted to be based on our performance.

While remaining true to our compensation objectives, as well as sound compensation policies and practices, our compensation program also has the flexibility to incorporate feedback and evolving compensation practices that are important to us and our stockholders, such as the addition of an ESG modifier to our NEOs’ cash incentive plan ensuring a linkage between NEO compensation and our ESG commitments.

Stockholder Engagement in Fiscal 2023

Our Compensation and People Committee routinely considers the results of our annual say-on-pay vote and stockholder feedback on our executive compensation program gathered throughout the year.

In fiscal 2023, we once again undertook extensive engagement efforts to obtain our stockholders’ views on executive compensation, corporate governance and other matters, and to determine how best to respond to that feedback. Our Lead Independent Director once again played a central role in our stockholder engagement efforts in fiscal 2023. The Chair of our Compensation and People Committee also met with numerous stockholders to discuss their views regarding our executive compensation program.

Our Lead Independent Director and management team regularly update our Board on our engagement efforts, providing summaries of our stockholders’ feedback. The continuous feedback that we receive from our stockholders has shaped the executive compensation program and practices implemented by our Compensation and People Committee.

At our 2022 annual meeting of stockholders, we were pleased with our second year in a row of increased votes cast in favor of our say-on-pay proposal. At our 2022 annual meeting of stockholders approximately 94% of votes were cast in favor of our say-on-pay proposal, which was higher than the approximately 81% support we received the prior year.

We reached out to stockholders representing 64% of our outstanding shares.	We engaged in discussions with investors representing 61% of our outstanding shares (which is all stockholders that indicated a willingness to engage with us).	Our Lead Independent Director participated in discussions (21 meetings) with investors representing 31% of our outstanding shares, while offering meetings to investors representing 48% of our outstanding shares.
*Stockholder ownership, to our knowledge, as of June 30, 2023.

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Executive Compensation

Our Compensation Best Practices

In line with the feedback that we received from our stockholders and our independent compensation consultant, we did not make extensive changes to our executive compensation program in fiscal 2023.

We believe our executive compensation program represents recognized best practice and reflects principles that align the compensation of our NEOs with the long-term interests of our stockholders.

ROBUST AND INDEPENDENT COMPENSATION DECISION-MAKING, ALIGNED WITH OUR CORPORATE VALUES
✓100% independent Compensation and People Committee ✓Independent compensation consultant	✓Annual review of compensation strategy ✓Consideration of annual say-on-pay vote

COMPENSATION BEST PRACTICES
✓Majority of compensation is performance-based and at-risk
✓100% short-term incentive cash compensation is performance-based and at-risk
✓Inclusion of ESG modifier to cash incentive plan, which modifies the annual incentive cash compensation (plus or minus 10%), based on our performance relative to an ESG scorecard with climate, inclusion and human capital metrics
✓100% of equity awards granted to our NEOs in fiscal 2023 were performance-based, with different performance targets than the cash incentive plan
✓No single trigger vesting of equity awards on occurrence of a change in control

✓No dividends paid on unvested equity
✓Robust stock ownership guidelines
✓One-year post-vesting holding period for all NEOs, including our Chief Executive Officer
✓No hedging or pledging, except limited pledging permitted with the prior approval of the ESG and Nominating Committee
✓Meaningful clawback policy
✓Limited perquisites and personal benefits
✓No defined benefit plans or SERPs
✓Assessing and implementing the advice of independent compensation consultant, including a new decision making framework to further ensure alignment of executive compensation decision with our pay-for-performance philosophy

We Followed Through On Our Commitments

We made several commitments with respect to the design of our executive compensation program and related policies. We made these commitments following receipt of extensive feedback from our stockholders and advice from our independent compensation consultant, Meridian Compensation Partners.

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Executive Compensation

Summarized below are our fiscal 2023 commitments, and our follow through in meeting those commitments.

OUR FISCAL 2023 COMMITMENTS	OUR FOLLOW THROUGH
Maintain a robust stockholder outreach program
Provide more transparency in our executive compensation disclosures, as well as more robust CD&A disclosures
Disclose the target value of equity grants to our NEOs for the completed fiscal year in the CD&A
Maintain robust stock ownership guidelines
Make any one-time awards to NEOs outside of the normal grant cycle (other than new hire awards) a majority performance-based and only make such grants in exceptional circumstances
Annual equity grants to our NEOs to be at least 75% performance-based in line with market best practices
Require a one-year minimum vesting period for all grants to our Chief Executive Officer and other NEOs going forward, and implement a policy to require our Chief Executive Officer and other NEOs to hold all net shares for one year after vesting subject to certain exceptions
Use a PSU award design that requires sustained performance over multiple years for any payout
Include a relative TSR modifier to our executive PSU awards
Ensure that ongoing incentive goals are considered challenging with targets set at or above management guidance
Disclose performance targets compared to actual results and corresponding payout scale
Avoid duplicate performance metrics in our cash incentive plan and PSU awards
No upward discretionary adjustments except for extraordinary circumstances (such as the COVID-19 pandemic)
Include an ESG metric into fiscal 2023 cash incentive plan to ensure linkage between compensation and our ESG goals

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Executive Compensation

Responsible Use of Equity Compensation

In response to the feedback that we have received from our stockholders over the past several fiscal years, the Compensation and People Committee have undertaken a concerted program of reducing our annual stock-based compensation expense, and is committed to further reductions in our stock-based compensation expense as a percentage of revenue in the future. The graph below illustrates our stock-based compensation expense for fiscal years 2021, 2022 and 2023, including as a percentage of revenue.

FY21-FY23 SBCE and Percent of Revenue

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Compensation-Setting Process

Compensation Timeline and Process

The compensation setting timeline and process of our Compensation and People Committee is summarized below.

Our Compensation and People Committee makes compensation decisions after considering factors that include:

●	The performance and experience of each executive officer;
●	The scope and strategic impact of the executive officer’s responsibilities;
●	Our past business performance and future expectations;
●	Our long-term goals and strategies;
●	The performance of our executive team as a whole;
●	An analysis of competitive market conditions, with the assistance of its external compensation consultant(s);
●	The incentives provided to our executives to remain with the Company and drive the Company’s continued growth;
●	The value of each executive’s unvested equity holdings;
●	For each executive officer, other than our CEO, the recommendation of our CEO based on an evaluation of his performance;
●	The challenge and cost of replacing high-performing leaders with in-demand skills; and
●	The internal parity of compensation among our executive officers.

Our Compensation and People Committee does not apply a formula or assign relative weights to specific compensation elements.

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Roles and Responsibilities

PARTICIPANT	ROLE IN COMPENSATION DETERMINATION PROCESS
Compensation and People Committee
●Review, evaluate and approve the compensation arrangements, plans, policies, and practices for our NEOs
●Oversee and administer cash-based and equity-based compensation plans
●Review our executive compensation program, from time to time, to determine whether they are appropriate, properly coordinated, achieve their intended purposes and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements
●Retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties

Management
●Together with our independent compensation consultant, the Chief Executive Officer and the Chief People Officer assist the Compensation and People Committee in the execution of its responsibilities by providing information on corporate and individual performance, market data with respect to compensation and management’s perspective and recommendations on compensation matters
●Chief Executive Officer makes recommendations to the Compensation and People Committee regarding compensation matters, including the compensation of executive officers (other than himself)
●Chief Executive Officer participates in meetings of the Compensation and People Committee (other than portions of meetings that involve discussions of his own compensation)
While our Compensation and People Committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our Compensation and People Committee’s decision-making process.

Independent Compensation Consultant For fiscal 2023 advice, the Compensation and People Committee engaged Meridian Compensation Partners, a national compensation consulting firm
●Assist the Compensation and People Committee in executing the executive compensation strategy and guiding principles, assessing the current target total direct compensation opportunities of our executive officers, including comparing them against competitive market practices, developing a compensation peer group and advising on executive compensation decisions
●Meridian Compensation Partners did not provide any services to the Company other than the services provided to our Compensation and People Committee
●Our Compensation and People Committee assessed the independence of Meridian Compensation Partners taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of Nasdaq and has concluded that no conflict of interest exists with respect to the work that Meridian Compensation Partners performs for our Compensation and People Committee

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Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, at the Compensation and People Committee’s request, Meridian Compensation Partners, our independent compensation consultant, compiled market data from a compensation peer group approved by our Compensation and People Committee and industry surveys, including the Radford Global Technology Executive Compensation Survey. The Compensation and People Committee, with the assistance of Meridian Compensation Partners, then analyzed the market and survey data when making fiscal 2023 compensation decisions.

Competitive Positioning

For fiscal 2023, our Compensation and People Committee continued to compare and analyze our executive compensation program and each component of executive compensation against data from a formal compensation peer group of companies.

In the context of our annual executive compensation review, with assistance from Meridian Compensation Partners and input from management, in February 2022, our Compensation and People Committee reviewed the peer group of publicly-traded technology companies used to provide information regarding compensation practices for fiscal 2022 to determine if any changes were appropriate for use for fiscal 2023 pay decisions. In determining which companies to include in the peer group, our Compensation and People Committee considered companies that met some or all of the following updated criteria:

●	had (i) revenue between 0.33 to 3.0 times our revenue, (ii) a market capitalization between 0.33 to 3.0 times our market capitalization, (iii) a market capitalization to revenue ratio greater than 2.0, and (iv) a number of employees between 0.5 to 2.0 times the number of our employees;
●	had revenue growth greater than 10% in at least two of the last three years and TSR growth greater than 10% in at least two of the last three years;
●	was headquartered on the west coast of the United States, operated in the software industry, provided some cybersecurity services, and was selected by Institutional Shareholder Services as one of our peer companies; and
●	whether we were included in the company’s peer group, whether the company’s chief executive officer was a founder with an atypical compensation structure, and the company’s relevant acquisition activity.

Based on this review, Arista Networks, Inc., Block, Inc., f5, Inc, Okta, Inc., Snap Inc., Synopsys, Inc. and Twitter, Inc. were removed from the peer group, and Crowdstrike Holdings, Inc., Intuit Inc., Juniper Networks, Inc., Keysight Technologies, Inc., NetApp, Inc., Roper Technologies, Snowflake Inc., and VMware, Inc. were added based on the identified criteria. After these changes, the Company was at the 76th percentile of the peer group in terms of revenue and 89th percentile in terms of market capitalization.

The following publicly-traded companies made up our compensation peer group for fiscal 2023:

Akamai Technologies, Inc. Autodesk, Inc. Cadence Design Systems, Inc. CrowdStrike Holdings, Inc. Gen Digital Inc.	Fortinet, Inc. Intuit Inc. Juniper Networks, Inc. Keysight Technologies, Inc. NetApp, Inc.	Paychex, Inc. Roper Technologies, Inc. ServiceNow, Inc. Snowflake Inc. Splunk Inc.	SS&C Technologies Holdings, Inc. VMWare, Inc. Workday, Inc.

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CEO and NEO Pay for Performance Alignment For Fiscal 2023

Pay for performance is a cornerstone of our compensation philosophy. We balance our strong pay-for-performance compensation philosophy – where the vast majority of our Chief Executive Officer and other NEO compensation is at-risk and performance-based – with our need to recruit, incentivize, and retain talented executives in a highly competitive market. The result is an executive compensation program that is significantly weighted toward at-risk compensation tied to our financial and operational performance.

The graphs below illustrate the predominance of at-risk and performance-based components of our fiscal 2023 compensation program for our Chief Executive Officer and other named executive officers.

CEO	AVERAGE OF OTHER NEOs

(1)	Graph reflects Mr. Arora’s target base salary of $1 million, regardless of any portion that he forwent.
(2)	Does not include the June 2023 long-term performance and retention award.

In line with our pay for performance compensation philosophy, our Compensation and People Committee also focuses on awarding compensation commensurate with the position and responsibilities held by our NEOs. If an NEO’s position or responsibilities change, our Compensation and People Committee undertakes a review of that NEO’s compensation to ensure that it remains commensurate with the new position and responsibilities.

How We Compensate Our Chief Executive Officer

As a result of feedback from our stockholders requesting detailed insights into the compensation of our Chief Executive Officer, we include in this section a summary of the rationale for the decisions reached by our Board and Compensation and People Committee regarding Mr. Arora’s compensation.

MARKET COMPETITIVE PAY LEVELS AND EVOLVING COMPENSATION IN DIRECT RESPONSE TO STOCKHOLDER FEEDBACK

In designing Mr. Arora’s compensation packages since he joined the Company in 2018, our Board and Compensation and People Committee sought to deliver market-competitive compensation commensurate with Mr. Arora’s capabilities and experience, and reflective of the considerable challenge of leading the Company’s transformation from a provider of hardware delivered security to a provider of security delivered through the cloud, with a platform of products to protect our customers’ enterprise, cloud, endpoints, Security Operation Centers and more. When determining Mr. Arora’s compensation, our Board and Compensation and People Committee listened carefully to stockholder feedback and modified compensation structures in response to that feedback. After his new hire compensation, Mr. Arora’s target compensation has been predominantly performance-based as follows:

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	New Hire Compensation	FY19 Target	FY20 Target	FY21 Target	FY22 Target	FY23 Target(1)
Annual Salary	$1.0M	$1.0M	$1.0M	$1.0M(2)	$1.0M(2)	$1.0M(2)
Target Bonus	$1.0M	$1.0M	$1.0M	$1.0M	$1.0M	$1.0M
Time-Based RSUs	$60M (including $20M of matching RSUs)	None	$11M vesting over 3 years	n/a	n/a	n/a
Performance Stock Units/Stock Options	$66M in performance-based stock options to be earned over 7 years	None	$11M in PSUs vesting over 3 years based on achievement of revenue growth in each year	$21M in PSUs vesting over 4 years (backweighted) based on achievement of normalized billings growth and organic operating margin	$15M in PSUs vesting over 3 years based on achievement of revenue growth and relative TSR metrics	$38M in PSUs vesting at the end of 3 years based on achievement of billings growth and relative TSR metric
Total Target	$128M	$2M	$24M	$23M	$17M	$40M
Performance-Based (total compensation)(3)	52.3%	50.0%	50.0%	95.7%	94.1%	97.5%
Percentile versus peer group - target compensation					44th	92nd
(1)	Does not include the long-term performance and retention award described below.
(2)	Mr. Arora forwent a portion of his annual salary in each of fiscal 2021 through fiscal 2023, in connection with our funding efforts to support colleagues and communities impacted by the COVID-19 pandemic. He opted to receive only approximately $0.3 million of his salary in fiscal 2021, approximately $0.25 million of his salary in fiscal 2022, and approximately $0.75 million of his salary in fiscal 2023.
(3)	These percentages do not take into account the amount of salary Mr. Arora forwent.

The year-over-year increase in Mr. Arora’s equity compensation was attributable to our strong performance during fiscal 2022, while his level of compensation as compared to our compensation peer group, was below the mean target compensation of his peers. The Compensation and People Committee determined that Mr. Arora substantially outperformed his level of compensation, as demonstrated by our one-year TSR at the 92nd percentile of our compensation peer group for fiscal 2022. Accordingly, the Compensation and People Committee determined that an increase in Mr. Arora’s compensation was warranted to reflect his and the Company’s strong performance relative to our compensation peer group. In fiscal 2023, our one-year TSR was at the 99th percentile of our compensation peer group, further demonstrating Mr. Arora’s high level of performance as our Chief Executive Officer.

FISCAL 2023 LONG-TERM PERFORMANCE AND RETENTION AWARD

We firmly believe that Mr. Arora is one of only a very few executive leaders who can deliver the caliber of performance critical to the Company’s successful attainment of our next phase of growth. We reach this conclusion based on Mr. Arora’s track record of undeniable success, our extensive conversations with the Company’s leadership team, our regular assessment of company strategy, consistent attention to the marketplace for high-caliber senior executives, and of course the concurrence of the entire Board.

The cybersecurity threat landscape is intensifying. Attackers are becoming very sophisticated with the tools they use, and cybercrime has increased 20 times since 2011 to over 1 billion new malicious programs. What we think lies ahead is the challenge and need for cybersecurity products to stop attackers in real-time. To accomplish this, we believe it requires a fundamentally different way of thinking about cybersecurity. The advent of a new generation of artificial intelligence tools and technologies promises to transform the cybersecurity industry. In order for us to remain competitive and continue to lead our industry, we must continue to transform our company through relentless innovation. This is a signal moment of change for the Company, our industry and the broader economy, and Mr. Arora is the right person to navigate us through it.

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Prior to exploring and ultimately making the long-term performance and retention award to Mr. Arora, the Compensation and People Committee considered the commitment that we made to our shareholders that one-time equity awards would only be in limited or exceptional circumstances, as further discussed on page 86 of this Proxy Statement. The Compensation and People Committee considered various factors, including:

●	The feedback from our stockholders, which confirmed our Board’s view that many of our stockholders considered retaining Mr. Arora as our Chief Executive Officer is important to our future success.
●	The significant drop in Mr. Arora’s unvested equity (as discussed further below).
●	The market for Chief Executive Officers with Mr. Arora’s experience and success, and the Compensation and People Committee's belief that Mr. Arora would be at or near the top of the list for many companies in a search for a new Chief Executive Officer, including vacancies in the market at the time Mr. Arora's grant was under consideration by the Compensation and People Committee.
●	As described on page 86 of this Proxy Statement, we previously advised stockholders that retention awards could be the basis for making a one-time equity award.

Accordingly, the Compensation and People Committee determined that making a one-time retention award to Mr. Arora was inline and consistent with the commitment we made to our stockholders.

Thus, in fiscal 2023, we began exploring with our independent compensation consultant –– Meridian Compensation Partners — equity incentives that would allow us to retain Mr. Arora as our leader for the foreseeable future. The long-range performance and retention award described below is true to our commitment to always carefully align our executive compensation programs with stockholder interests. We followed these principles in designing the award:

●	Demonstrate the Board’s confidence in Mr. Arora and his strategy for the Company’s next phase of growth.
●	Retain and engage a proven, successful and industry-leading CEO for at least the next five years so that our stockholders reap the financial rewards that we expect to result from Mr. Arora’s clarity of vision, strategic acumen and operational excellence — just as our stockholders have during the first five years of his tenure.
●	Provide an award that, at its core, is performance-based, drives stockholder value creation, and requires significant sustained performance to realize its full value.
●	Mitigate the risk of potential employment offers from competitors and private equity firms.
●	Take into account the views of our stockholders as expressed to us during our extensive engagement efforts.

The Compensation and People Committee also considered the value of Mr. Arora’s performance-based stock options and other vested stock holdings to the markedly lower amount that is currently projected to vest over the next several years. In doing so, we noted that one impact of the sustained performance of the Company during Mr. Arora’s tenure as our Chief Executive Officer is that he has vested in an average of approximately $102 million of value in each year through fiscal 2023. In addition, we noted that Mr. Arora’s expected vesting value, assuming target performance and no stock price growth, for his existing equity awards will be $69 million in fiscal 2024, $38 million in fiscal 2025, and $42 million in fiscal 2026. Accordingly, it was clear that the value delivered to stockholders in the first five years of Mr. Arora’s tenure resulted in significant compensation to him, but it was also clear that his existing equity awards will not continue to deliver that level of value in the future.

Because of this significant vested ownership and the amount that Mr. Arora was projected to vest in over the next several years, the Board determined that a meaningful equity award would be necessary to ensure that such award retains and engages Mr. Arora. Based on the award size described below (and as of the date Mr. Arora’s award was approved), if our growth over the next five years matches our growth during the first five years that Mr. Arora was our Chief Executive Officer, the value of this award will be only approximately 0.36% of our increase in market capitalization.

The Board also considered the incremental increase of our market capitalization compared to the realized pay of Mr. Arora from June 1, 2018 (the date we announced Mr. Arora’s appointment as Chief Executive Officer) through

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July 31, 2023 (the last day of fiscal 2023). The realized pay of Mr. Arora was primarily attributable to (i) the vesting of long-term incentive awards that were granted in prior years, (ii) the exercise of stock option awards that were granted in prior years and (iii) performance-based cash incentive award.

In June 2023, the Board granted Mr. Arora an entirely performance-based award of PSUs that will not be earned at all unless the Company’s stock price performance through June 2, 2028 is the same as or better than 40% of the companies in the S&P 500. The maximum number of shares that can be earned if the Company’s performance is better than 90% of the companies in the S&P 500 is 750,000 shares. The full scale is shown in this table:

	Percentile vs. S&P 500	Shares Earned
Performance Thresholds	90th percentile	750,000
	75th percentile	625,000
	55th percentile	500,000
	40th percentile	250,000
	Below 40th percentile	0

In addition, so that outsized performance is not possible if the Company’s stock price does not increase, if our stock price at the end of the performance period is lower than at the beginning of the performance period, then no more than the target number of shares may be earned, even if our performance is better than all of the S&P 500. No shares earned pursuant to this award may be sold before the earlier of (i) the first anniversary of the date on which they vest, or (ii) a change in control of the Company.

The long-range performance and retention award made to Mr. Arora is intended to cover a period of five years from the date of grant, and do not anticipate making any additional one-time equity award grants to Mr. Arora during this period. During the performance period for this award, we expect that Mr. Arora will continue to be eligible for annual equity grants determined based on performance and based on the structure of awards granted to the rest of the executive team.

MR. ARORA’S LEADERSHIP TRANSFORMED OUR COMPANY
After Mr. Arora joined the Company, we set an ambition to become the cybersecurity partner of choice, to innovate and to stay ahead of the curve. To make this a reality, Mr. Arora established three strategic priorities critical to our long-term success: transforming network security, delivering comprehensive cloud native security and revolutionizing security operations. Under Mr. Arora’s leadership, our successful implementation of this strategy has led to:

●	A $57.3 billion increase in market capitalization (as measured by our market capitalization as of May 31, 2018, the day prior to our announcing Mr. Arora as our Chief Executive Officer, and July 31, 2023).
●	$3.9 billion returned to our stockholders in fiscal 2019 through fiscal 2023 through our stock repurchase program.
●	Compound annual growth rates of 24% and 27% in revenue and billings, respectively, over fiscal 2019 through fiscal 2023, culminating in fiscal year 2023 with record revenue of $6.89 billion and record billings of $9.19 billion.
●	An unprecedented acceleration of our product development efforts.
●	A significant increase in the trading price of our common stock.

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Additionally, Mr. Arora successfully steered the Company through the unprecedented global impact of the COVID-19 pandemic and ongoing global economic uncertainty throughout fiscal 2023.

Transformed Our Business Through Innovation
A transformation that has born a differentiated position that spans our three platforms
●Network Security - Comprehensive Zero Trust Network Security Platform with best-in-class products in multiple form factors - hardware, software and SASE - infused with AI for near real-time protection
●Cloud Security - An integrated platform securing code to cloud against risks and breaches in near real-time
●Security Operations - Built on category leading products - Cortex XDR, XSOAR and Xpanse - and category changing XSIAM

Became an innovation leader by delivering
●74 product releases across our three platforms in fiscal 2023
●Cortex XSIAM, which uses AI to reimagine how the security operations center works
●Prisma Cloud updates (including three new security modules)
●Prisma Access 4.0 and PAN-OS 11.0
●Cloud NGFW for AWS, and Cloud NGFW for Azure

Delivered Zero Trust Security

Delivered Strong Financial Performance and Stockholder Return
ACCELERATING REVENUE GROWTH	DELIVERING TOTAL SHAREHOLDER RETURN
1-Year TSR Palo Alto Networks vs. Percentiles of Peer Group

Palo Alto Networks, Inc.
99th Percentile
75th Percentile
50th Percentile
25th Percentile
60
50
40
30
20
10
0
-10

ACCELERATING NEXT-GEN SECURITY ARR GROWTH	3-Year TSR Palo Alto Networks vs. Percentiles of Peer Group

Palo Alto Networks, Inc.
100th Percentile
75th Percentile
50th Percentile
25th Percentile
200
180
160
140
120
100
80
60
40
20
0
-20

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STOCKHOLDER DIRECTION AND FEEDBACK
John Donovan, our Lead Independent Director, leads our Board’s stockholder engagement efforts. He held 30 and 21 meetings with stockholders, representing 39% and 31% of our outstanding shares (as of June 30, 2022 and June 30, 2023), during fiscal 2022 and fiscal 2023, respectively. When doing so, he personally took on the responsibility of soliciting input and guidance from our stockholders as it relates to Mr. Arora’s compensation, and the Board’s desire to retain Mr. Arora as our Chief Executive Officer for the long-term. Sir John Key, the Chair of our Compensation and People Committee, often joined Mr. Donovan in these meetings.

During these meetings, we sought stockholder input regarding the form and quantum of compensation paid to Mr. Arora, and in particular, our stockholders’ views as to whether the Board should seek to retain Mr. Arora for the long term, including through a significant equity award. As a result of these meetings, it became apparent to the Board, as well as the Compensation and People Committee, that our stockholders were very pleased with Mr. Arora’s performance as our Chief Executive Officer. Our stockholders also consistently expressed a desire for the Company to retain Mr. Arora for the long term, and recognized that doing so would represent a significant financial commitment on behalf of the Company. Our stockholders also expressed a strong recommendation that Mr. Arora’s compensation, including any retention compensation, should be consistent with the Company’s pay-for-performance philosophy, with vesting events aligning with performance levels that deliver significant value creation for the Company’s stockholders. In addition, stockholders expressed the view that Mr. Arora’s retention compensation should also be subject to reduction or risk if the Company failed to deliver expected financial performance.

Following their meetings with our stockholders, Mr. Donovan and Sir John Key informed the Compensation and People Committee and the independent members of our Board of their engagement with stockholders, including the feedback received from them. The Compensation and People Committee sought to align Mr. Arora’s long-term performance and retention award with the guidance and input provided by our stockholders. In this respect, the Committee included the following features, which it believes aligns with the feedback received by numerous of our stockholders:

●	A five-year cliff, which enhances retention benefits of the award, and only pays out based on sustained performance. Mr. Arora must remain in the employ of the Company throughout the entire duration of the five-year performance period. Failure to do so will result in Mr. Arora receiving no value or compensation from the award.
●	A minimum level of required performance, where the award can result in as few as zero shares, if the Company’s performance is less than 40% of the companies in the S&P 500 over the five-year performance period.
●	A median performance level that is tied to performance at the 55th percentile of the S&P 500 index, rather than the 50th percentile.
●	A graduated payout curve, where Mr. Arora will only receive the maximum level of compensation if the Company delivers exceptional stock price performance, as measured against the S&P 500 index.

During fiscal 2023, the Board’s primary responsibility was to oversee the Company’s efforts to deliver meaningful and sustainable value to our stockholders. As discussed in his letter to our stockholders at the beginning of this Proxy Statement, our Lead Independent Director, John Donovan, believes that retaining Mr. Arora as our Chief Executive Officer for the long-term is critical to fulfilling that responsibility. Since Mr. Arora’s award was granted on June 2, 2023, Mr. Donovan conducted 15 stockholder meetings representing 19% of our shares, and received no major objections from stockholders. Sir John Key participated in numerous of these meetings.

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Fiscal 2023 Executive Compensation Program

Our executive compensation programs are tied to the Company’s financial and operational performance, support our commitment to good compensation governance and provide market-based opportunities to attract, retain and motivate our executives in an intensely competitive market for qualified talent.

FISCAL 2023 PROGRAM HIGHLIGHTS

●	No base salary or target annual incentive opportunity increases in fiscal 2023 for continuing NEOs.
●	Equity compensation granted in fiscal 2023 was 100% performance-based PSUs.
●	Performance measures aligned with business strategy.
●	Chief Executive Officer received a long-range performance and retention award to incentivize and reward him for continuing to deliver significant stockholder value.
●	Chief Executive Officer donated 25% of his fiscal 2023 base salary.
●	Outstanding performance resulted in (i) 150% achievement for our NEOs under the cash incentive plan, (ii) with respect to the PSUs granted to our NEOs in fiscal 2022, a payout percentage of 96% for fiscal 2023 and an rTSR modifier of 1.5 for the two-year performance period that ended in fiscal 2023, and (iii) with respect to the PSUs granted to our NEOs in fiscal 2023, a payout percentage of 193% for fiscal 2023.

Elements of Compensation

The following table lists the pay elements of our fiscal 2023 programs and the purpose they served:

Pay Element	Purpose	Performance Period	Performance Metric
Base Salary	Designed to be market-competitive and attract and retain talent	n/a	n/a

Annual Cash Incentive Opportunity	Incentivize achievement of near-term financial and operational objectives, consistent with longer-term goals	Annual	Annual revenue for fiscal 2023 Annual organic operating margin for fiscal 2023
Revenue/TSR Performance Stock Units (PSU)	Reward long-term profitability and long-term performance relative to peers Create alignment with stockholders Facilitate executive retention	Three years	Annual billings growth for fiscal 2023, 2024, and 2025 and TSR of the Company relative to indexed companies (the “relative TSR” or “rTSR”) for fiscal 2023 through 2025

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Compensation Decision Making Framework

In designing the executive compensation program for fiscal 2023, our Compensation and People Committee sought and received advice from our independent compensation consultant, Meridian Compensation Partners. Based on this advice and in consultation with Meridian, the Committee developed a framework that further made certain that our executive compensation program was designed in a structured and objective manner to ensure that target compensation levels reflect our pay for performance philosophy, aligned compensation with our stockholders’ interests, motivated our executives, was competitive, and reflected our stockholders’ input and compensation best practices. This framework consists of the following elements:

●	Financial Performance. Our fiscal 2022 financial and operation results measured against plan and consensus estimates on key financial measures.
●	Shareholder Returns. Our one-year, two-year, and three-year TSR performance relative to our compensation peer group.
●	Strategic Objectives. Our fiscal 2022 performance measured against our strategic objectives.
●	Individual Performance Assessment. A performance assessment by the Board for our Chief Executive Officer, and by our Chief Executive Officer for the other executive officers, including other NEOs.

Decision Making Inputs

	Financial Performance	Shareholder Returns	Strategic Objectives	Performance Assessment	Other Considerations
For CEO	FY22 results vs. plan and consensus on key financial measures	1, 2, and 3 year TSR performative relative to peers	FY22 Strategic Objective	As determined by Board	• Say on Pay • Retention • Tenure / Time in Role • Role critically
For Other Executives				As determined by CEO

Quantum of Compensation

Palo Alto Networks delivered another year of outstanding results for our stockholders in fiscal 2023, with a strong year of financial performance and execution. Our TSR for fiscal 2023 was at the 99th percentile and our three-year TSR was at the 100th percentile of our compensation peer group. The year-over-year increase in Messrs. Arora, Golechha, Klarich and Zuk’s target compensation was attributable to increased performance-based equity awards. Such increased equity compensation was primarily attributable to our strong performance during fiscal 2022, as compared to our compensation peer group. The Compensation and People Committee determined that our NEOs substantially outperformed their level of compensation, as demonstrated by our one-year TSR at the 92nd percentile of our compensation peer group for fiscal 2022. Accordingly, the Compensation and People Committee determined that an increase in compensation was warranted to reflect their and the Company’s strong performance relative to our compensation peer group. In fiscal 2023, our one-year TSR was at the 99th percentile of our compensation peer group, further demonstrating our NEOs’ high level of performance during fiscal 2023. For Mr. Golechha, the increase in his compensation is also related to his growth and performance as our Chief Executive Officer following his promotion to that position. As indicated in the proxy statement for our 2021 annual meeting of stockholders, we anticipated a decrease in the amount of Mr. Jenkins compensation because his fiscal 2022 compensation reflected new hire equity awards.

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The table below shows the targeted value of total compensation to our Chief Executive Officer and each other NEO for fiscal 2023, as compared to fiscal 2022.

Name	Targeted Value of Total Compensation for fiscal 2022	Targeted Value of Total Compensation for fiscal 2023
Mr. Arora	$17,000,000	$40,000,000	(1)
Mr. Golechha	$5,200,000	$10,200,000
Mr. Jenkins	$15,500,000	$11,500,000
Mr. Klarich	$11,100,000	$16,100,000
Mr. Zuk(2)	$4,400,000	$8,900,000
(1)	Does not include the long-range performance and retention award granted to Mr. Arora in June 2023.
(2)	The dollar amounts listed in the table for Mr. Zuk reflect the target value of his total compensation after the conversion of his base salary and target annual cash incentive compensation opportunity from Israeli new shekels to U.S. dollars. Since Mr. Zuk did not receive any increase to his base salary and target annual cash incentive compensation opportunity in fiscal 2023, in this table, the same exchange rate of approximately 0.30 U.S. dollars for one Israeli new shekel was used to convert these elements of his compensation for both fiscal 2022 and fiscal 2023, in order to avoid including any difference in the target value of his total compensation resulting from currency fluctuations.

Fiscal 2023 Executive Compensation Program Components

BASE SALARY
Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time of hire taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, our Compensation and People Committee reviews the base salaries of each NEO annually and makes adjustments as it determines to be reasonable and necessary in line with the factors described under “Compensation Timeline and Process” above.

NO INCREASE IN BASE SALARY FOR ANY NEO IN FISCAL 2023.

The table below shows the base salary for each NEO for fiscal 2023.

Name	Base Salary End of Fiscal 2022		Base Salary End of Fiscal 2023
Mr. Arora(1)		$1,000,000		$1,000,000
Mr. Golechha		$600,000		$600,000
Mr. Jenkins		$750,000		$750,000
Mr. Klarich		$550,000		$550,000
Mr. Zuk(2)	₪	1,482,000	₪	1,482,000
(1)	Mr. Arora elected to forgo his base salary of $1 million for the period beginning on November 1, 2021 through October 31, 2022.
(2)	Mr. Zuk is employed by our Israel subsidiary and his base salary is expressed in Israeli currency.

ANNUAL CASH INCENTIVE COMPENSATION
We use annual cash incentive compensation to motivate our NEOs to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Generally, we establish the target annual cash incentive compensation opportunities of our executive officers through arm’s-length negotiation at the time of hire taking into account his or her position, qualifications, experience, prior target annual cash incentive compensation opportunity, and the target annual cash incentive compensation opportunities

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of our other executive officers. Thereafter, our Compensation and People Committee reviews the target annual cash incentive compensation opportunities of each NEO annually and makes adjustments as it determines to be reasonable and necessary in line with the factors described under “Compensation Timeline and Process” above.

FISCAL 2023 CASH INCENTIVE PLAN
In August 2022, our Compensation and People Committee adopted a cash incentive plan for all employees not paid commissions (including our NEOs) and approved the target levels for the annual financial objectives at levels that were challenging and required substantial skill and effort on the part of senior management. The cash incentive plan included an annual performance period with (i) payouts of up to 100% of the target cash incentive compensation opportunities made on a semi-annual basis based on year to date results and, in the case of the payouts for the first half of fiscal 2023, projected performance for the second half of fiscal 2023 and (ii) payouts for over-performance (referred to as accelerator payments and discretionary payments, as described below) made after the end of the fiscal year. See the section titled “Fiscal 2023 Cash Incentive Plan Measures and Curves” below for additional information regarding the target payout and actual payout under our cash incentive plan.

TARGET ANNUAL INCENTIVE COMPENSATION OPPORTUNITIES
As in prior years, the target annual cash incentive compensation opportunities for our NEOs were expressed as a percentage of their respective base salaries.

NO INCREASE IN TARGET ANNUAL CASH INCENTIVE COMPENSATION FOR ANY NEO IN FISCAL 2023.

The table below shows the target annual cash incentive compensation percentage for fiscal 2023 and the corresponding target and maximum dollar values:

Name	Target Annual Incentive Compensation Opportunity (as a % of base salary) at end of Fiscal 2023	Fiscal 2023 Target Annual Incentive Compensation Opportunity		Fiscal 2023 Maximum Annual Incentive Compensation Opportunity
Mr. Arora	100%		$1,000,000		$1,650,000
Mr. Golechha	100%		$600,000		$990,000
Mr. Jenkins	100%		$750,000		$1,237,500
Mr. Klarich	100%		$550,000		$907,500
Mr. Zuk(1)	100%	₪	1,482,000	₪	2,445,300

CORPORATE PERFORMANCE MEASURES
For fiscal 2023, our Compensation and People Committee selected revenue and annual organic operating margin as the corporate performance measures.

Corporate Performance Metric	What It Is	Why It’s Important
Annual revenue	Fiscal 2023 revenue as reported in our Form 10-K	Revenue is an important growth metric that is directly tied to stockholder value creation
Annual organic operating margin	Fiscal 2023 non-GAAP operating margin, excluding the effects of acquisitions and dispositions in fiscal 2023 and bonus payout in excess of 100% of the target cash incentive under our cash incentive plan	This profitability measure is tied to management performance and profit we generate for stockholders

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Potential payouts under the plan were based on a set of curves representing different levels of organic operating margin and revenue performance.

●	Design: To provide an incentive to management to make appropriate trade off decisions between investments in growth and profitability.
●	Pay and Performance Relationship: The curves were designed to require significant performance above each curve to move to the next curve so that performance slightly above target would not result in an above target payout. Performance below the minimum curve would result in 0% of target payout and performance above the maximum curve would result in a formulaic payment maximum of 150% regardless of the level of overperformance.
●	Target Setting: Our fiscal 2023 operating plan approved in August 2022, which was used to set the incentive plan targets, provided revenue and organic operating margin targets. Performance above the high end of the targets were required for an above 100% payout.
●	Difficulty of Achieving Targets: Fiscal 2023 target for revenue represented growth of approximately 26% above the prior year revenue. When we set the targets in August 2022, we decided that these targets were set at an appropriate level of stretch performance based on our internal financial projections and the macroeconomic environment. The fiscal 2023 target for revenue growth was set above the guidance we provided in our August 22, 2022 earnings release.

The graph below contains the curves used to determine payouts in the fiscal 2023 cash incentive plan.

FISCAL 2023 CASH INCENTIVE PLAN MEASURES AND CURVES

*	Represents revenue of $6,918 million and non-GAAP operating margin of 19.3% for fiscal 2023.

	FY23 Targets	FY23 Actual	FY23 Payout
Revenue	$6,918M	$6,893M	150% of Target
Organic Operating Margin	19.3%	25.2%

The calculation of organic operating margin is provided in Appendix A to this Proxy Statement.

PERFORMANCE REQUIREMENTS AND ESG MODIFIER
Under the cash incentive plan, funding would be made as the organic operating margin target and the revenue target are achieved as per the chart above. Achievement above the minimum achievement would increase funding on a non-linear basis, with achievement of 100% of both performance targets resulting in funding at 100% of the target cash incentive compensation opportunity. Payouts of up to 100% of the target cash incentive compensation opportunities are made on a semi-annual basis and any payouts for performance exceeding 100% of the annual targets (referred to as accelerator payments) are paid out as described in the following paragraph.

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For achievement in excess of 100%, funding would increase on a non-linear basis, based on overperformance on revenue and/or organic operating margin versus the annual targets.

The total potential payouts under the cash incentive plan to all participants (which includes any accelerator and/ or discretionary payments) were capped at 150% of the target amounts, before application of the ESG modifier described in the following paragraph.

To ensure a linkage between compensation and our ESG goals, we included an ESG modifier for our NEOs in the cash incentive plan for fiscal 2023, which provided for the calculated result to be adjusted up or down by up to 10% based on an ESG scorecard with climate, inclusion and diversity, and human capital metrics. For fiscal 2023, no adjustments to our NEOs’ calculated payouts under the cash incentive plan were made as a result of the ESG modifier, and our Compensation and People Committee made no discretionary changes to cash incentive plan payouts.

The following table sets forth the fiscal 2023 scorecard measures and results related to the ESG modifier to our fiscal 2023 cash incentive plan.

ESG Modifier (90% to 110% modifier)		FY23 ESG Scorecard Measures	FY23 Results
	Climate	1.FY23 progress towards our 2030 climate commitment
Exceptional Progress
Participation in Silicon Valley Power’s Large Company Green Power Program enable 100% renewable energy for Santa Clara headquarters as of January 1, 2023.
Prioritization of LEED certified office buildings, improved our ratio of LEED office space.
Achieved CDP’s “A-List” and “Supplier Leaderboard”, ISS Quality Score of 1, MSCI Environment category score of 10 (out of 10) and EPA’s Green Power Leader Award.

	Inclusion & Diversity	2.Leadership Representation (Dir+; Women globally; URM in US)	Slower Progress Women: Increased 0.2% to 24.4% from 24.2% at Director and above. URM: Increased 0.1% to 11.5% from 11.4% at Director and above.
	Human Capital Practices	3.Employee engagement	Exceptional Progress 41 non-paid for external awards, 93% CEO Approval rating on Glassdoor Achieving return to office targets in key offices – Santa Clara, Bangalore and Tel Aviv.

●Compensation and People Committee assessment is objectively based on the totality of fiscal 2023 results on the scorecard.
●Compensation and People Committee determined, based on the results for fiscal year 2023, there would be no adjustment to the fiscal 2023 cash incentive plan based on the ESG modifier.
●In response to stockholder feedback, we have included expanded disclosure of the scorecard measures (as set forth above).

LONG -TERM EQUITY COMPENSATION
Our long-term equity compensation is designed to encourage executives to achieve stretch goals in key performance metrics selected to drive long-term performance of our Company and value creation for stockholders. As shown in the graph below, in fiscal 2023, 100% of the long-term equity compensation granted to our NEOS was performance-based.

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RSU VS PSU/PSO MIX(1)

(1)	Values above represent the target value of annual awards to NEOs. Certain grants that were made in July 2019 represented advanced grants for fiscal year 2020 and are reflected as fiscal year 2020 above. Values exclude any new hire awards and Mr. Arora’s fiscal 2023 long-range performance and retention award (which was entirely performance based).

FISCAL 2023 EQUITY COMPENSATION

100% OF ANNUAL EQUITY GRANTED TO NEOS IN FISCAL 2023 WAS PERFORMANCE-BASED.

In fiscal 2023, 100% of the annual equity awards granted to our NEOs continued to be in the form of PSUs, resulting in the entirety of such equity awards being at risk and performance-based. The Compensation and People Committee determined the size of the awards based on the strong performance, leadership skills and valuable contributions to the Company of our NEOs, especially in the context of the significant transition in our business to expand to a more cloud-centric platform.

To determine the size of the fiscal 2023 PSU awards, the Compensation and People Committee utilized the framework developed in partnership with Meridian to identify objective factors - financial performance, stockholder returns and achievement of strategic objectives - that should be considered in determining the size of any compensation. In addition to this assessment, the Compensation and People Committee also considered the individual performance of each NEO to determine the appropriate fiscal 2023 target compensation levels.

The table below shows the targeted value of PSU grants made to our NEOs in fiscal 2022 and fiscal 2023, with the actual target number of shares subject to the fiscal 2023 PSUs determined based on the trailing 14-day average closing price as of the date of grant rounded down to the nearest whole share.

Name	Targeted Value for PSUs Granted for fiscal 2022 ($)*	Targeted Value for PSUs Granted in fiscal 2023 ($)
Mr. Arora	15,000,000	38,000,000
Mr. Golechha	4,000,000	9,000,000
Mr. Jenkins*	14,000,000	10,000,000
Mr. Klarich	10,000,000	15,000,000
Mr. Zuk	3,500,000	8,000,000
*	Mr. Jenkins received the PSU award for fiscal 2022 in connection with his hire. He also received RSUs with a target value of $10,000,000 in connection with his hire, which are not reflected in the table.

Similar to the second tranche of fiscal 2022 PSUs (which was the portion of those PSUs that did not represent a transitional grant), the Compensation and People Committee set a 3-year performance period for the fiscal 2023 PSUs and determined that such PSUs will vest based on the achievement of the performance goals for the Company’s 2023, 2024, and 2025 fiscal years.

The number of fiscal 2023 PSUs that become eligible to vest (“Eligible PSUs”) will be equal to the product of (i) the target number of PSUs and (ii) the average of the payout percentages for each fiscal year in the performance period.

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The payout percentage for a fiscal year will be determined based on whether annual billings growth for the fiscal year is below, at or exceeds the target annual billings growth for the fiscal year, as follows: (i) if the annual billings growth is less than the threshold level (which is 400 bps below the target annual billings growth), the payout will be 0%, (ii) if the annual billings growth is equal to the target annual billings growth, the payout percentage will be 100%, (iii) if the annual billings growth is 600bps above the target annual billings growth, the payout percentage will be 280%, and (iv) if the annual billings growth is at least 700bps above the target annual billings growth, the payout percentage will be 300%. If the annual billings growth is both above the threshold level and between any of the levels described above, the payout percentage will be determined based on linear interpolation between the corresponding payout percentages for those levels. The target annual billings growth will be (i) for the Company’s 2023 fiscal year, 20%, and (ii) for each other fiscal year, a percentage to be determined by the Compensation and People Committee by the end of the first month of such fiscal year.

Annual billings growth is the percentage increase in billings in a fiscal year over the billings in the immediately preceding fiscal year. For these purposes, billings is the amount of billings reported on our annual report on Form 10-K or quarterly report on Form 10-Q, as adjusted to exclude the impact of merger and acquisition transactions but with no adjustments for changes in backlog, billings plans, or contract length. The calculation of billings is provided in Appendix A to this Proxy Statement.

The number of fiscal 2023 PSUs that vest on November 1, 2025 (up to a maximum of 600% of the target number) will be equal to the product of (x) the number of Eligible PSUs and (y) the rTSR modifier, subject to the applicable NEO’s continued service through the vesting date.

A tentative rTSR modifier will be determined based on the TSR of the Company during the performance period relative to the TSRs of the indexed companies (which are the companies that are a component of the S&P 500 Index or any successor index on the last day of the performance period and were also a component of such index on the first day of the performance period) during the performance period, as follows: (i) if the relative TSR is at the 90th percentile or above, the tentative rTSR modifier will be 2.0, (ii) if the relative TSR is at the 75th percentile, the tentative rTSR modifier will be 1.50, (iii) if the relative TSR is at the 50th percentile, the tentative rTSR modifier will be 1.0, and (iv) if the relative TSR is at the 25th percentile or below, the tentative rTSR modifier will be 0.75. If the relative TSR is between any of these thresholds, the tentative rTSR modifier will be determined based on linear interpolation between the corresponding numbers for those thresholds. The rTSR modifier will be equal to the tentative rTSR modifier if the Company’s TSR is 0% or greater, but if the Company’s TSR is less than 0%, then the rTSR modifier will be the lower of the tentative TSR modifier or 1.0.

Any fiscal 2023 PSUs that do not become Eligible PSUs due to the minimum performance metrics threshold not being achieved are forfeited without consideration.

With respect to annual billings growth, the Compensation and People Committee steepened the curve above and below the target annual billings growth to create a symmetrical pay versus performance relationship that increases the severity of the curve below target (i.e., offering less “protection” for below target performance) and increases the maximum potential payout about target only when performance is exceptional. The changes made to the maximum payout percentage and rTSR modifier in fiscal 2023 were made to strengthen the relationship between pay and performance and add a strict focus on stockholder returns. With respect to the rTSR modifier, the Compensation and People Committee added a strict cap on the modifier of 1.0x if stockholder returns are not positive for the period even if relative performance is exceptional, and added additional upside for significantly above target performance.

Based on our actual annual billings growth of 23% (compared to a target of 20%), our Compensation and People Committee determined a payout percentage of 193% for fiscal 2023.

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FISCAL 2022 ACHIEVEMENT WITH RESPECT TO FISCAL 2022 PSUS
The fiscal 2022 PSUs were allocated into two halves, each of which included a component that vests based on the achievement of the performance goals for the Company’s 2022 fiscal year, as follows:

●	for each NEO (other than Mr. Jenkins), (i) 50% of the PSUs vest based on the achievement of the performance goals for the Company’s 2022 and 2023 fiscal years, and (ii) 50% of the PSUs vest based on the achievement of the performance goals for the Company’s 2022, 2023, and 2024 fiscal years; and
●	for Mr. Jenkins, (i) 33% of the PSUs vest based on the achievement of the revenue goal for the Company’s 2022 fiscal year, (ii) 33% of the PSUs vest based on the achievement of the performance goals for the Company’s 2022 and 2023 fiscal years (“Jenkins Tranche 2”), and (iii) 34% of the PSUs vest based on the achievement of the performance goals for the Company’s 2022, 2023, and 2024 fiscal years.

The number of PSUs covered by a tranche that become Eligible PSUs will be equal to the product of (i) the target number of PSUs for the tranche and (ii) the average of the payout percentages for each fiscal year in the applicable performance period. Based on our actual annual revenue growth of 25.3% (compared to a target of 25.7%), our Compensation and People Committee determined a payout percentage of 96% for fiscal 2023.

For Jenkins Tranche 2 and the first tranche of the fiscal 2022 PSUs granted to each other NEO, the number of fiscal 2022 PSUs that vested in each of these tranches (up to a maximum of 300% of the target number) was equal to the product of (x) the number of Eligible PSUs for the tranche and (y) the rTSR modifier for the tranche, subject to the applicable NEO’s continued service through the certification date. The rTSR modifier for each of these tranches was determined based on relative TSR during the 2-year performance period ending on June 30, 2023, which was at the 97th percentile. Based on this relative TSR for these tranches, the rTSR modifier was 1.5x, and the number of PSUs that vested was 174% of target.

OUR APPROACH TO ONE-TIME AWARDS TO NAMED EXECUTIVES
The Compensation and People Committee believes it may be necessary from time-to-time to make one-time awards outside of the normal grant cycle in certain circumstances, primarily to attract new executives, internally promote an executive or counter an external competing offer to one of our existing executives for retention purposes.

In considering these awards, the Compensation and People Committee follows the following principles:

●	For new hire awards, time-vested equity should compensate the executive for a portion of the unvested equity they would forfeit from their current role or forgo from a competing offer. Any additional upside should be delivered through performance-based equity, such that a majority of the total equity value is performance-based.
●	For promotion and retention awards, the majority of the award should be performance-based and any time vested equity should be granted only if the employee’s existing unvested equity is low compared to market benchmarks or internal peers.

As described under “How We Compensate Our Chief Executive Officer” above, in fiscal 2023, we granted Mr. Arora, our Chief Executive Officer, a long-term performance and retention award that was entirely performance-based to incentivize and reward him for continuing to deliver significant stockholder value.

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OUTSTANDING PERFORMANCE-BASED AWARDS
The following table shows outstanding performance-based grants made to our NEOs as of July 31, 2023 which have remaining performance targets. This table, together with the long-term performance and retention award granted to our CEO as discussed above, illustrates that a significant portion of performance-based awards remain outstanding and continue to incentivize our NEOs’ performance going forward.

Grant	% of Total PSU Grant	Measure Type	FY22	FY23	FY24	FY25	FY26
Executive PSU Program
	50%	Financial Metrics	Revenue Growth	Revenue Growth	Revenue Growth
FY22 Grant (Made August 2021)			FY22 Target 27.5% FY22 Actual 29.3%	FY23 Target 25.7% FY23 Actual 25.3%	FY24 Target TBD
		Relative TSR	3 Year Relative TSR vs S&P 500
	100%	Financial Metrics		Billings Growth	Billings Growth	Billings Growth
FY23 Grant (Made August 2022)				FY23 Target 20% FY23 Actual 23.1%	FY24 Target TBD	FY25 Target TBD
		Relative TSR		3 Year Relative TSR vs S&P 500

Final Payout = Average of Annual Financial Metric Payouts X Relative TSR Modifier
Start and End of Performance Period

Other Aspects of Our Executive Compensation Programs

Employment Agreements

Each of our NEOs is a party to an employment arrangement setting forth the material terms of his employment. For a summary of the material terms and conditions of these arrangements, see the section titled “—Executive Employment Agreements.”

Post-Employment Compensation

The employment arrangement for each of our NEOs provides for payments and/or benefits related to an involuntary termination of employment, including in connection with a change in control of our Company, on a “double trigger” basis. We believe that these protections assist us in retaining the services of these individuals. We also believe that these protections serve our business objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of these post-employment compensation arrangements were determined after our Board and Compensation and People Committee reviewed our retention goals for each NEO and an analysis of relevant market data.

For a summary of the material terms and conditions of these post-employment compensation arrangements, as well as an estimate of the amounts potentially payable pursuant to such arrangements, see the sections titled “—Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

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Our Compensation and People Committee has adopted a continued service policy as an additional tool to serve several critical interests when circumstances warrant. These interests include maintaining distinctive executive ability; providing continuity of expertise in servicing our customers; minimizing the business disruption that can follow executive attrition; and solidifying succession planning.

Employees holding the title of Senior Vice President or higher are eligible for continued vesting of equity awards if such employee (i) voluntarily resigns from full-time employment; (ii) has attained the age of 55 years and has been continuously employed by the Company as a full-time employee for at least five years as of the date of such resignation or has been continuously employed by the Company as a full-time employee for at least 10 years as of the date of such resignation or transition; and (iii) maintains a continued service relationship with the Company, including by transitioning employment to an advisory role, whether as employee or independent contractor. Eligible employees are not guaranteed benefits under the policy. Each award of benefits under the policy will be individually assessed and determined by the administrator of the policy (which is our Board or Compensation and People Committee), including the determination of which equity awards that will be subject to continued vesting and the related terms and conditions. Eligible employees will enter into a continued service agreement with the Company in a form approved by the administrator.

Executive Officer Stock Ownership Guidelines

Purpose. Our Board believes that our executive officers should hold a meaningful financial stake in our Company to closely align their interests with those of our stockholders and has therefore adopted stock ownership guidelines as part of our corporate governance guidelines.

Ownership Definition. Unvested PSUs, RSUs, and unexercised stock options do not count toward satisfying these ownership guidelines.

Ownership. The following is a summary of our robust stock ownership guidelines. Our Chief Executive Officer and executive officers who report directly to our Chief Executive Officer must accumulate and hold shares of our common stock based on a multiple of base salary within five years of their appointment as, or promotion to, an executive officer.

As of September 30, 2023, each of our NEOs have met their respective ownership guideline.

The following table lists the specific ownership requirements for our NEOs, their status in meeting the guidelines, and their deadlines to meet the current requirements.

Officer	Multiple of Base Salary Requirement	Status	Deadline
Nikesh Arora	10x	Met	June 2023
Dipak Golechha	1x	Met	March 2026
William “BJ” Jenkins	1x	Met	August 2026
Lee Klarich	1x	Met	May 2011
Nir Zuk	1x	Met	February 2010

Risk Assessment and Compensation Practices

Our management assesses and discusses with our Compensation and People Committee our compensation policies and practices as they relate to our risk management. Based upon this assessment, the Compensation and People Committee believes that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us.

In reaching this conclusion, we have considered, among other things, the following factors:

●	our cash incentive plan reflects a “pay for performance philosophy” that rewards our NEOs and other eligible employees for achievement of performance targets;
●	discretionary bonuses are reserved for extraordinary performance and achievement;

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●	total compensation features a balance of short- and long-term incentives (LTI), with the majority of pay delivered in LTI for senior executives;
●	our equity awards include multi-year vesting schedules requiring long-term employee commitment;
●	our performance expectations reward long-term value creation, profitability and excellence;
●	our use of multiple performance measures in incentive plans;
●	our regular monitoring of short-term and long-term compensation practices to determine whether management’s objectives are satisfied;
●	performance goals require sufficient “stretch,” yet are achievable;
●	both the short-term and long-term incentive programs have caps for significant upside performance; and
●	our independent compensation consultant evaluated and assessed our compensation policies and practices and confirmed that our practices do not encourage excessive risk taking.

Compensation Recovery Policy

We have adopted a Clawback Policy through which we may seek the recovery of performance-based incentive compensation paid by us under certain circumstances. The Clawback Policy applies to our Chief Executive Officer and to all officers who report directly to the Chief Executive Officer, including our NEOs (the “covered executives”). The Clawback Policy provides that if (i) we restate our financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid, or is payable based on achievement of specific financial results, to a covered executive would have been less if the financial statements had been correct; (iii) no more than two years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) our Compensation and People Committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct by such covered executive caused the material error and it would be in our best interests to seek from such covered executive recovery of the excess compensation, then our Compensation and People Committee may, in its sole discretion, seek repayment from such covered executive. We anticipate adopting a new Clawback Policy in November 2023 in compliance with Nasdaq Rule 5608, which will become effective on December 1, 2023.

Hedging and Pledging Policies

Our insider trading policy prohibits our executive officers and members of our board of directors from engaging in derivative securities transactions, including hedging or other transactions that offset, or are designed to hedge or offset, any decrease in the market value of our equity securities and from pledging Company securities as collateral or holding Company securities in a margin account, except, in the case of pledging, with the prior approval of the ESG and Nominating Committee. This policy does not restrict ownership of, or transactions related to, Company-granted awards, such as PSUs, RSUs, employee stock options, and other securities issued by the Company or the deferral of equity awards pursuant to our non-qualified deferred compensation plan.

Our executive officers have significant holdings of our stock to align their interests to those of our stockholders. Establishing a conservative pledging policy enables our executive officers to continue to hold those shares, while providing them flexibility in financial planning and allowing them to achieve financial diversification. By enabling our executives to maintain their stock ownership in the Company, our conservative pledging program helps ensure that they continue to have a meaningful financial interest in the success of the Company under their leadership. For these reasons, in fiscal 2022, the Board adopted a conservative policy that allows limited pledging of our stock by our executive officers.

Our pledging policy establishes the parameters of pledging arrangements, and provides that any pledging arrangement must be approved in advance by our ESG and Nominating Committee, as well as sets an overall limit of $100 million on the total value of shares pledged by our executive officers (as a group). Under this policy, all pledges of shares of Company stock by our executives must comply with the following requirements:

●	any proposed pledge of shares must be approved in advance by the ESG and Nominating Committee;
●	the loan amount against which shares are pledged must not exceed 30% of the aggregate fair market value of the individual’s total stock ownership at the time the arrangement is executed;

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●	only outstanding shares held by an individual may be pledged (i.e., no shares subject to options or unvested RSUs, PSUs or other unvested equity awards may be pledged);
●	no shares may be pledged that would cause the total value of all pledged shares of our executive officers in the aggregate (as a group) to exceed $100 million;
●	pledged shares cannot consist of any shares that remain subject to the Company’s One Year Hold Policy; and
●	the stock ownership requirements applicable to our executives are in addition to, and cannot include, pledged shares.

When approving a pledging arrangement, in addition to the requirements above, the ESG and Nominating Committee will consider any other factors deemed relevant by the Committee, including, without limitation, the total number of shares of Company stock beneficially owned by the applicable executive, the pledged shares as a percentage of the executive’s aggregate beneficially owned shares, the pledged shares as a percentage of the Company’s total outstanding shares, whether the pledged shares were purchased by the executive, and whether the executive has entered into any other pledging arrangement.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and certain other highly compensated executive officers in any taxable year.

While our Compensation and People Committee is mindful of the benefit of being able to fully deduct the compensation paid to our NEOs, our Compensation and People Committee believes that we should retain the flexibility to provide compensation to our NEOs that is not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. Our Compensation and People Committee intends to continue to compensate our NEOs in a manner consistent with the best interests of our Company and our stockholders even if any portion of such compensation is non-deductible.

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability that the NEO might owe as a result of the application of Sections 280G or 4999 during fiscal 2023, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement in the future.

Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options and other stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Perquisites and Other Personal Benefits

Retirement Plans. We have established a U.S. tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees up to $1,000, including our NEOs. In fiscal 2023, Messrs. Golechha, Jenkins and Klarich participated in our Section 401(k) retirement plan and each received a matching contribution of $1,000. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan. We made payments for Mr. Zuk to certain Israeli pension and severance funds available to employees of our Israel subsidiaries.

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Health and Welfare Plans. In addition, we provide other benefits to our NEOs on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. We made payments for Mr. Zuk to certain Israeli health insurance plans available to employees of our Israel subsidiaries.

Deferred Compensation Plan. We have adopted a deferred compensation plan, which is a non-qualified deferred compensation plan established in compliance with Section 409A of the Code. Participation in the deferred compensation plan is voluntary and limited to U.S. employees of the Company and affiliates that are at the Vice President level or above, as determined by the Compensation and People Committee, which administers the deferred compensation plan, and includes the Company’s executive officers. For a summary of the material terms and conditions of the deferred compensation plan, see the section titled “—Executive Compensation Tables.”

Other Personal Benefits. The Board continued to take reasonable steps to ensure the safety and security of Mr. Arora, considering the nature of the position and its criticality to the operation of the Company.

We previously retained a leading global risk management and security consulting firm to analyze and determine if there was a bona-fide business related security concern for Mr. Arora. Based on the results of its investigation (which included a personal security incident involving Mr. Arora), this firm determined that there was a bona-fide, business related security concern for Mr. Arora and credible threat actors existed with both the willingness and resources necessary for conducting an attack on Mr. Arora. Accordingly, the firm recommended that the Company take various steps to ensure the safety of Mr. Arora. In fiscal 2023, our Compensation and People Committee approved an amendment to our chartered aircraft policy to require the use of chartered aircraft for business and personal-related air travel by Mr. Arora. As a result of certain vehicle-related incidents involving our executives and Board members, we also retained a driving service for Mr. Arora to ensure his safety during vehicular travel. Our Compensation and People Committee determined that, if any harm occurred to our Chief Executive Officer, our business operations, investor confidence and employee productivity would be severely impacted.

Our Compensation and People Committee periodically reviews the nature and cost of this program in relation to his security profile. Even though this security program was put in place for business reasons, the component of the program that includes security at Mr. Arora’s residence and during personal travel is required to be disclosed as a perquisite under the relevant SEC disclosure rules and is included in the “All Other Compensation” column in the Summary Compensation Table. The amount paid in fiscal 2023 was $1,660,554. The value of Mr. Arora’s use of chartered aircraft for personal travel in fiscal 2023, was $1,822,296. Mr. Arora recognizes imputed income when aircraft is used for personal travel and in fiscal 2023, we paid $286,043 of his taxes on such imputed income. On occasion, guests of Mr. Arora also may accompany him, at a de minimis incremental cost to the Company.

Our Compensation and People Committee believes that amounts paid by the Company for this security program have been reasonable, necessary and for our benefit. We require these security measures for the Company’s benefit because of the importance of Mr. Arora to the Company, and we believe that the scope and costs of these security programs are appropriate and necessary.

We also paid a filing fee of $30,000 for each of Messrs. Arora and Klarich in connection with a regulatory filing related to their ownership of our stock which predominantly arose from equity award compensation granted to them as officers of the Company.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual NEO in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our Compensation and People Committee.

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Report of the Compensation and People Committee

Our Compensation and People Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our Compensation and People Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation and People Committee of our Board:

Rt Hon Sir John Key (Chair)
Aparna Bawa
John Donovan

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Executive Compensation Tables

Fiscal 2023 Summary Compensation Table

The following table presents summary information regarding the compensation paid to, or earned by, our Named Executive Officers for our fiscal year ended July 31, 2023.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Nikesh Arora Chief Executive Officer	2023	750,000	(2)	145,374,318	1,500,000	3,800,885	(3)	151,425,203
	2022	250,000		7,007,348	1,500,000	1,653,129		10,410,477
	2021	333,333		20,355,789	1,500,000	1,094,736		23,283,858
Dipak Golechha Chief Financial Officer	2023	600,000		7,879,645	900,000	2,023	(4)	9,381,668
	2022	600,000		1,868,557	900,000	251,946		3,620,503
	2021	325,821		8,292,144	368,407	3,929		8,990,301
William “BJ” Jenkins President	2023	750,000		12,116,568	1,125,000	31,836	(5)	14,023,404
	2022	734,375		17,835,150	1,125,000	1,996		19,696,521
Lee Klarich Chief Product Officer	2023	550,000		15,685,347	825,000	32,023	(6)	17,092,370
	2022	550,000		4,671,565	825,000	1,996		6,048,561
	2021	550,000		9,693,233	825,000	1,957		11,070,190
Nir Zuk(7) Founder and Chief Technology Officer	2023	419,515		6,961,334	629,272	76,091	(8)	8,086,212
	2022	459,420		1,635,031	689,130	83,576		2,867,157
	2021	444,073		2,907,970	666,900	63,227		4,082,170
(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the RSUs (including time-based RSUs and PSUs) that were considered, under ASC Topic 718, to have been granted to our Named Executive Officers in each reported fiscal year, as computed in accordance with ASC Topic 718. The disclosure rules for stock awards in the summary compensation table are based on when there is a measurement date under financial accounting rules, because that is when it is possible to determine grant date fair value. As a result, performance-based stock awards are not always disclosed in the summary compensation table during the year that they were legally granted if performance metrics for a portion of the awards are set in a subsequent year. In the table above:
i.	The amounts included for fiscal 2021 includes the grant date fair value of the portion of PSUs legally granted in fiscal 2019 that were eligible to vest based on achievement against fiscal 2021 revenue growth and the grant date fair value of all of the PSUs legally granted in 2021 because the performance metrics for those PSUs were set in fiscal 2021.
ii.	The amounts included for fiscal 2022 includes the grant date fair value of the portion of PSUs legally granted in fiscal 2019 that were eligible to vest based on achievement against fiscal 2022 revenue growth and the grant date fair value of approximately 42% (or in Mr. Jenkins’ case, 61%) of the PSUs legally granted in fiscal 2022 because the performance metrics for those PSUs were set in fiscal 2022.
iii.	The amounts included for fiscal 2023 includes the grant date fair value of approximately 42% (or in Mr. Jenkins’ case, 28%) of the PSUs legally granted in fiscal 2022, the grant date fair value of 1/3rd of the PSUs legally granted in August 2022 and the grant date fair value of all of the PSUs legally granted to Mr. Arora in June 2023 because the performance metrics for those PSUs were set in fiscal 2023.
The result of this disclosure regime is that the increase in our stock price year over year results in larger grant date fair values reported in years subsequent to the year awards were legally granted because the higher stock price is used to establish the grant date fair value of the portion of an award that is set in those subsequent years. The grant date fair value of the awards included in fiscal 2023, assuming that the highest level of performance conditions will be achieved, is $197,537,575 for Mr. Arora, $20,576,207 for Mr. Golechha, $29,585,267 for Mr. Jenkins, $39,398,890 for Mr. Klarich, and $18,204,373 for Mr. Zuk. The portions of any awards that vest based on the achievement of performance goals (other than relative TSR) for fiscal years after fiscal 2023 do not have a reportable grant date fair value under ASC Topic 718 and are not included in this table. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2023. For more information, see footnote 3 to the Fiscal 2023 Grants of Plan-Based Awards Table. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock units.
(2)	From November 1, 2021 to October 31, 2022, Mr. Arora elected to forgo his salary.

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(3)	Consists of life insurance premiums of $816, disability insurance premiums of $207, a fee of $30,000 for a regulatory filing related to ownership of our stock, $969 of miscellaneous expenses, personal security costs of $1,660,554 based on invoices provided by a third party security company, approximately $1,822,296 for costs related to personal usage of private aircraft and $286,043 of associated taxes. For purposes of reporting the value of personal usage of private aircraft in this table, we use costs provided by the applicable charter company, which include contracted hourly charges, and fuel charges. On occasion, guests of Mr. Arora also may accompany him, at a de minimis incremental cost to the Company, on the private aircraft. For more information regarding Mr. Arora’s overall security program, and personal usage of private aircraft, see the section entitled “Compensation Discussion and Analysis-Perquisites and Other Benefits” above.
(4)	Consists of life insurance premiums of $816, disability insurance premiums of $207 and 401(k) plan matching contributions by our Company of $1,000.
(5)	Consists of life insurance premiums of $816, disability insurance premiums of $207, reimbursement of expenses related to participation at certain Company events and nominal gift cards of $29,813 and 401(k) plan matching contributions by our Company of $1,000.
(6)	Consists of life insurance premiums of $816, disability insurance premiums of $207 and 401(k) plan matching contributions by our Company of $1,000 and a fee of $30,000 for a regulatory filing related to ownership of our stock.
(7)	For fiscal 2023, Mr. Zuk’s base salary, non-equity incentive compensation and all other compensation was paid in Israeli currency. The amounts set forth in the table reflect the conversion from Israeli currency to U.S. dollars using an average exchange rate of 0.28 U.S. dollars for one Israeli new shekel for fiscal 2023.
(8)	Consists of $812 for expenses related to attendance at certain Company events and nominal gift cards and $813 of associated taxes, $397 for health insurance contributions and $395 of associated taxes, $38,728 contributed for social security and pension benefits and $34,946 contributed for severance benefits under Israeli government schemes.

CEO Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of our Chief Executive Officer and the annual total compensation of our median employee. For our last completed fiscal year, which ended July 31, 2023:

●	The median of the annual total compensation of all employees (other than Mr. Arora) of our company and our consolidated subsidiaries in fiscal 2023 was approximately $206,035. This annual total compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, and reflects, among other things, salary, all bonuses earned, 401(k) contribution matches, life and disability insurance premiums paid by the Company and the aggregate “grant date fair value” of equity awards granted during fiscal 2023.
●	Mr. Arora’s annual total compensation, as reported in the Fiscal 2023 Summary Compensation Table included in this Proxy Statement, was $151,425,203.
●	Based on the above, for fiscal 2023, the ratio of Mr. Arora’s annual total compensation to the median of the annual total compensation of all employees was approximately 735 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above. The methodology we used to calculate the pay ratio is described below.

●	We determined the median of the annual total compensation of our employees as of May 1, 2023 at which time we (including our consolidated subsidiaries) had approximately 14,081 full-time and part-time employees, including interns, approximately 8,148 of whom are U.S. employees, and approximately 5,933 (or approximately 42% of our total employee population) of whom are located outside of the United States. As permitted under the SEC rules, we then determined the median employee as of such date by excluding 138 employees from certain jurisdictions, totaling approximately 1% of our workforce, leaving 13,943 employees in our median analysis. The countries excluded (and the number of individuals in each such country) were as follows: Algeria, Argentina, Azerbaijan, Bulgaria, Dominican Republic, Ecuador, Greece, Guernsey, Hungary, Kenya, Kuwait, Latvia, Luxembourg, Macao, Morocco, Nigeria, Panama, Peru, Romania, Senegal, Slovenia, Sri Lanka, Tunisia, and Ukraine (fewer than ten individuals in each of these countries); Chile, Colombia, Egypt, and Vietnam (fewer than 20 individuals in each of these countries); and the Philippines (fewer than 30 individuals).

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●	To determine the median employee’s compensation, we then compared the sum of (i) the annual base salary of each of these employees for fiscal 2023, plus (ii) the total annual cash incentive bonus, commission or other cash compensation, as applicable, earned by each of these employees for fiscal 2023 as reflected in our payroll records, plus (iii) the aggregate employer benefit, 401(k) contribution benefits and ESPP purchase gains, plus (iv) the aggregate grant date fair value of equity awards that were considered, under ASC Topic 718, to have been granted to these employees in fiscal 2023, as computed in accordance with ASC Topic 718. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate on May 1, 2023. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the compensation paid to any employee outside the U.S. Using this measure, we identified a “median employee” who is a full-time, salaried employee located in the United States. Initially, a different employee had been identified, but in the process of determining that employee’s total compensation in accordance with applicable SEC rules, we recognized that there were anomalous elements in that employee’s compensation which we believe did not reasonably reflect the annual compensation of our employees generally. Consequently, we identified an employee whose amount for the consistently applied compensation measure was very close to the initial employee, but who did not have such unusual elements.
●	Once we identified our median employee, we estimated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above. With respect to Mr. Arora’s annual total compensation, we used the amount reported in the “Total” column of our Fiscal 2023 Summary Compensation Table.

Fiscal 2023 Grants of Plan-Based Awards

The following table presents information regarding the amount of equity awards granted to our Named Executive Officers during our fiscal year ended July 31, 2023.

	Grant Date	Date of Board or Committee Action to Grant the Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Arora	—	—	450,000	1,000,000	1,650,000	—	—	—	—	—
	8/20/21	8/17/21	—	—	—	18,989	50,637	151,911	—	11,485,379
	8/23/22	8/18/22	—	—	—	1	72,505	435,030	—	20,338,939
	6/2/23	6/2/23	—	—	—	250,000 500,000		750,000	—	113,550,000
Mr. Golechha	—	—	270,000	600,000	990,000	—	—	—	—	—
	8/20/21	8/17/21	—	—	—	5,064	13,503	40,509	—	3,062,727
	8/23/22	8/18/22	—	—	—	1	17,172	103,032	—	4,816,918
Mr. Jenkins	—	—	337,500	750,000	1,237,500	—	—	—	—	—
	8/20/21	8/17/21	—	—	—	11,185	29,826	89,470	—	6,764,437
	8/23/22	8/18/22	—	—	—	1	19,080	114,480	—	5,352,131
Mr. Klarich	—	—	247,500	550,000	907,500	—	—	—	—	—
	8/20/21	8/17/21	—	—	—	12,660	33,759	101,277	—	7,657,151
	8/23/22	8/18/22	—	—	—	1	28,620	171,720	—	8,028,196
Mr. Zuk(4)	—	—	188,782	419,515	692,199	—	—	—	—	—
	8/20/21	8/17/21	—	—	—	4,430	11,814	35,422	—	2,679,630
	8/23/22	8/18/22	—	—	—	1	15,264	91,584	—	4,281,704
(1)	Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to target incentive compensation opportunities under the fiscal 2023 cash incentive plan and assumes achievement at target levels for our corporate performance measures. For achievement in excess of target, overperformance could be rewarded with a payout of up to 165% of each NEO’s target. The actual amounts paid to our NEOs are set forth in the “Fiscal 2023 Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in the section titled “Fiscal 2023 Executive Compensation Program—Fiscal 2023 Executive Compensation Program Components—Annual Cash Incentive Compensation.”
(2)	Represents PSUs that were considered, under ASC Topic 718, to have been granted in fiscal 2023. The threshold is calculated as if the threshold of Company performance measure was reached and/or the lowest TSR modifier was reached. The maximum is calculated assuming all maximum Company performance targets were met and/or the relative TSR modifier was also at

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the maximum value. For more information, see the section titled “Fiscal 2023 Executive Compensation Program—Fiscal 2023 Executive Compensation Program Components—Fiscal 2023 Equity Compensation” and with respect to the award of PSUs granted to Mr. Arora in June 2023, “How We Have and Will Continue to Compensate our Chief Executive Officer—Fiscal 2023 Long-Term Performance and Retention Award.”
(3)	The amounts reported in the Grant Date Fair Value of Stock Awards column represent the grant date fair value of the portions of the PSU awards that were considered, under ASC Topic 718, to have been granted in fiscal 2023. The assumptions used in calculating the grant date fair value of the PSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2023. The value of the PSUs is calculated using a Monte-Carlo simulation valuation performed as of the date of grant by an independent third party. Because the grant date for a PSU under ASC Topic 718 occurs when performance targets are approved, and we approved performance targets only with respect to fiscal year 2023, PSU values in this column include
(i)	with respect to PSUs granted in August 2021, 42% of the PSUs granted to Mr. Arora, Golechha, Klarich and Zuk and 20% of the PSUs granted to Mr. Jenkins;
(ii)	with respect to PSUs granted in August 2022, ⅓ of the PSUs granted; and
(iii)	with respect to PSUs granted to Mr. Arora in June 2023, all of the PSUs granted.
Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our NEOs from their PSU awards.
(4)	The amounts set forth in the table for Mr. Zuk for estimated future payouts under Non-Equity Incentive Plan Awards reflect the conversion from Israeli currency to U.S. dollars using an average exchange rate of 0.28 U.S. dollars for one Israeli new shekel for fiscal 2023.

Fiscal 2023 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding stock options and other equity awards held by our Named Executive Officers as of July 31, 2023.

Named Executive Officer	Grant Date		Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Arora	6/2/2023	(2)	—	—	—	—	—	—	750,000	187,470,000
	8/20/2022	(3)	—	—	—	—	—	—	1,305,090	326,220,296
	8/20/2021	(4)	—	—	—	—	105,727	26,427,521	182,292	45,565,708
	10/20/2020	(5)	—	—	—	—	271,164	67,780,153	—	—
	6/7/2018	(6)	—	—	—	—	170,232	42,551,191	—	—
	6/7/2018	(7)	3,000,000	—	66.17	12/6/25	—	—	—	—
Mr. Golechha	8/20/2022	(3)	—	—	—	—	—	—	309,096	77,261,636
	8/20/2021	(4)	—	—	—	—	28,193	7,047,122	48,609	12,150,306
	3/20/2021	(8)	—	—	—	—	29,088	7,270,836	—	—
	12/20/2020	(9)	—	—	—	—	15,126	3,780,895	—	—
Mr. Jenkins	8/20/2022	(3)	—	—	—	—	—	—	343,440	85,846,262
	8/20/2021	(4)	—	—	—	—	61,531	15,380,187	109,303	27,321,428
	8/20/2021	(10)	—	—	—	—	28,701	7,174,102	—	—
Mr. Klarich	8/20/2022	(3)	—	—	—	—	—	—	515,160	128,769,394
	8/20/2021	(4)	—	—	—	—	70,485	17,618,431	121,527	30,376,889
	10/20/2020	(11)	—	—	—	—	75,954	18,985,462	—	—
	10/20/2018	(7)	1,742,079	—	64.50	4/19/26	—	—	—	—
Mr. Zuk	8/20/2022	(3)	—	—	—	—	—	—	274,752	68,677,010
	8/20/2021	(4)	—	—	—	—	24,669	6,166,263	42,534	10,631,799
	10/20/2020	(12)	—	—	—	—	36,462	9,114,042	—	—
	10/20/2018	(7)	1,509,057	—	64.50	4/19/26	—	—	—	—
(1)	The market value of unvested or unearned shares is calculated by multiplying the number of unvested or unearned shares held by the applicable NEO by the closing market price of our common stock on the Nasdaq on July 31, 2023 (the last trading day of our 2023 fiscal year), which was $249.96 per share.

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(2)	Represents PSUs that were granted under our 2021 Plan. Values included in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested columns include the maximum values for number of shares and market value (i.e., calculated assuming the highest relative TSR target was met). For more information, see the section titled “How We Have and Will Continue to Compensate Our Chief Executive Officer—Fiscal 2023 Long-Term Performance and Retention Award.”
(3)	Represents PSUs that were granted under our 2021 Plan. Values included in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” columns include the maximum values for number of shares and market value (i.e., calculated assuming all maximum company performance targets were met and the relative TSR modifier was also at the maximum value). For more information, see the section titled “Fiscal 2023 Executive Compensation Program—Fiscal 2023 Executive Compensation Program Components—Fiscal 2023 Equity Compensation.”
(4)	Represents PSUs that were granted under our 2012 Equity Incentive Plan (the “2012 Plan”). Values included in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” columns include the maximum values for number of shares and market value (i.e., calculated assuming all maximum company performance targets were met and the relative TSR modifier was also at the maximum value). Values included in the “Stock Awards—Number of Shares or Units of Stock That Have Not Vested” and “Stock Awards—Market Value of Shares or Units of Stock That Have Not Vested” columns reflect the PSUs that were eligible to vest, as of July 31, 2023, based upon achievement of the specified performance metric.
(5)	Represents PSUs that were granted under our 2012 Plan. A specified performance metric having been achieved, the PSUs that became eligible to vest will vest over a four-year period, with 15% of such PSUs having vested in equal quarterly increments during year two with the first vesting on January 20, 2022; 42.5% of such PSUs vesting in equal quarterly increments during year three; and 42.5% of such PSUs vesting in equal quarterly increments during year four, in each case subject to the executive’s continued service through the applicable vesting date.
(6)	Vested as to 1/7th of the restricted stock units on June 7, 2019 and the remaining restricted stock units vest in equal increments each quarter thereafter with full vesting occurring on June 7, 2025, in each case subject to the executive’s continued service through the applicable vesting date.
(7)	All shares subject to this PSO have vested due to the achievement of certain stock price targets and continued service.
(8)	A specified performance metric having been achieved, the PSUs that became eligible to vest will vest over a four-year period with one fourth (1/4th) of such PSUs having vested on the one-year anniversary of the grant date; and one-sixteenth (1/16th) of such PSUs vesting quarterly thereafter, in each case subject to the executive’s continued service through the applicable vesting date.
(9)	Vests over a four-year period, with one fourth (1/4th) of the restricted stock units having vested on the one-year anniversary of the grant date; and one-sixteenth (1/16th) of the restricted stock units vesting quarterly thereafter, in each case subject to the executive’s continued service through the applicable vesting date.
(10)	Vests over a four-year period, with forty percent (40%) of the restricted stock units having vested on the one-year anniversary of the grant date; thirty percent (30%) of the restricted stock units vesting in equal quarterly increments during the second year; twenty percent (20%) of the restricted stock units vesting in equal quarterly increments during the third year; and ten percent (10%) of the restricted stock units vesting in equal quarterly increments during the fourth year, in each case subject to the executive’s continued service through the applicable vesting date.
(11)	A specified performance metric having been achieved, the PSUs that became eligible to vest will vest over a four-year period, with 25% of such PSUs having vested on October 20, 2021; 25% of such PSUs having vested in equal quarterly increments during year two; 25% of such PSUs vesting in equal quarterly increments during year three; and 25% of such PSUs vesting in equal quarterly increments during year four, in each case subject to the executive’s continued service through the applicable vesting date.
(12)	A specified performance metric having been achieved, the PSUs that became eligible to vest will vest over a four-year period, with 20% of such PSUs having vested during year two with the first vest on January 20, 2022; 40% of such PSUs vesting in equal quarterly increments during year three; and 40% of such PSUs vesting in equal quarterly increments during year four, in each case subject to the executive’s continued service through the applicable vesting date.

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Fiscal 2023 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of stock awards by our NEOs during our fiscal year ended July 31, 2023.

Named Executive Officer	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards—Value Realized on Exercise ($)	Stock Awards— Number of Shares Acquired on Vesting (#)		Stock Awards— Value Realized on Vesting ($)(1)
Mr. Arora	474,300	104,070,289	315,510	(2)	58,139,845	(2)
Mr. Golechha	—	—	26,712		5,085,143
Mr. Jenkins	—	—	95,931	(3)	15,882,974	(3)
Mr. Klarich	270,000	55,569,753	88,353		15,650,779
Mr. Zuk	45,000	6,230,576	39,309		7,035,157
(1)	Based on the market price of our Company’s common stock on the vesting date, multiplied by the number of shares vested.
(2)	Includes 245,673 shares (valued at $46,602,103 on vesting) issuable pursuant to RSUs that vested during fiscal 2023 but for which settlement has been deferred under the Company’s deferred compensation plan, as described in the Nonqualified Deferred Compensation section below.
(3)	Includes 65,313 shares valued at $10,642,091 on vesting issuable pursuant to RSUs that vested during fiscal 2023 but for which settlement has been deferred under the Company’s deferred compensation plan, as described in the Nonqualified Deferred Compensation section below.

We did not sponsor any defined benefit pension or other actuarial plan for our NEOs during our fiscal year ended July 31, 2023.

Nonqualified Deferred Compensation

In May 2022, our Compensation and People Committee adopted a deferred compensation plan, which is a non-qualified deferred compensation plan established in compliance with Section 409A of the Code. Participation in the deferred compensation plan is voluntary and limited to U.S. employees of the Company and affiliates that are at the Vice President level or above, as determined by the administrator of the deferred compensation plan, and includes the Company’s executive officers, except Mr. Zuk who is not a U.S. employee. The plan allows eligible participants to defer salary, annual bonuses, commissions, other cash compensation approved by the administrator, time-based RSUs, and PSUs, excluding any compensation that has already been deferred and cash compensation that is not paid through U.S. payroll.

The administrator may permit different deferral amounts for each component of compensation and may establish a minimum or maximum deferral amount for each component. Unless otherwise specified by the administrator, participants may defer (i) a minimum of 5% and a maximum of 50% of their annual base salary, (ii) a minimum of 5% and a maximum of 100% of their annual cash bonuses and commission, and (iii) a minimum of 5% and a maximum of 100% of any equity award or, to the extent a participant is permitted to defer the unvested tranche(s) of an equity award, the applicable unvested tranche(s). Participants’ deferrals will be credited to their accounts on the date that deferred compensation would have been paid. Participants will be 100% vested at all times in their deferred cash compensation, and participants’ deferred equity awards will vest according to the provisions of the award. Each participant may allocate his or her deferrals to accounts under the deferred compensation plan that provide for payment of deferred amounts upon specified events, such as the participant’s separation from service or other predetermined times. Participants may elect to receive payment of their account balances in a single lump-sum distribution or in annual installments (as elected by the participant in accordance with the deferred compensation plan), except in certain limited circumstances and provided that payments upon a participant’s death will be provided in a single lump sum.

The Company may make discretionary matching, profit sharing, or other contributions to any participant account under the deferred compensation plan, and these contributions will vest according to the schedule specified by the administrator on or before the time the contributions are made. The Company has the discretion to accelerate the vesting of any of these contributions at any time.

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Each account under the deferred compensation plan will be credited with earnings on each business day (unless another period is specified by the administrator with respect to a particular investment option), based upon the participant’s investment allocation, with respect to each deferral, among a menu of investment options selected in advance by the administrator. If a participant fails to make an investment allocation with respect to a deferral of an equity award, the deferral will be invested in notional shares of the Company’s common stock. If a participant fails to make an investment allocation with respect to a deferral of any other compensation, the deferral will be invested in a notional mutual fund specified by the administrator.

Upon a participant’s death, the balances under all of the participant’s accounts will be paid in a single lump sum no later than the end of the following year. In addition, the administrator has the discretion to accelerate or delay the payment of account balances, as long as such changes are permitted under applicable tax rules and requirements.

All accounts will be paid in shares of the Company’s common stock issued under the Company’s equity plan, except that an account will be paid in cash to the extent there are not enough shares available under the Company’s equity plan to make such payment in shares.

The following table summarizes the activity under the deferred compensation plan in fiscal 2023.

Named Executive Officer	Executive contributions in last fiscal year ($)(1)	Aggregate earnings or loss in last fiscal year ($)(2)	Aggregate balance at last fiscal year end ($)(3)
Mr. Arora	$46,602,103	$14,806,320	$61,408,423
Mr. Golechha	—	—	—
Mr. Jenkins	$10,642,091	$5,683,546	$16,325,637
Mr. Klarich	—	—	—
(1)	Represents the value of the RSUs that vested and were earned and deferred by our Named Executive Officers in fiscal 2023. The value of each vested deferred RSU is based on the closing price of the Company’s common stock on the applicable vesting date No portion of the amount for any Named Executive Officer is included as compensation for fiscal 2023 in the Fiscal 2023 Summary Compensation Table.
(2)	Represents the net increase in the value of the shares underlying our Named Executive Officers’ vested deferred RSUs from the vesting date to July 31, 2023. No portion of the amount for any Named Executive Officer is included as compensation for fiscal 2023 in the Fiscal 2023 Summary Compensation Table.
(3)	Represents the aggregate value of the vested deferred RSUs held by our Named Executive Officers as of July 31, 2023. The value of each vested deferred RSU is based on the closing market price of our common stock on the Nasdaq on July 31, 2023 (which was $249.96).
For Mr. Arora, (i) $15,956,697 of this amount represents the value of 181,836 RSUs granted to him in fiscal 2018, which were included in the amount reported in the Stock Award column of the Summary Compensation Table for fiscal 2018, and (ii) $45,451,726 of this amount represents the value of 63,837 PSUs granted to him in fiscal 2021, which were included in the amount reported in the Stock Award column of the Summary Compensation Table for fiscal 2021.
For Mr. Jenkins, (i) $4,305,061 of this amount represents the value of 17,223 RSUs granted to him in fiscal 2022, which were included in the amount reported in the Stock Award column of the Summary Compensation Table for fiscal 2022, and (ii) $12,020,576 of this amount represents the value of 48,090 PSUs granted to him in fiscal 2022, which were included in the amount reported in the Stock Award column of the Summary Compensation Table for fiscal 2022.

Executive Employment Agreements

We have entered into employment offer letters with each of our NEOs in connection with his or her commencement of employment with us.

In December 2011, we entered into confirmatory new employment agreements with Messrs. Klarich and Zuk to achieve consistency in the employment terms and conditions of our then-serving executive officers. In February 2022, we entered into addendums to the offer letters of Messrs. Jenkins and Golechha to achieve consistency in the employment terms and conditions of our then-serving executive officers.

Each of our NEOs is eligible to receive certain severance payments and/or benefits in connection with his or her termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements.

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For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and/or benefits payable to our NEOs under these arrangements, see the description below and the section titled “—Potential Payments Upon Termination or Change in Control” below. The estimated potential severance payments and/or benefits payable to each NEO in the event of termination of employment as of July 31, 2023, pursuant to the arrangements under the employment agreements, are described below.

The actual amounts that would be paid or distributed to our NEOs as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and/or benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and/or benefits to our NEOs in connection with a termination of employment under particular circumstances, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each NEO would also be able to exercise any previously-vested stock options that he or she held. For more information about the NEOs outstanding equity awards as of July 31, 2023, see the section titled “—Fiscal 2023 Outstanding Equity Awards at Fiscal Year-End.”

Along with the severance payments and/or benefits described in an NEO’s individual severance and change in control arrangement, they are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Termination of Employment Unrelated to a Change in Control

MR. ARORA
In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 12 months following a “change in control,” provided that he executes an appropriate release and waiver of claims, Mr. Arora will be entitled to receive:

●	continued payment of his then-current base salary for a period of 12 months and reimbursement of 12 months of COBRA premiums; and
●	accelerated vesting of the time-based restricted stock units, investment restricted stock units and eligible option shares for shares that would vest through the date 12 months after termination of employment.

TERMINATION OF EMPLOYMENT— OTHER NAMED EXECUTIVE OFFICERS
None of the remaining NEOs are eligible to receive any specific payments or benefits in the event of an involuntary termination of employment unrelated to a change in control.

Termination of Employment in Connection with a Change in Control

MR. ARORA
In the event of an involuntary termination of employment (a termination of employment by us or our successor without “cause or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that he executes an appropriate release and waiver of claims, Mr. Arora will be entitled to receive:

●	a lump sum payment equal to his then-current annual base salary;
●	100% of his incentive compensation for that fiscal year;
●	reimbursement of 12 months of COBRA premiums;
●	accelerated vesting of each of his awards of time-based restricted stock units or investment restricted stock units as to the greater of: (x) 50% of the then-unvested portion of such award or (y) the portion of such award that would vest through the date 24 months after termination of employment; and
●	accelerated vesting of 100% of his eligible option shares subject to the performance option.

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MESSRS. GOLECHHA, JENKINS, KLARICH, AND ZUK
In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, provided that they each execute an appropriate release and waiver of claims, Messrs. Golechha, Jenkins, Klarich and Zuk will each be entitled to receive:

●	a lump sum cash payment equal to 12 months of his base salary as in effect as of the date of termination;
●	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;
●	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months (except Mr. Zuk); and
●	accelerated vesting of each of his then outstanding time-based equity awards, as to (i) in the cases of Messrs. Golechha and Jenkins, 12 months’ vesting of such award, or (ii) in the cases of Messrs. Klarich and Zuk, the greater of 12 months’ vesting of such award and 50% of the then-unvested portion of such award.

APPLICABLE DEFINITIONS
Generally, for purposes of the foregoing provisions, a “change in control” means:

●	the sale or other disposition of all or substantially all of our assets;
●	any sale or exchange of our capital stock by stockholders in a transaction or series of related transactions where more than 50% of the outstanding voting power of our company is acquired by a person or entity or group of related persons or entities;
●	any reorganization, consolidation, or merger of our company where our outstanding voting securities immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent organization) immediately after the transaction; or
●	the consummation of the acquisition of 51% or more of our outstanding stock pursuant to a tender offer validly made under any state or federal law (other than a tender offer by us).

Generally, for purposes of the foregoing provisions, “cause” is limited to:

●	conviction of any felony or any crime involving moral turpitude or dishonesty;
●	participation in intentional fraud or an act of willful dishonesty against us;
●	willful breach of our policies that materially harms us;
●	intentional damage of a substantial amount of our property;
●	willful and material breach of the NEO’s employment offer letter, employment agreement or his employee invention assignment and confidentiality agreement; or
●	a willful failure or refusal in a material respect to follow the lawful, reasonable policies or directions of us as specified by our board of directors or Chief Executive Officer after being provided with notice of such failure, which failure is not remedied within 30 days after receipt of written notice from us.

Generally, for purposes of the foregoing provisions, “good reason” means a resignation within 12 months following the occurrence, without the Named Executive Officer’s written consent, of one or more of the following:

●	there is a material reduction in the NEO’s authority, status, obligations, or responsibilities;
●	there is a reduction in the NEO’s total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of our employees pursuant to a directive of our board of directors;
●	any failure by us to pay the NEO’s base salary; or
●	the relocation of the principal place of our business to a location that is more than a specified number of miles further away from the NEO’s home than our current location.

A resignation for “good reason” will not be deemed to have occurred unless the NEO gives us written notice of one of the above conditions within 90 days of its occurrence, and we fail to remedy the condition within 30 days of receipt of such notice.

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In August 2023, we adopted an Equity Incentive Plan Survivor Benefit Policy (the “Survivor Benefit Policy”), which provides that if an individual’s death occurs while the individual is providing services as an employee to the Company or any subsidiary of the Company and is not located in Israel, all of the equity awards (other than equity awards issued in accordance with or subject to the provisions of the Israel Income Tax Ordinance and its applicable rules, regulations, orders or procedures) that the individual holds as of the date of death will be accelerated in accordance with the terms of the Survivor Benefit Policy. Since the Survivor Benefit Policy was adopted in fiscal 2024, the section titled “—Potential Payments Upon Termination or Change in Control” below (which provides estimates of the payments and benefits that our Named Executive Officers may receive upon a termination of their employment on the last day of fiscal 2023) does not include the potential vesting acceleration benefits that our Named Executive Officers may receive under the Survivor Benefit Policy.

Potential Payments Upon Termination or Change in Control

Termination of Employment Unrelated to a Change in Control

	Salary Continuation ($)	Target Annual Cash Bonus ($)	Value of Accelerated Equity Awards ($)		Value of Continued Health Care Coverage Premiums ($)	Total ($)
Named Executive Officer			Restricted Stock and Restricted Stock Units(1)	Options
Mr. Arora	1,000,000	—	101,926,439	—	31,713	102,958,152
(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding RSUs and PSUs which remain subject to time-based vesting only. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock, subject to outstanding RSUs and PSUs which remain subject to time-based vesting only on July 31, 2023, that would become vested by (ii) $249.96 (the closing market price of our common stock on the Nasdaq on July 31, 2023).

Termination of Employment in Connection with a Change in Control

	Salary Continuation ($)	Target Annual Cash Bonus ($)	Value of Accelerated Equity Awards ($)		Value of Continued Health Care Coverage Premiums ($)
Named Executive Officer			Restricted Stock and Restricted Stock Units(1)	Options		Total ($)
Mr. Arora	1,000,000	1,000,000	136,757,365	—	31,713	138,789,078
Mr. Golechha	600,000	600,000	13,723,054	—	31,713	14,954,767
Mr. Jenkins	750,000	750,000	19,684,998	—	31,713	21,216,711
Mr. Klarich	550,000	550,000	32,807,250	—	31,713	33,938,963
Mr. Zuk	419,515	419,515	13,456,847	—	—	14,295,877
(1)	The amounts reported in this column reflect the aggregate market value of the unvested shares of our common stock underlying outstanding RSUs and PSUs which remain subject to time-based vesting only. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding RSUs and PSUs which remain subject to time-based vesting only on July 31, 2023, that would become vested by (ii) $249.96 (the closing market price of our common stock on the Nasdaq on July 31, 2023).

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Pay vs. Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance measures of the Company. For further information concerning the Company’s pay-for-performance philosophy and how executive compensation aligns with the Company’s performance, please see the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.

Pay vs Performance Table

	Summary Comp Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Comp Table Total for Non- PEO NEOs	Average Compensation Actually Paid for Non- PEO NEOs	Value of $100 initial investment based on		PANW Net Income (in millions)	Annual Billings Growth
Year					PANW TSR	Peer Group TSR
(1)	(2)	(3)	(2)	(4)	(5)	(6)	(7)	(8)
2023	$151,425,203	$266,368,755	$12,145,914	$31,768,696	$293.01	$167.84	$439.7	23.1%
2022	$10,410,477	$208,514,831	$8,058,186	$56,805,285	$195.02	$132.31	-$267.0	37.0%
2021	$23,283,858	$219,731,970	$10,279,163	$54,811,159	$155.93	$140.03	-$498.9	26.7%
(1)	During each of the years presented, our PEO was Nikesh Arora. During fiscal 2023 and fiscal 2022, our non-PEO NEOs were Dipak Golechha, William “BJ” Jenkins, Lee Klarich and Nir Zuk. During fiscal 2021, our non-PEO NEOs were Dipak Golechha, Lee Klarich, Amit Singh, Luis Felipe Visoso and Nir Zuk.
(2)	Amounts reported in this column represent (i) the total compensation, as reported in the Summary Compensation Table in our annual proxy statement (“SCT”), for the applicable year for Mr. Arora and (ii) the average of the total compensation, as reported in the SCT in our annual proxy statement, for the applicable year for our non-PEO NEOs.
(3)	“Compensation actually paid” is calculated in accordance with Item 402(v) of Regulation S-K. The table below sets forth each adjustment made during each year presented in the table to calculate the “compensation actually paid” to our PEO during each year in the table.

PEO

	2023		2022		2021
Total Reported in SCT for the covered fiscal year		$151,425,203		$10,410,477		$23,283,858
Less, grant date fair value of equity awards reported in SCT for the covered fiscal year	-$	145,374,318	-$	7,007,348	-$	20,355,789
Plus, fair value (as of the end of the covered fiscal year) of equity awards granted in the covered fiscal year that are unvested and outstanding as of the end of the covered fiscal year, computed in accordance with ASC Topic 718		$207,303,528		$15,010,593		$67,895,182
Plus, change in fair value (from the end of the prior fiscal year to the end of the covered fiscal year) of equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year, computed in accordance with ASC Topic 718		$47,372,535		$25,242,815		$124,376,337
Plus, fair value (as of the vesting date) of equity awards that are granted and vested in the covered fiscal year, computed in accordance with ASC Topic 718		$0		$0		$0
Plus, change in fair value (from the end of the prior fiscal year to the vesting date) of equity awards granted in any prior fiscal year that vested in the covered fiscal year, computed in accordance with ASC Topic 718		$5,641,807		$164,858,294		$24,532,382
Less, fair value (as of the end of the prior fiscal year) of equity awards granted in any prior fiscal year that failed to meet the applicable vesting conditions in the covered fiscal year, computed in accordance with ASC Topic 718		$0		$0		$0
Total Adjustments		$114,943,552		$198,104,354		$196,448,112
Compensation Actually Paid		$266,368,755		$208,514,831		$219,731,970
(4)	“Compensation actually paid” is calculated in accordance with Item 402(v) of Regulation S-K. The table below sets forth each adjustment made during each year presented in the table to calculate the average “compensation actually paid” to our non-PEO NEOs during each year in the table.

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Non-PEO NEOs

	2023		2022			2021
Average of total reported in SCT for the covered fiscal year		$12,145,914		$8,058,186		$10,279,163
Less, average grant date fair value of equity awards reported in SCT for the covered fiscal year	-$	10,660,724	-$	6,502,576	-$	9,117,307
Plus, average fair value (as of the end of the covered fiscal year) of equity awards granted in the covered fiscal year that are unvested and outstanding as of the end of the covered fiscal year, computed in accordance with ASC Topic 718		$22,857,122		$11,771,915		$17,714,393
Plus, average change in fair value (from the end of the prior fiscal year to the end of the covered fiscal year) of equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year, computed in accordance with ASC Topic 718		$8,469,904		$11,633,271		$33,836,535
Plus, average fair value (as of the vesting date) of equity awards that are granted and vested in the covered fiscal year, computed in accordance with ASC Topic 718		$0		$0		$0
Plus, average change in fair value (from the end of the prior fiscal year to the vesting date) of equity awards granted in any prior fiscal year that vested in the covered fiscal year, computed in accordance with ASC Topic 718	-$	1,043,520		$31,844,489		$4,733,071
Less, average fair value (as of the end of the prior fiscal year) of equity awards granted in any prior fiscal year that failed to meet the applicable vesting conditions in the covered fiscal year, computed in accordance with ASC Topic 718		$0		$0	-$	2,634,696
Total Adjustments		$19,622,782		$48,747,099		$44,531,996
Average Compensation Actually Paid		$31,768,696		$56,805,285		$54,811,159
(5)	Pursuant to Item 402(v) of Regulation S-K, assumes $100 was invested on July 31, 2020 in our common stock and reinvestment of dividends. Historic stock price performance is not necessarily indicative of future stock price performance.
(6)	Pursuant to Item 402(v) of Regulation S-K, assumes $100 was invested on July 31, 2020 in the stocks represented by the peer group and reinvestment of dividends. The peer group consists of the S&P 500 Information Technology Index, an independently prepared index, which is the peer group we used for the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended July 31, 2023.
(7)	Represents net (loss) income, as reflected in the Company’s audited financial statements included in our Annual Reports on Form 10-K.
(8)	We have selected annual billings growth as the Company-Selected Measure because it is a core driver of our performance and stockholder value creation and, accordingly, was utilized as a performance measure in the PSUs granted in fiscal 2023. Annual billings growth is the percentage increase in billings in a fiscal year over the billings in the immediately preceding fiscal year. For these purposes, billings is the amount of billings reported on our annual report on Form 10-K.

2023 Performance Measures

In accordance with SEC rules, listed below are the four financial performance measures that, in the company’s assessment, represent the most important financial performance measures used to link “compensation actually paid” to our NEOs to company performance for fiscal 2023, as further described in our Compensation Discussion and Analysis.

Financial Performance Measures
●	Annual Billings Growth
●	Annual Revenue Growth
●	Company’s Relative TSR Percentile Rank (how the Company’s TSR compares to the TSRs of the companies that are a component of the S&P 500 Index on the last day of fiscal 2023)
●	Non-GAAP Organic Operating Margin

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Relationship Between “Compensation Actually Paid” and Performance Measures

In accordance with SEC rules, the charts below illustrate how “compensation actually paid” (CAP) to our NEOs aligns with our company’s financial performance as measured by our total shareholder return, our peer group total shareholder return, our net income, and annual billings growth rate.

CAP VS. TSR

CAP VS. NET INCOME

CAP VS. ANNUAL BILLINGS GROWTH

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Executive Compensation

Executive Officers

The following table identifies certain information about our executive officers as of October 16, 2023. Officers are appointed by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Nikesh Arora	55	Chief Executive Officer and Chairman
Dipak Golechha	49	Executive Vice President and Chief Financial Officer
William “BJ” Jenkins	57	President
Lee Klarich	48	Chief Product Officer
Nir Zuk	52	Chief Technology Officer and Director

Nikesh Arora. For a brief biography of Mr. Arora, please see “Proposal No. 1 - Election of Directors - Directors - Nominee Directors.”

Dipak Golechha has served as our Chief Financial Officer since March 2021. Mr. Golechha joined the Company in December 2020 as Senior Vice President, Finance. Prior to joining the Company, from August 2020 until December 2020, Mr. Golechha served as senior advisor at Boston Consulting Group, a management consulting firm. From December 2016 to April 2020, Mr. Golechha was President and Chief Executive Officer of Excelligence Learning Corporation, a tech-enabled platform company in early childhood education. From August 2014 through July 2016, Mr. Golechha served as the chief financial officer of NBTY Inc., also known as The Nature’s Bounty Company, a manufacturer of vitamins, minerals and health supplements. During 2014, Mr. Golechha served as the chief financial officer of Chobani, a yogurt company. Prior to Chobani, Mr. Golechha worked at The Procter & Gamble Company, an American multinational consumer goods corporation, for 18 years, most recently serving as chief financial officer / chief operating officer of the Global Feminine Care / Adult Care Division from August 2012 to December 2013. Mr. Golechha holds a bachelor’s degree and a master’s degree from St. John’s College, Cambridge University in Economics.

William “BJ” Jenkins has served as our President since August 2021. Prior to joining the Company, Mr. Jenkins served as President and CEO of Barracuda Networks, Inc., a computer security and data storage company, from November 2012 through July 2021. Prior to this position, Mr. Jenkins held multiple business unit and sales and marketing leadership roles at EMC Corporation, a provider of enterprise storage systems, software, and networks. Mr. Jenkins holds an engineering degree from the University of Illinois and an M.B.A. from Harvard Business School.

Lee Klarich has served as our Chief Product Officer since August 2017. Prior to this appointment, Mr. Klarich served as our Executive Vice President of Product Management, a role he held since November 2015. From November 2012 to November 2015, Mr. Klarich served as our Senior Vice President, Product Management and our Vice President, Product Management from May 2006 to November 2012. Prior to joining us, Mr. Klarich held various positions at NetScreen Technologies, Juniper Networks, Excite@Home, and Packard Bell-NEC. Mr. Klarich holds a B.S. in Engineering from Cornell University.

Nir Zuk. For a brief biography of Mr. Zuk, please see “Proposal No. 1 - Election of Directors - Directors - Continuing Directors.”

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Equity Compensation Plan Information

The following table provides information as of July 31, 2023, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	23,185,169	$65.20	28,847,455
Equity compensation plans not approved by stockholders	256,832	—	—
Total	23,442,001		28,847,455
(1)	Includes the following plans: the 2012 Plan, 2021 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 ESPP provides that on the first day of each fiscal year beginning with fiscal year 2014 the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 6,000,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.
(2)	The weighted average exercise price does not take into account outstanding restricted stock, PSUs or time-based RSUs, which have no exercise price.

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PROPOSAL NO. 4 Amendment to Our 2021 Equity Incentive Plan

We are asking our stockholders to approve an amendment to our 2021 Plan to increase the number of shares of our common stock (“Shares”) reserved for issuance under the 2021 Plan by 5,000,000 Shares. Other than this increase, no changes have been made to the 2021 Plan.

Why Should Stockholders Vote to Approve the Amendment to the 2021 Plan?

The Amendment to the 2021 Plan Will Allow Us to Continue Attracting and Retaining the Best Talent

Our Board believes that our success depends on the ability to attract and retain the best available personnel for positions of substantial responsibility and that the ability to grant equity awards is crucial to recruiting and retaining the services of these individuals. In addition, our Board believes that equity awards provide additional incentive to our employees, directors and consultants and promote our success. Without a motivated and dedicated workforce, we could not deliver the strong financial performance we experienced in fiscal 2023 (as described elsewhere in this proxy). If stockholders do not approve the amendment to the 2021 Plan at the Annual Meeting, we may be unable to continue granting equity awards as needed, which could prevent us from successfully attracting and retaining the highly skilled talent we need.

A Principled and Disciplined Approach

When considering the amendment to our 2021 Plan to increase the number of Shares reserved for issuance under the plan, the Compensation and People Committee adopted the following principles which it believes aligns with best practices:

●	Share requests should align with our commitments to reduce stock-based compensation expense as a percentage of revenue.
●	Share reserves should be sufficient to cover one and a half to two years of grants, which the Committee believes is aligned with best practices and provides the Company with a reasonable buffer in case of extraordinary circumstances (e.g., stock price volatility, changes in hiring, acquisitions, etc.).
●	Share requests should be subject to stockholder approval on an annual basis, which the Committee believes provides transparency to our stockholders and more flexibility to manage our needs.

A Reasonable Number of Shares Will Be Added to the 2021 Plan

If our stockholders approve the amendment to the 2021 Plan, 5,000,000 Shares will be added to the 2021 Plan. We anticipate these Shares will be enough to meet our expected needs for the next one to two years.

●	Number of Shares Remaining under the 2021 Plan. As of October 16, 2023, 10,165,060 Shares remained available for issuance under the 2021 Plan.
●	Overhang. As of October 16, 2023, outstanding equity awards under our 2012 Plan and the 2021 Plan covered 24,322,017 Shares which represented approximately 8% of our outstanding Shares as of that date.
●	Historical Grant Practices. In fiscal 2021, 2022 and 2023, we granted equity awards (excluding RSUs assumed in acquisitions) covering 14.2 million, 6.6 million and 9.2 million Shares, respectively, for approximately 30.0 million equity awards over that three-year period.

108

Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

●	Forecasted Grants. To determine how long the Shares to be added to the 2021 Plan will enable us to make grants of equity awards, our Compensation and People Committee and our Board reviewed a forecast that considered these factors: (i) the remaining number of Shares available for future grants under the 2021 Plan and (ii) forecasted future grants, with the future grant numbers determined based on assumptions about stock price and the competitive dollar value to be delivered to the grant recipient. Because we generally determine the size of equity awards to be granted based on the value of the award, if the stock price used to determine the number of Shares subject to an award differs significantly from the stock price assumed in the forecast (which was $225 to $275 per share), our actual Share usage will deviate significantly from our forecasted Share usage. For example, if our stock price used to determine the number of Shares subject to an award is lower than the stock price assumed in the forecast, we would need a larger number of Shares than anticipated to deliver the same intended value to participants.

We Have Used our Equity Plans Responsibly

We recognize the dilutive impact of our equity compensation on our stockholders and continuously strive to balance this concern with the competition for talent. In the process it used to determine the number of Shares to be added to the 2021 Plan, our Compensation and People Committee and Board reviewed analyses prepared by Meridian Compensation Partners, independent compensation consultant, which included analysis of the burn rate and overhang metrics discussed below. If approved, the Shares added to the 2021 Plan would represent approximately 1.6% of our 310,815,919 outstanding Shares as of October 16, 2023. Our Board believes the potential dilution to stockholders is reasonable and sustainable to meet our business goals.

Gross burn rate can be used by some to assess a company’s use of equity compensation. Gross burn rate is defined as the number of shares underlying equity awards granted in a given fiscal year (excluding any RSUs assumed in acquisitions) divided by the number of shares of weighted average common stock outstanding (“CSO”).

Potential actual dilution to stockholders is often measured by analyzing the net burn rate. Net burn rate is defined as (i) the number of shares underlying equity awards granted in a given fiscal year (excluding any RSUs assumed in acquisitions) minus shares subject to outstanding equity awards forfeited during the year and returned to the plan divided by (ii) CSO. This measure indicates the rate at which we actually create potential future stockholder dilution. We have managed our net burn rate to 3.8% in fiscal 2021, 1.0% in fiscal 2022, and 2.4% in fiscal 2023.

The following table shows our gross and net burn rate over the past three fiscal years and the average CSO of those three years.

in millions	Fiscal 2021	Fiscal 2022	Fiscal 2023	Average
Performance-based stock options (“PSOs”) granted	0.6	0	0	0.2
PSOs earned	1.2	5.6	1.2	2.7
RSUs granted(1)	11.1	5.8	5.6	7.5
PSUs granted(2)	2.5	0.8	3.6	2.3
PSUs earned	0.2	1.1	1.3	0.9
Total awards granted(3)	14.2	6.6	9.2	10.0
Weighted average common stock outstanding	289.1	295.6	303.2	296.0
Gross Burn Rate	4.9%	2.2%	3.0%	3.4%
Forfeitures of Options	0	0	0	0
Forfeitures of PSOs	0.5	0.3	0	0.3
Forfeitures of PSUs and time-based RSUs	2.8	3.2	1.9	2.6
Net Burn Rate	3.8%	1.0%	2.4%	2.4%
(1)	Excludes RSUs assumed in acquisitions.
(2)	For PSUs, shares granted represent the aggregate maximum number of shares that may be earned and issued with respect to these awards over their full terms.
(3)	Includes time-based RSUs, PSOs and PSUs granted.

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Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

The 2021 Plan Includes Compensation and Governance Best Practices

The 2021 Plan includes provisions considered best practices for compensation and corporate governance purposes. These provisions protect our stockholders’ interests:

●	Administration. The 2021 Plan is administered by our Compensation and People Committee, which consists entirely of independent non-employee directors.
●	Repricing is Not Allowed without Stockholder Approval. The 2021 Plan does not permit awards to be repriced or exchanged for other awards unless stockholders approve the repricing or exchange.
●	No Single-Trigger Vesting Acceleration upon a Change in Control for Employees and Consultants. Awards under the 2021 Plan will be treated in a change in control (as defined in the 2021 Plan) in the manner determined by the administrator, and except for awards granted to our non-employee directors for their service as non-employee directors, the terms of the 2021 Plan provide for no automatic vesting of awards upon a change in control unless the award is not assumed or substituted.
●	Limited transferability. Awards under the 2021 Plan generally may not be sold, assigned, hypothecated, transferred, or disposed of in any manner, unless otherwise approved by the administrator (on such terms as the administrator deems appropriate) or required by applicable laws.
●	No Tax Gross-ups. The 2021 Plan does not provide for any tax gross-ups.
●	Forfeiture Events. Each award under the 2021 Plan and any other incentive compensation paid to a participant is subject to our clawback policy that was in effect when the 2021 Plan was originally adopted and any clawback policy that we establish or amend to comply with applicable laws, and the administrator may require a participant to forfeit, return, or reimburse all or a portion of the award or other compensation and any amounts paid under the award or other compensation to comply with such clawback policy or applicable laws.
●	Reasonable Annual Limits on Non-Employee Director Compensation. The 2021 Plan sets limits as to the total compensation that non-employee directors may receive (for service as a non-employee director) during each fiscal year.
●	No Dividends on Unvested Awards. No dividends or other distributions may be paid with respect to any Shares underlying the unvested portion of an award.

Our executive officers and directors have an interest in the approval of the amendment to the 2021 Plan because they are eligible to receive equity awards under the 2021 Plan.

Required Vote

The approval of an amendment of our 2021 Equity Incentive Plan requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board
The Board recommends that you vote “FOR” the approval of the amendment to the 2021 Equity Incentive Plan and the number of shares reserved for issuance under the 2021 Plan.

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Summary of the 2021 Plan

The following paragraphs summarize the principal features of the 2021 Plan, as amended, and its operation. However, this summary is not a complete description of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan. A copy of the 2021 Plan is provided as Appendix B to this proxy statement.

Purpose of the 2021 Plan

The purpose of the 2021 Plan is to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors, and consultants, and promote the success of our business. These incentives can be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares.

Shares Available for Issuance

Subject to the adjustment provisions in the 2021 Plan, the number of Shares reserved for issuance under the 2021 Plan is equal to (a) 24,185,000 Shares plus (b) any Shares subject to awards previously granted under the 2012 Plan that, on or after the date our stockholders initially approve the 2021 Plan, expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or that are forfeited to or repurchased by us due to failure to vest, with the maximum number of shares to be added under the foregoing clause equal to 31,740,063 Shares. If we substitute equity awards for equity awards of acquired entities in connection with mergers, reorganizations, separations, or other transactions as described in the 2021 Plan, the grant of such substituted awards will not decrease the number of Shares available for issuance under the 2021 Plan. Shares may be authorized, but unissued, or reacquired common stock.

If an award granted under the 2021 Plan expires or becomes unexercisable without having been exercised in full or is forfeited to or repurchased by us due to failure to vest, then the expired, unexercised, forfeited, or repurchased Shares subject to that award will become available for future grant or sale under the 2021 Plan. If an award of stock appreciation rights is exercised, the gross number of Shares underlying the portion of a stock appreciation right that is exercised will cease to be available under the 2021 Plan. Shares actually issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future grant or sale under the 2021 Plan; provided, however, that if Shares issued under awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us due to failure to vest, such Shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy tax withholding obligations related to an award will not become available for future grant or sale under the 2021 Plan. If an award is paid in cash rather than Shares, such payment will not reduce the number of Shares available for issuance under the 2021 Plan.

In the event of certain dividends or other distributions (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities or other change in the corporate structure affecting our Shares, the 2021 Plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations discussed above.

During the term of the 2021 Plan, we will at all times reserve and keep available a number of Shares sufficient to satisfy the requirements of the 2021 Plan.

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Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

Limitations

The 2021 Plan also provides that no non-employee director may be paid compensation for service as a non-employee director that, in the aggregate, exceeds $2,000,000 for any fiscal year of ours, increased to $4,000,000 for the non-employee director for our fiscal year in which he or she joins our Board as a non-employee director. For these purposes, compensation includes equity awards (including any awards issued under the 2021 Plan), with the value of such equity awards measured based on their grant date fair value (determined under U.S. generally accepted accounting principles), and any other compensation (such as cash retainers or fees) for director service. Any award granted to a participant while he or she was an employee or a consultant (other than a non-employee director) will not count for this limitation.

Administration

Our Board, any committee of individuals satisfying applicable laws appointed by our Board, or any duly authorized committee of our Board acts as the “administrator” of the 2021 Plan. Different administrators may administer the 2021 Plan with respect to different groups of service providers. Our Board has designated our Compensation and People Committee as an administrator of the 2021 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Subject to the terms of the 2021 Plan, the administrator has the authority to make any determinations and perform any actions that it deems necessary or advisable to administer the 2021 Plan, such as the authority to: determine the fair market value of a Share, select the service providers who will receive awards; determine the number of Shares covered by each award and the terms of each award; approve forms of award agreements for use with the 2021 Plan; interpret, modify or amend each award (subject to the repricing restrictions of the 2021 Plan), including to accelerate vesting or waive forfeiture restrictions; interpret the 2021 Plan; and delegate ministerial duties to any of our employees. The administrator may allow a participant to defer the receipt of payment of cash or delivery of Shares otherwise due to such participant. The administrator may make rules and regulations relating to the 2021 Plan, including rules, regulations, and sub-plans to facilitate compliance with applicable non-U.S. laws, easing the administration of the 2021 Plan, and/or take advantage of tax-favorable treatment of awards granted to service providers outside the U.S., and may make all other determinations deemed necessary or advisable for administering the 2021 Plan.

Eligibility

All types of awards, other than incentive stock options, may be granted to our non-employee directors and to employees and consultants of ours or any parent or subsidiary corporation of ours. Incentive stock options may be granted only to employees of ours or any parent or subsidiary corporation of ours. As of July 31, 2023, we and our parent and subsidiary corporations had approximately 13,948 employees (including two employee directors), and eight non-employee directors.

Stock Options

An option gives a participant the right to purchase a specified number of Shares for a fixed exercise price during a specified period. Each option granted under the 2021 Plan will be evidenced by an award agreement specifying the number of Shares subject to the option and the other terms of the option, consistent with the 2021 Plan.

The exercise price per Share of each option may not be less than the fair market value of a Share on the date of grant (except, in the case of a nonstatutory stock option, as otherwise required by applicable laws). However, any incentive stock option granted to a person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of ours (a “ten percent stockholder”) must have an exercise price per Share equal to at least 110% of the fair market value of a Share on the date of grant. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. For this purpose, the fair market value of a Share is generally the closing sales price of our stock, as reported on the primary stock exchange on which it is traded. On October 16, 2023, the closing price of a Share on Nasdaq was $261.52.

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Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. When a participant’s service ends, the unvested portion of the participant’s option generally expires. The vested portion of the option will remain exercisable for the period following the end of the participant’s service that was determined by the administrator and specified in the participant’s award agreement, and if no such period was specified in the award agreement, the vested portion of the option will remain exercisable for: (i) 3 months following the end of the participant’s service provider status for reasons other than death or disability or (ii) 12 months following the end of the participant’s service provider status due to death or disability. In addition, a participant’s award agreement may provide for an extension of the post-service exercise period if the participant’s service ends for reasons other than his or her death or disability and the exercise of the option following the termination of service would result in liability under Section 16(b) of the Exchange Act or would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).

The term of an option will be specified in the award agreement, but the term of an incentive stock option may not be more than ten years (or five years for an incentive stock option granted to a ten percent stockholder).

The administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the Shares to be exercised, together with any amounts necessary to satisfy withholding obligations for tax-related items. At any time after the grant of an option, the administrator has the discretion to accelerate the time at which the option will vest or become exercisable.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the value of a Share between the date an award is granted and the date it is exercised. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined as the product of: (i) the difference between the fair market value of a Share on the date of exercise and the exercise price per Share and (ii) the number of Shares covered by the exercised portion of the stock appreciation right. We may pay that amount in cash, Shares, or a combination of both. Each stock appreciation right granted under the 2021 Plan will be evidenced by an award agreement specifying the exercise price and the other terms of the award.

The exercise price per Share of each stock appreciation right may not be less than the fair market value of a Share on the date of grant, unless otherwise required by applicable laws.

Stock appreciation rights will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. The terms relating to the period of exercise of stock appreciation rights following the termination of a participant’s service are similar to those for options described above. At any time after the grant of a stock appreciation right, the administrator has the discretion to accelerate the time at which the stock appreciation right will vest or become exercisable.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase Shares that vest under the terms established by the administrator in its sole discretion. Unless the administrator provides otherwise, participants holding Shares of restricted stock will have voting rights with respect to such Shares without regard to vesting. After an award of restricted stock has been granted, the administrator has the discretion to reduce or waive any restrictions and to accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

A restricted stock unit represent a right to receive cash or Shares if the performance goals or other vesting criteria set by the administrator are achieved or the restricted stock unit otherwise vests. Each award of restricted stock units granted under the 2021 Plan will be evidenced by an award agreement specifying the number of Shares subject to the award and other terms of the award.

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Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

The administrator may set vesting conditions based upon the achievement of company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the administrator, in its discretion.

After an award of restricted stock units has been granted, the administrator has the discretion to reduce or waive any restrictions or vesting criteria that must be met to receive a payout or to accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units on the date specified in the participant’s award agreement. The administrator in its sole discretion may pay earned restricted stock units in cash, Shares, or a combination of both.

Performance Units and Performance Shares

Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a Share on the grant date. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria set by the administrator are achieved or the awards otherwise vest.

Each award of performance units or performance shares granted under the 2021 Plan will be evidenced by an award agreement specifying the performance period and other terms of the award. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the administrator, in its discretion.

After an award of performance units or performance shares has been granted, the administrator has the discretion to accelerate, reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares.

The administrator has the discretion to pay earned performance units or performance shares in the form of cash, Shares (which will have an aggregate fair market value equal to the earned performance units or performance shares at the close of the performance period), or a combination of both.

A participant will forfeit any performance units or performance shares not earned and not vested as of the date specified in the participant’s award agreement.

Transferability of Awards

Unless otherwise specified by the administrator or required by applicable laws, awards are not transferable other than by will or by the laws of descent or distribution. The administrator may permit an award to be transferred (i) under a domestic relations order, official marital settlement agreement, or other divorce or separation agreement, or (ii) to the extent permitted by Form S-8 under the Securities Act and any other applicable laws. Any individual or entity to whom an award is transferred will be subject to all of the terms and conditions applicable to the participant who transferred the award, including the terms and conditions in the 2021 Plan and the award agreement. If an award is unvested, then the service of the participant will continue to determine whether the award will vest and when it will terminate.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

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Merger or Change in Control

The 2021 Plan provides that, in the event of a merger or change in control, each award will be treated as the administrator determines without a participant’s consent. The administrator will not be required to treat all awards, all awards held by a participant, all awards of the same type, or all portions of awards the same in the transaction.

If the successor corporation does not assume or substitute for the award (or portion thereof), the participant will vest in and may exercise all of the participant’s outstanding options and stock appreciation rights (or portion thereof) that is not assumed or substituted for, all restrictions on restricted stock and restricted stock units will lapse. With respect to awards with performance-based vesting that are not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms met, in each case, unless specifically provided otherwise under the applicable award agreement. In addition, if an option or stock appreciation right (or its applicable portion) is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.

For awards granted to each of our non-employee directors, in the event of a change in control, (i) the non-employee director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, (ii) all restrictions on the non-employee director’s restricted stock and restricted stock units will lapse, and (iii) with respect to the non-employee director’s awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions will be deemed met, unless specifically provided otherwise under the applicable award agreement.

Forfeiture Events

Each award under the 2021 Plan and any other compensation paid or payable to a participant (including, but not limited to, equity awards issued outside of the 2021 Plan) will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant’s rights, payments, and benefits regarding an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. An award will be subject to the Company’s clawback policy in effect when the award is granted and any other clawback policy of ours as established and/or amended to comply with applicable laws (such as under the listing standards of any national securities exchange or association on which our securities are listed or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act). The administrator may require a participant to forfeit, return, or reimburse all or a portion of the award and any amounts paid under the award to comply with such clawback policy or applicable laws.

No recovery of compensation under a clawback policy or otherwise will constitute an event that triggers or contributes to any right of a participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with us or any of our parent or subsidiary corporations, unless the 2021 Plan provisions described in the prior paragraph specifically are mentioned and waived in an award agreement or other document.

Termination or Amendment

The administrator may amend, alter, suspend, or terminate the 2021 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary to comply with any applicable laws. No amendment, alteration, suspension, or termination may materially impair the rights of any participant with respect to his or her outstanding awards unless mutually agreed otherwise between the participant and the administrator. The 2021 Plan will continue until terminated by the administrator, but no incentive stock option may be granted after the tenth anniversary of the date the 2021 Plan was originally adopted by our Board.

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Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

Notwithstanding the prior paragraph, the Administrator may amend the terms of any one or more awards without an affected participant’s consent even if it does materially impair the participant’s rights, subject to the limitations of applicable laws, if any, if such amendment is done (i) in a manner expressly permitted under the 2021 Plan; (ii) to maintain the qualified status of the award as an incentive stock option under Section 422 of the Code; (iii) to change the terms of an incentive stock option, if such change results in impairment of the award only because it impairs the qualified status of the award as an incentive stock option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the award into compliance with, Section 409A of the Code; or (v) to comply with other applicable laws.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2021 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change. The summary is not complete and does not discuss the tax consequences upon a participant’s death, or the income tax laws of any municipality, state, or non-U.S. country in which a participant may reside. Tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Shares and the exercise price.

However, if the participant disposes of such Shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the Shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the Shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the Shares or provide certain basis adjustments or tax credits.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. However, upon exercising the option with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

A participant generally recognizes no taxable income as the result of the grant of a stock appreciation right. However, upon exercising the stock appreciation right with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a stock appreciation right, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

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Restricted Stock Awards

A participant acquiring Shares of restricted stock generally will recognize ordinary income equal to the amount that the fair market value of the Shares on the vesting date exceeds the purchase price paid by the participant for such Shares (if any). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the Shares are acquired. Upon the sale of Shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will have to recognize ordinary income equal to the fair market value of Shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any Shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2021 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, when vested, which may be before the compensation is actually or constructively received. Also, if an award subject to Section 409A violates Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income and potentially penalties and interest on such deferred compensation.

Tax Effect for Us

We generally will be entitled to a tax deduction in connection with an award under the 2021 Plan equal to the ordinary income realized by a participant when the participant recognizes such income (for example, the exercise of a nonstatutory stock option or the disqualifying disposition of Shares acquired through the exercise of an incentive stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

THE SUMMARY ABOVE IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION ON PARTICIPANTS AND US WITH RESPECT TO AWARDS UNDER THE 2021 PLAN. IT IS NOT INTENDED TO BE COMPLETE AND MAY NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

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Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

Number of Awards Granted to Employees, Consultants, and Directors

The number of awards that an employee, director, or consultant may receive under the 2021 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) time-based restricted stock units (“RSUs”), and performance-based restricted stock units (“PSUs”) granted under the 2012 Plan and the 2021 Plan during fiscal 2023 to each of our named executive officers; our executive officers, as a group; our directors who are not executive officers, as a group; and all of our employees who are not executive officers, as a group; and (ii) the aggregate grant date fair value of such RSUs and PSUs.

Name of Individual or Group	Number of Shares Subject to RSUs and PSUs Granted(1)		Dollar Value of Shares Subject to RSUs and PSUs Granted(1)
Nikesh Arora Chief Executive Officer and Chair of the Board	623,144	(2)	$145,374,318
Dipak Golechha Executive Vice President, Chief Financial Officer	30,675	(2)	$7,879,645
William “BJ” Jenkins President	48,906	(2)	$12,116,568
Lee Klarich Chief Product Officer	62,379	(2)	$15,685,347
Nir Zuk Chief Technology Officer	27,078	(2)	$6,961,334
All executive officers, as a group	792,182		$188,017,212
All directors who are not executive officers, as a group	15,966	(3)	$2,566,535
All employees who are not executive officers, as a group	6,882,074	(4)	$1,127,331,216
(1)	The amounts reported represent the grant date fair value of the PSUs and the RSUs granted in fiscal 2023, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the PSUs and the RSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2023. The value of the PSUs is calculated using a Monte-Carlo simulation valuation performed as of the date of grant by an independent third party. With respect to the FY23 PSUs and the FY22 PSUs, in fiscal year 2023, we approved only the fiscal year 2023 performance targets. As a result, only these portions of the FY23 PSUs (covering 33% of the FY23 PSUs for Messrs. Arora, Golechha, Jenkins, Klarich and Zuk have a reportable grant date fair value under ASC Topic 718 and are included in this table. As a result, only these portions of the FY22 PSUs (covering 42% of the FY22 PSUs for Messrs. Arora, Golechha, Klarich and Zuk and 28% of the FY22 PSUs for Mr. Jenkins) have a reportable grant date fair value under ASC Topic 718 and are included in this table. The remaining PSUs do not have a reportable grant date fair value under ASC Topic 718 and are not included in this table. In addition, the target number of shares subject to PSUs granted in fiscal 2023, which have a reportable grant date fair value under ASC Topic 718, are shown in this table.
(2)	Consists of PSUs only.
(3)	Consists of RSUs only.
(4)	Does not include shares subject to vesting conditions that were issued outside of our 2012 Plan and 2021 Plan in connection with acquisitions. See Note 7 in our Annual Report on Form 10-K for our fiscal year ended July 31, 2023, for information regarding these issuances.

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Additional Equity Plan Information

The following table provides certain additional information regarding our equity compensation plans, excluding the Employee Stock Purchase Plan:

As of 10/16/2023
Total Stock Options (including PSOs) Outstanding	6,276,744
Weighted-Average Exercise Price of Stock Options Outstanding	$65.22 per share
Weighted-Average Remaining Duration of Stock Options Outstanding	1.97 years
Total Restricted Stock Units (including PSUs) Outstanding	18,045,273
Total Shares Available for Issuance under the 2021 Equity Incentive Plan	10,165,060

For more information regarding our equity compensation plans, including the Employee Stock Purchase Plan, please see “Equity Compensation Plan Information.”

2023 Proxy Statement	119

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 21, 2023 for:

●	each of our directors and nominees for director;
●	each of our NEOs;
●	all of our current directors and executive officers as a group; and
●	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 309,912,522 shares of our common stock outstanding at September 21, 2023. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units or performance stock unit awards) within 60 days of September 21, 2023. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
The Vanguard Group(1)	19,851,052	6.4%
BlackRock, Inc.(2)	17,034,005	5.5%
Named Executive Officers and Directors:
Nikesh Arora(3)	3,943,428	1.3%
William “BJ” Jenkins(4)	150,806	*
Dipak Golechha(5)	78,043	*
Lee Klarich(6)	2,349,014	*
Nir Zuk(7)	3,338,372	1.1%
Aparna Bawa(8)	711	*
John M. Donovan(9)	142,275	*
Carl Eschenbach(10)	16,436	*
Helene D. Gayle(10)	8,119	*
James J. Goetz(11)	201,132	*
Rt Hon Sir John Key(10)	15,073	*
Mary Pat McCarthy(10)	43,542	*
Lorraine Twohill(10)	18,359	*
All current directors and executive officers as a group (13 Persons)(12)	10,305,310	3.3%

120

Security Ownership of Certain Beneficial Owners and Management

*	Represents beneficial ownership of less than one percent (1%).
(1)	According to a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group, Inc. (“Vanguard”), as investment advisor, has sole voting power with respect to none of the reported shares, shared voting power with respect to 240,205 of the reported shares, sole dispositive power with respect to 19,196,315 of the reported shares and shared dispositive power with respect to 654,737 of the reported shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(2)	According to a Schedule 13G/A filed with the SEC on February 7, 2023, BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 14,899,448 of the reported shares, and sole dispositive power with respect to 17,034,005 of the reported shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(3)	Consists of (i) 500,512 shares held of record by Mr. Arora, (ii) 16,005 shares held of record by Bacchey Investments L.P., of which Bacchey Management LLC (the “LLC”) is the General Partner, Mr. Arora is the manager of the LLC and the sole member of the LLC is the Aurora Trust, for which Mr. Arora serves as a trustee, (iii) 266,952 RSUs that vested and were earned and deferred under our deferred compensation plan, (iv) 159,959 shares issuable upon the vesting of performance stock unit awards within 60 days of September 21, 2023 and (v) 3,000,000 PSOs exercisable within 60 days of September 21, 2023.
(4)	Consists of (i) 14,393 shares held of record by Mr. Jenkins, (ii) 71,055 RSUs that vested and were earned and deferred under our deferred compensation plan and (iii) 65,358 shares issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 21, 2023.
(5)	Consists of (i) 49,851 shares held of record by Mr. Golechha and (ii) 28,192 shares that are issuable upon the vesting of performance stock unit awards within 60 days of September 21, 2023.
(6)	Consists of (i) 101,259 shares held of record by Mr. Klarich, (ii) 420,000 shares held of record by the Lee and Susan Klarich 2005 Trust, (iii) 85,676 shares that are issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 21, 2023 and (iv) 1,742,079 PSOs exercisable within 60 days of September 21, 2023.
(7)	Consists of (i) 1,522,436 shares held of record by Mr. Zuk, (ii) 274,914 shares held by the Cliff Family Trusts, for which Mr. Zuk serves as a trustee, (iii) 31,965 shares that are issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 21, 2023 and (iv) 1,509,057 PSOs exercisable within 60 days of September 21, 2023.
(8)	Consists of 711 shares issuable upon the vesting of restricted stock units within 60 days of September 21, 2023.
(9)	Consists of (i) 83,811 shares held of record by Mr. Donovan and (ii) 58,464 shares held of record by SRJ Norway Partners LP, for which Mr. Donovan serves as the general partner.
(10)	Consists of shares held of record by the director or officer.
(11)	Consists of (i) 157,290 shares held of record by Mr. Goetz and (ii) 43,842 shares held of record by the Goetz Children’s Trust 4/24/1998.
(12)	Consists of (i) 3,344,306 shares beneficially owned by the current directors and executive officers, (ii) 371,861 shares issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 21, 2023 and (iii) 338,007 RSUs that vested and were earned and deferred under our deferred compensation plan and (iv) 6,251,136 PSOs exercisable within 60 days of September 21, 2023.

2023 Proxy Statement	121

Related Person Transactions

The Audit Committee of the Board of Directors has adopted a written policy and procedures for the review, approval and ratification, if necessary, of the transactions among the Company and its directors, executive officers and their related interests.

We have entered into employment arrangements with our executive officers. See also the section titled “Discussion of our Fiscal 2023 Executive Compensation Program—Executive Employment Agreements.”

We have also entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Person Transactions

Our Audit Committee has the primary responsibility for reviewing and approving or ratifying transactions with related persons.

We have a formal written policy providing that any transactions in which the aggregate amount exceeds or may be expected to exceed $120,000 between us and a related person (defined as an executive officer, director, nominee for election as director, beneficial owner of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest) are reviewed and approved or ratified quarterly by our Audit Committee. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related person’s interest in the transaction. In addition, it is our policy that directors interested in a related person transaction will recuse themselves from any discussion or vote on a related person transaction in which they may have an interest.

122

About the Annual Meeting

Why are you holding a virtual meeting and how can stockholders attend?

We have adopted a virtual meeting format for our Annual Meeting this year to provide a consistent experience to all stockholders regardless of geographic location and enhance stockholder access and engagement. To participate in our virtual Annual Meeting, including to vote and ask questions during the meeting, visit www.virtualshareholdermeeting.com/PANW2023 with your 16-digit control number included in the Notice, on your proxy card, or in the instructions that accompanied your proxy materials. If you did not receive a 16-digit control number, please reach out to your broker for instructions. If you are not a stockholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote at the meeting.

How can I ask questions during the Annual Meeting?

The virtual format allows stockholders to communicate with us during the Annual Meeting. Stockholder questions may be submitted in the field provided in the web portal prior to or during the Annual Meeting for consideration. Detailed guidelines for submitting written questions during the Annual Meeting are available at http://www. virtualshareholdermeeting.com/PANW2023. You can submit questions in advance of the Annual Meeting by visiting www.proxyvote.com. The chairperson of the meeting will review the questions and determine whether the questions are relevant to the subject matter of the meeting and otherwise appropriate for answering at the meeting. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or our business, or are otherwise not appropriate for answering at the meeting. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

Who is entitled to vote?

Only holders of our common stock as of the close of business on October 16, 2023 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the Record Date, 310,815,919 shares of our common stock were outstanding and entitled to vote. For each proposal at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the Record Date. Stockholders may not cumulate votes in the election of directors. Our list of stockholders, as of the Record Date, will be available for inspection for the ten days prior to the Annual Meeting. If you would like to inspect the stockholder list, email our Investor Relations department at ir@paloaltonetworks.com to make arrangements.

Registered Stockholders of Record. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on your proxy card, or to vote online, by telephone or virtually at the virtual Annual Meeting as described above. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to participate in and vote online at the Annual Meeting; however, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock virtually at the virtual Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

2023 Proxy Statement	123

About the Annual Meeting

How do I vote?

If you are a stockholder of record, there are four ways to vote:

●	by Internet, prior to the virtual Annual Meeting at http://www.proxyvote.com, 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);
●	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Standard Time, on December 11, 2023 (have your proxy card in hand when you call);
●	by completing and mailing your proxy card so it is received prior to the Annual Meeting (if you received printed proxy materials); or
●	by attending and voting during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PANW2023. Please have your 16-digit control number to join the virtual Annual Meeting.

Even if you plan to attend the virtual Annual Meeting, we recommend that you also vote by Internet, telephone, or returning a proxy card so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares online at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

●	entering a new vote by Internet or by telephone on a later date;
●	completing and returning a later-dated proxy card;
●	sending a written notice of revocation to the Corporate Secretary of Palo Alto Networks, at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, CA 95054; or
●	attending and voting online during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PANW2023. Please have your 16-digit control number to join the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote or revoke your proxy.

How does the Board recommend I vote on these proposals?

Our Board recommends a vote:

●	“FOR” all the Company’s nominees Nikesh Arora, Aparna Bawa, Carl Eschenbach, and Lorraine Twohill to be elected as Class III directors;
●	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2024;
●	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
●	“FOR” the approval of an amendment of our 2021 Equity Incentive Plan to increase the number of plan shares reserved for issuance.

124

About the Annual Meeting

How many votes are needed for approval of each proposal?

●	Proposal No. 1: Each director nominee will be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “For” such nominee’s election exceeds the number of votes cast “Against” that nominee. An affirmative vote of a majority means the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” that nominee. You may vote “for,” “against,” or “abstain” on each of the nominees for election as a director. Broker non-votes and abstentions will have no effect on the outcome of this proposal.
●	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2024 requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
●	Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our board of directors values our stockholders’ opinions. The Compensation and People Committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.
●	Proposal No. 4: The approval of an amendment of our 2021 Equity Incentive Plan requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxies by our Board. When a proxy card is properly dated, executed and returned, the shares represented by such proxies will be voted at the virtual Annual Meeting in accordance with the instruction of the stockholder. If a proxy card is signed, but no specific instructions are given, the shares represented by such proxy card will be voted in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares subject to proxies. If the Annual Meeting is adjourned, the proxy holders can vote your shares subject to proxies when the Annual Meeting is rescheduled, unless you have properly revoked your proxy instructions, as described above.

Why did I receive the Notice instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about October 27, 2023 to all stockholders entitled to vote at the virtual Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

2023 Proxy Statement	125

About the Annual Meeting

What is a quorum?

A quorum is the minimum number of shares required to be present for the virtual Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the virtual Annual Meeting will constitute a quorum at the virtual Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote shares held in street name on a particular matter in the absence of instructions from the beneficial owner of such shares (“broker non-vote”). See the question below titled “How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?” The shares of our common stock subject to a proxy that are not being voted on a particular matter because of a broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary voting results and will provide the final voting results in an amendment to the Current Report on Form 8-K as soon as they become available.

How are proxies solicited for the Annual Meeting?

Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds your shares of our common stock. In addition to using the internet, our directors, officers and employees may solicit proxies in person and by mail, telephone, facsimile, or electronic transmission, for which they will not receive any additional compensation. We have retained Georgeson LLC to assist us in soliciting proxies for a fee of approximately $37,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?

Brokerage firms, banks or other nominees holding shares of our common stock in street name for beneficial owners are generally required to vote such shares in the manner directed by the beneficial owner. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2024. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will serve as the independent inspector of election and, in such capacity, will count and tabulate the votes.

126

About the Annual Meeting

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice, and if applicable, our proxy materials to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders sharing the same address. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate copies of the Notice, and if applicable, our proxy materials. Upon written or oral request, we will deliver promptly separate copies of the Notice, or if applicable, our proxy materials, to any stockholder at a shared address which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice, or if applicable our proxy materials, stockholders may contact us at our principal executive address: Palo Alto Networks, Inc., Attention: Investor Relations, 3000 Tannery Way, Santa Clara, California 95054 or Tel: (408) 753-4000.

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

STOCKHOLDER PROPOSALS
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a Rule 14a-8 stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than June 29, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:

Palo Alto Networks, Inc., Attention: Corporate Secretary, 3000 Tannery Way, Santa Clara, California 95054.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement pursuant to Rule 14a-8. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2024 annual meeting of stockholders, our Corporate Secretary must receive the proper written notice at our principal executive offices:

●	not earlier than 5:00 p.m. Pacific Time on August 14, 2024; and
●	not later than 5:00 p.m. Pacific Time on September 13, 2024.

In the event that we hold our 2024 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 5:00 p.m. Pacific Time on the 120th day before such annual meeting and no later than 5:00 p.m. Pacific Time on the later of the following two dates:

●	the 90th day prior to such annual meeting; or
●	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

2023 Proxy Statement	127

About the Annual Meeting

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

DIRECTOR NOMINATIONS
Stockholders may recommend director candidates for consideration by our ESG and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Identification and Evaluation of Director Nominees—Stockholder Recommendations for Nominations to the Board of Directors” beginning on page 53 of this proxy statement.

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws, which includes the information required by Rule 14a-19 of the Exchange Act. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received at the address set forth above within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Furthermore, our amended and restated bylaws permit stockholders or a group of stockholders that wish to nominate one or more directors through proxy access for inclusion in our proxy statement. To nominate a director using this process, the stockholder must provide the information required by the proxy access provision of our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary at our principal executive offices:

●	not earlier than the close of business on May 30, 2024; and
●	not later than the close of business on June 29, 2024.

AVAILABILITY OF BYLAWS
A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

128

Other Matters

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of filed reports or written representations from certain Reporting Persons relating to fiscal 2023, the Company believes that all reports were filed on a timely basis except that an acquisition of shares was reported late on a Form 4 filed on behalf of Nikesh Arora, our Chief Executive Officer and on a Form 4 filed on behalf of Lee Klarich, our Chief Product Officer.

Fiscal Year 2023 Annual Report and SEC Filings

Our financial statements for our fiscal year ended July 31, 2023, are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.paloaltonetworks.com and are available from the SEC at its website at www. sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on your proxy card or execute and return, at your earliest convenience, your proxy card in the envelope provided.

THE BOARD OF DIRECTORS

Santa Clara, California October 27, 2023

2023 Proxy Statement	129

Appendix A

Calculation of Billings and Organic Operating Margin

CALCULATION OF BILLINGS

(in millions):

Billings	FY’23
Total Revenue	$6,892.7
Add: Change in total deferred revenue, net of acquired deferred revenue	2,301.7
Total billings	9,194.4

CALCULATION OF ORGANIC OPERATING INCOME AND ORGANIC OPERATING MARGIN

$ In millions

	FY’23
Organic Operating Income and Operating Margin:	$	%
GAAP operating income and operating margin	$387.3	5.6%
Share-based compensation-related charges	1,145.1	16.6%
Acquisition-related costs(1)	19.5	0.3%
Amortization expense of acquired intangible assets	103.1	1.5%
Litigation-related charges(2)	7.1	0.1%
Restructuring and other costs(3)	(2.2)	0.0%
Non-GAAP operating income and operating margin	$1,659.9	24.1%

Operating loss from acquired entities(4)	9.1	0.1%
Incremental bonus payout(5)	69.6	1.0%
Organic operating income and operating margin	$1,738.6	25.2%

(1)	Consists of acquisition transaction costs, share-based compensation related to the cash settlement of certain equity awards, and costs to terminate certain employment, operating lease, and other contracts of the acquired companies.
(2)	Consists of the amortization of intellectual property licenses and covenant not to sue.
(3)	Consists of adjustments to restructuring and other costs.
(4)	Consists of operating loss from the entities acquired in fiscal 2023.
(5)	Consists of bonus payout in excess of 100% of the target cash incentive of the 2023 Incentive Compensation Plan.

130

Appendix A

Non-GAAP Financial Measures and Other Key Metrics

Palo Alto Networks has provided in this Proxy Statement financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures and other key metrics internally to set targets for employee compensation programs.

Non-GAAP Operating Margin. Palo Alto Networks defines non-GAAP operating margin as operating margin plus share-based compensation-related charges, including share-based payroll tax expense, acquisition-related costs, amortization expense of acquired intangible assets, litigation-related charges, including legal settlements, along with certain non-recurring expenses. The Company believes that excluding these items from non-GAAP operating margin provides management and investors with greater visibility into the underlying performance of the Company’s core business operating results, meaning its operating performance excluding these items and, from time to time, other discrete charges that are infrequent in nature, over multiple periods.

Organic operating margin. Palo Alto Networks defines organic operating margin as non-GAAP operating margin, excluding the effects of acquisitions and dispositions and bonus payout in excess of 100% of the target cash incentive under the 2023 Cash Incentive Compensation Plan.

Billings. Palo Alto Networks defines billings as total revenue plus the change in total deferred revenue, net of acquired deferred revenue, during the period. The Company considers billings to be a key metric used by management to manage the Company’s business and believes billings provides investors with an important indicator of the health and visibility of the Company’s business because it includes subscription and support revenue, which is recognized ratably over the contractual service period, and product revenue, which is recognized at the time of hardware shipment or delivery of software license, provided that all other conditions for revenue recognition have been met. The Company considers billings to be a useful metric for management and investors, particularly if sales of subscriptions continue to increase and the Company experiences strong renewal rates for subscriptions and support.

Next-Gen Security ARR is annualized allocated revenue of all active contracts as of the final day of the reporting period for Prisma and Cortex offerings inclusive of the VM-Series and related services, and certain cloud-delivered security services.

Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures and key metrics as analytical tools. In particular, the billings metric reported by the Company includes amounts that have not yet been recognized as revenue. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP.

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Appendix B

Amended and Restated 2021 Equity Incentive Plan

PALO ALTO NETWORKS, INC.
2021 EQUITY INCENTIVE PLAN

(As amended and restated, subject to, and contingent upon, stockholder approval at the
2023 annual meeting of the Company’s stockholders)

1. Purpose of the Plan. The purpose of this Plan is to:

●	to attract and retain the best available personnel for positions of substantial responsibility,
●	to provide additional incentive to Employees, Directors and Consultants, and
●	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. The following definitions are used in this Plan:

(a)	“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)
“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and issuance of shares of Common Stock, including under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan. Reference to a specific section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation or other official guidance issued under that section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding that section or regulation.

(c)	“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.
(d)
“Award Agreement” means the written or electronic agreement between the Company and Participant setting forth the terms and provisions applicable to an Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)	“Board” means the Board of Directors of the Company.
(f)	“Change in Control” means the occurrence of any of the following events:
(i)
Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, if any one Person is already considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by such Person will not be considered a Change in Control; or

(ii)
Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

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(iii)
Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)	“Code” means the U.S. Internal Revenue Code of 1986.
(h)	“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.
(i)	“Common Stock” means the common stock of the Company.
(j)	“Company” means Palo Alto Networks, Inc., a Delaware corporation, or any successor thereto.
(k)
“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning used with respect to Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(l)	“Director” means a member of the Board.
(m)
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n)
“Employee” means any person, including Officers and Inside Directors, providing services as an employee to the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o)	“Exchange Act” means the U.S. Securities Exchange Act of 1934.

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(p)	“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. As described in Section 4(i), the Administrator may not institute an Exchange Program.
(q)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation Nasdaq Global Select Market, Nasdaq Global Market or Nasdaq Capital Market of Nasdaq Stock Market or the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock (or, the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator deems reliable;
(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or the closing bid, if no sales were reported), as reported by such source as the Administrator deems reliable; or
(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
If the Fair Market Value is to be determined under subsection (i) or (ii) above and the determination date for the Fair Market Value occurs on a day other than a Trading Day, the Fair Market Value will be the price as determined under subsection (i) or (ii) above, as applicable, on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of withholding Tax-Related Items may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
(r)	“Fiscal Year” means the fiscal year of the Company.
(s)	“Incentive Stock Option” means an Option that is intended to qualify, and actually qualifies, as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(t)	“Inside Director” means a Director who is an Employee.
(u)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(v)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(w)	“Option” means a stock option granted pursuant to the Plan.
(x)	“Outside Director” means a Director who is not an Employee.
(y)	“Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(z)	“Participant” means the holder of an outstanding Award.
(aa)	“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
(bb)	“Performance Unit” means an Award denominated in Shares or cash, which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

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(cc)	“Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(dd)	“Plan” means this Palo Alto Networks, Inc. 2021 Equity Incentive Plan.
(ee)	“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(ff)	“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(gg)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(hh)	“Section 16(b)” means Section 16(b) of the Exchange Act.
(ii)	“Section 409A” means Section 409A of the Code.
(jj)	“Securities Act” means the U.S. Securities Act of 1933.
(kk)	“Service Provider” means an Employee, Director or Consultant.
(ll)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
(mm)	“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
(nn)	“Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.
(oo)	“Substituted Award” means an Award granted in substitution for an equity award of an acquired entity in connection with a merger, reorganization, separation, or other transaction to which Section 424(a) of the Code applies.
(pp)	“Tax-Related Items” means any U.S. and non–U.S. federal, state, or local taxes (including, without limitation, income tax, social insurance, payroll tax, fringe benefits tax, payment on account and any other tax-related items) related to a Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant, or have been transferred to the Participant.
(qq)	“Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed is open for trading.

3. Stock Subject to the Plan.

(a)	Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 24,185,000 Shares, plus (ii) any Shares subject to awards granted under the Company’s 2012 Equity Incentive Plan, as amended, that, on or after the date stockholders initially approve the Plan, expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 31,740,063 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Section 3(b). The Shares may be authorized, but unissued, or reacquired Common Stock. If the Committee grants Substituted Awards in substitution for equity awards outstanding under a plan maintained by an entity acquired by or consolidated with the Company, the grant of those Substituted Awards will not decrease the number of Shares available for issuance under the Plan.

(b)	Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares) that were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the gross number of Shares underlying the portion of a Stock Appreciation Right that is exercised will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and

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Appendix B

will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).
(c)	Share Reserve. The Company, at all times during the term of this Plan, will reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a)	Procedure.

	(i)	General. The Plan will be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws. The Board or Committee will be the Administrator. Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may, at any time, revoke the delegation of some or all authority previously delegated.
	(ii)	Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(b)	Powers of the Administrator. Subject to the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including to:
	(i)	determine the Fair Market Value;
	(ii)	select the Service Providers to whom Awards may be granted hereunder;
	(iii)	determine the number of Shares to be covered by each Award granted hereunder;
	(iv)	approve forms of Award Agreements for use under the Plan;
	(v)	determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. The terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;
	(vi)	establish, amend and rescind rules and regulations and adopt sub-plans relating to the Plan, including rules, regulations, and sub-plans for the purposes of facilitating compliance with non-U.S. laws, easing the administration of the Plan and/or taking advantage of tax-favorable treatment for Awards granted to Service Providers outside the U.S.;
	(vii)	interpret the Plan and make any decision necessary to administer the Plan;
	(viii)	interpret, modify or amend each Award (subject to Section 17(c) of the Plan), including without limitation the discretionary authority to extend the post-termination exercisability period of Awards;
	(ix)	allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 15 of the Plan;
	(x)	authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
	(xi)	delegate ministerial duties to any of the Company’s employees;

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	(xii)	temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes;

	(xiii)	allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to the Participant under an Award; and
	(xiv)	make all other determinations deemed necessary or advisable for administering the Plan.
(c)	Grant Date. The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.
(d)	Waiver. The Administrator may waive any terms, conditions or restrictions.
(e)	Fractional Shares. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be cancelled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.
(f)	Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or its agent) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).
(g)	Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.
(h)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
(i)	Exchange Program. The Administrator may not institute an Exchange Program.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a)	Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator determines in its sole discretion.

(b)	Stock Option Agreement. Each Option will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator determines in its sole discretion.
(c)	Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(d)	Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be 10 years from the Grant Date or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more

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than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be 5 years from the Grant Date or such shorter term as may be provided in the Award Agreement.
(e)	Option Exercise Price and Consideration.
	(i)	Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
		(1)	In the case of an Incentive Stock Option

			(A)	granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the Grant Date.
			(B)	granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the Grant Date.
		(2)	In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator and may no less than 100% of the Fair Market Value per Share on the Grant Date unless otherwise required by Applicable Laws.
		(3)	Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
	(ii)	Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
	(iii)	Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check or wire transfer; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) net exercise, under which Shares are withheld from otherwise deliverable Shares that has been approved by the Board or a Committee; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(f)	Exercise of Option.
	(i)	Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of an Option, the Administrator, in its sole discretion, may accelerate the time at which the Option will vest or become exercisable. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) notice of exercise (in accordance with the procedures that the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any amounts necessary to satisfy withholding obligations for Tax-Related Items). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant and approved by the Administrator, in the name of the Participant and his or

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her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)	Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the cessation of the Participant’s Service Provider status as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 3 months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)	Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)
Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

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(v)	Tolling Expiration. A Participant’s Award Agreement may also provide that:
	(1)	if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in liability under Section 16(b); or

	(2)	if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of 30 days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Restricted Stock.

(a)	Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator determines in its sole discretion.

(b)	Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify any Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator determines in its sole discretion. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)	Transferability. Except as provided in this Section 7 of the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.
(d)	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)	Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any applicable Period of Restriction or at such other time as the Administrator may determine. Notwithstanding the foregoing, at any time after the grant of an Option, the Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)	Voting Rights. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)	Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8. Restricted Stock Units.

(a)	Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)	Restricted Stock Unit Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify vesting criteria, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator determines in its sole discretion.
(c)	Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the

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achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws or any other basis determined by the Administrator in its discretion.

(d)	Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(e)	Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units only in cash, Shares, or a combination of both.
(f)	Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Stock Appreciation Rights.

(a)	Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)	Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator determines in its sole discretion. Notwithstanding the foregoing, at any time after the grant of a Stock Appreciation Right, the Administrator, in its sole discretion, may accelerate the time at which the Stock Appreciation Right will vest or become exercisable.
(c)	Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(d)	Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than 100% of the Fair Market Value per Share on the Grant Date. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(e)	Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date as determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the tolling and expiration rules of Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.
(f)	Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined as the product of:
(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and
(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination of both.

10. Performance Units and Performance Shares.

(a)	Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)	Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the Grant Date. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the Grant Date.

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(c)	Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator determines in its sole discretion. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)	Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/ Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. Notwithstanding the foregoing, at any time after the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)	Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/ Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/ Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)	Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Award Limitations.

(a)	Outside Director Award Limitations. No Outside Director may be paid compensation for service as an Outside Director that, in the aggregate, exceeds $2,000,000, increased to $4,000,000 for such Outside Director for the Fiscal Year in which he or she joins the Board as an Outside Director. Compensation includes equity awards, including any Awards issued under this Plan, the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles and any other compensation (including without limitation any cash retainers or fees). Any Awards or other compensation paid or provided to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 11(a).

(b)	Dividends and Other Distributions. No dividends or other distributions shall be paid with respect to any Shares underlying any unvested portion of an Award.

12. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or Applicable Laws require otherwise, vesting of Awards will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the Participant’s employer or (ii) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or the Participant’s employer is not so guaranteed, then 6 months following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards.

(a)	General Rule. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the

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lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.
(b)	Domestic Relations Orders. If approved by the Administrator, an Award may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). An Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(c)	Limited Transfers for the Benefit of Family Members. The Administrator may permit an Award or Share issued under this Plan to be assigned or transferred subject to the applicable limitations, set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act, if applicable, and any other Applicable Laws. For the avoidance of doubt, during the lifetime of the Participant, no Award may be assigned or transferred to a third-party financial institution.
(d)	Permitted Transferees. Any individual or entity to whom an Award is transferred will be subject to all of the terms and conditions applicable to the Participant who transferred the Award, including the terms and conditions in this Plan and the Award Agreement. If an Award is unvested, then the service of the Participant will continue to determine whether the Award will vest and when it will terminate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control; Death.

(a)	Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b)	Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)	Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or its Parent. The Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.
In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise the Participant’s outstanding Option and Stock Appreciation Right (or portion thereof) that is not assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted for in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

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For the purposes of this Section 14(c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other written agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.
(d)	Outside Director Awards. With respect to Awards granted to Outside Directors for their service as Outside Directors, in the event of a Change in Control, such Participants will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Awards, including those Shares which would not be vested or exercisable, all restrictions on such Participants’ Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Participants’ Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreements or other written agreements between the Participants and the Company or any of its Subsidiaries or Parents, as applicable.

15. Tax Matters.

(a)	Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any withholding obligations for Tax-Related Items are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy any Tax-Related Items required to be withheld with respect to such Award (or exercise thereof).

(b)	Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding obligation for Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or such greater amount as the Administrator may determine (including up to a maximum statutory amount) if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or such greater

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amount as the Administrator may determine (including up to a maximum statutory amount), in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) to cover the amount of the withholding obligation for Tax-Related Items, (v) having the Company or a Parent or Subsidiary withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary, (vi) any other method of withholding determined by the Administrator, or (vii) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum statutory rates applicable in a Participant’s jurisdiction with respect to the Award on the date that the amount of Tax-Related Items to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the amount of Tax-Related Items to be withheld is calculated.

(c)	Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Subsidiaries or Parents have any obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.

16. Miscellaneous.

(a)	Stockholder Approval and Term of Plan. The Plan will become effective upon its approval by the Company’s stockholders within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Plan will continue in effect until terminated earlier under Section 17 of the Plan, but no Incentive Stock Options may be granted after 10 years from the date the Plan is adopted by the Board.

(b)	Legal Compliance. Shares will not be issued pursuant an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(c)	Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
(d)	Inability to Obtain Authority. If the Company determines it to be impossible or impracticable to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

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(e)	No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

(f)	Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award and any other compensation paid or payable to a Participant (including, but not limited to, equity awards issued outside of this Plan) (such compensation, “Other Compensation”) will be subject to the Company’s clawback policy in effect as of the adoption of this Plan, and will be subject to any other clawback policy of the Company as may be established and/or amended from time to time to comply with applicable laws (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act) (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award or Other Compensation and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this subsection (f) specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary.

17. Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Administrator, at any time, may amend, alter, suspend or terminate the Plan.

(b)	Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)	Consent of Participants Generally Required. Subject to Section 17(d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.
(d)	Exceptions to Consent Requirement.
	(i)	A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights, and
	(ii)	Subject to the limitations of Applicable Laws, if any, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done
		(1)	in a manner expressly permitted under the Plan;
		(2)	to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;
		(3)	to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;
		(4)	to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A; or
		(5)	to comply with other Applicable Laws.

146

BOARD OF DIRECTORS

Nikesh Arora
Chief Executive Officer and
Chair of the Board of Directors

Nir Zuk
Chief Technology Officer and Director

Aparna Bawa
Chief Operating Officer
Zoom Video Communications, Inc.

John M. Donovan
Former Chief Executive Officer
AT&T Communications

Carl Eschenbach
Co-Chief Executive Officer, Workday, Inc.

Dr. Helene D. Gayle
President, Spelman College

James J. Goetz
Managing Member, Sequoia Capital

Rt Hon Sir John Key
Former Prime Minister of New Zealand

Mary Pat McCarthy
Former Vice Chair, KPMG LLP

Lorraine Twohill
Chief Marketing Officer, Google

CORPORATE EXECUTIVES

Nikesh Arora
Chief Executive Officer and
Chair of the Board of Directors

Dipak Golechha
Chief Financial Officer

BJ Jenkins
President

Lee Klarich
Chief Product Officer

Nir Zuk
Chief Technology Officer and Director

CORPORATE HEADQUARTERS

Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, California 95054
T: (408) 753-4000

www.paloaltonetworks.com

VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

Tuesday, December 12, 2023 at 11:00 a.m. PST
www.virtualshareholdermeeting.com/PANW2023

REGISTRAR AND TRANSFER AGENT

For questions regarding your account, changes of
address or the consolidation of accounts, please
contact the Company’s transfer agent:

Computershare Trust Company, N.A.
P.O. Box 43006
Providence RI 02940-3006
T: (877) 373-6374
Foreign Stockholders: (781) 575-2879

www.computershare.com/investor

LEGAL COUNSEL

Wilson Sonsini Goodrich & Rosati
Professional Corporation
Palo Alto, California

INDEPENDENT AUDITORS

Ernst & Young LLP
San Jose, California

INVESTOR RELATIONS

Palo Alto Networks, Inc. Investor Relations
3000 Tannery Way
Santa Clara, California 95054

Email: ir@paloaltonetworks.com
T: (408) 753-4000

3000 Tannery Way Santa Clara, CA 95054 Main: +1.408.753.4000 Sales: +1.866.320.4788 Support: +1.866.898.9087 www.paloaltonetworks.com

PALO ALTO NETWORKS, INC. 3000 TANNERY WAY SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on December 11, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During the meeting - Go to www.virtualshareholdermeeting.com/PANW2023
You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on December 11, 2023. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Class III Directors
Nominees
		For	Against	Abstain
1a.	Nikesh Arora	☐	☐	☐
1b.	Aparna Bawa	☐	☐	☐
1c.	Carl Eschenbach	☐	☐	☐
1d.	Lorraine Twohill	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2024.	☐	☐	☐
3.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
4.	To approve an amendment to the 2021 Palo Alto Networks, Inc. Equity Incentive Plan.	☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

PALO ALTO NETWORKS, INC.
Annual Meeting of Stockholders
December 12, 2023 at 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of Palo Alto Networks, Inc., a Delaware corporation ("Palo Alto Networks"), hereby appoints Nikesh Arora, Dipak Golechha and Bruce Byrd, or any of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Palo Alto Networks to be held on December 12, 2023 at 11:00 AM Pacific Standard Time virtually via a live webcast at www.virtualshareholdermeeting.com/PANW2023 and at any adjournment or postponement thereof, and to vote all shares of common stock of Palo Alto Networks held of record by the undersigned at the close of business on October 16, 2023, as hereinafter specified upon the proposals on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PALO ALTO NETWORKS. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES, AND "FOR" PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side